     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1996


                       REGISTRATION STATEMENT NO.333-04640

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                          PRE-EFFECTIVE AMENDMENT NO. 1


                                       TO

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                                    CNB, INC.
           (Name of small business issuer as specified in its charter)

            FLORIDA                          6712                    59-2958616
(State or other jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)    Classification Code Number)    Identification
                                                                      Number)
                             210 NORTH MARION STREET
                            LAKE CITY, FLORIDA 32056
                                 (904) 755-3240
                (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                ----------------

                                  K.C. TROWELL
                                  CHAIRMAN AND
                             CHIEF EXECUTIVE OFFICER
                                    CNB, INC.
                             201 NORTH MARION STREET
                            LAKE CITY, FLORIDA 32058
                                 (904) 755-3240
            (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                                ----------------

                                   COPIES TO:

       HALCYON E. SKINNER, ESQ.                     RODERICK N. JONES, ESQ.
       MAHONEY ADAMS & CRISER, P.A.                  SHUTTS & BOWEN, L.L.P.
       50 NORTH LAURA STREET                  20 N. ORANGE AVE., SUITE 1000
       JACKSONVILLE, FLORIDA  32202           ORLANDO, FLORIDA   32801-4626

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   Upon the effective date of merger described in this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and and there is compliance with General Instruction G, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS                          PROPOSED MAXIMUM        PROPOSED MAXIMUM
OF SECURITIES TO BE        AMOUNT TO BE      AGGREGATE OFFERING     AGGREGATE OFFERING       AMOUNT OF
   REGISTERED             REGISTERED (1)     PRICE PER UNIT (1)         PRICE (2)         REGISTRATION FEE
Common Stock, par
 value $.01 per share
 (including preferred
 stock purchase rights)       483,886              $9.00               $4,354,974             $1,501.71

- --------------
(1) Based upon an assumed number of shares that may be issued in the merger described herein. Such assumed maximum number is based upon the maximum number of shares of common stock, $.0067 par value ("Riherd Common Stock"), of Riherd Bank Holding Company ("Riherd") that may be outstanding immediately prior to the merger. See "THE MERGER -- Description of CNB Capital Stock."

(2) Estimated solely for the purpose of determining the registration fee. Pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended (the "Securities Act"), the maximum aggregate offering price is based on the book value as of December 31, 1995, of the securities to be registered.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           RIHERD BANK HOLDING COMPANY
                              300 West Main Street
                              Lake Butler, FL 32054



Paul M. Riherd
Chairman of the Board

                                                         _________________, 1996



Dear Fellow Shareholder:

     You are cordially invited to attend a special meeting (the "Special Meeting") of shareholders of Riherd Bank Holding Company ("Riherd") to be held at the principal office of Riherd at 300 West Main Street, Lake Butler, Florida 32054, at _______ p.m. local time on _______________, 1996.

     On February 26, 1996, Riherd and CNB, Inc. ("CNB") entered into an agreement to combine Riherd with CNB by merging Riherd with and into CNB (the "Merger"). The Merger, which has been approved by the Boards of Directors of CNB and Riherd, would result in Farmers and Dealers Bank, currently a wholly-owned subsidiary of Riherd ("F&D Bank"), becoming a wholly-owned subsidiary of CNB. F&D Bank would then merge with and into CNB National Bank, a wholly-owned banking subsidiary of CNB.

     The purpose of the meeting is to consider and vote on the approval of the proposed Merger pursuant to the Agreement and Plan of Merger, dated February 26, 1996, between CNB and Riherd (the "Merger Agreement"). Under the terms of the Merger Agreement, upon consummation of the Merger, each outstanding share of common stock of Riherd, par value $.0067 per share ("Riherd Common Stock") (other than Dissenting Shares, as defined in the attached Proxy Statement-Prospectus) will be converted into cash in the amount of $79.07 or, at the election of the shareholder in accordance with the terms and conditions of the Merger Agreement, 5.4909 shares of common stock of CNB, $.01 par value per share (the "CNB Common Stock"), provided, however, that in no event shall CNB issue less than 246,782 shares of CNB Common Stock in connection with the Merger (the "Merger Consideration")

     Shareholders are entitled to vote all of the shares of Riherd Common Stock held by them on _______________, 1996, which is the record date for the Special Meeting.

     Approval of the Merger requires the affirmative vote of holders of a majority of the outstanding shares of Riherd Common Stock as of the record date.

     We urge you to consider carefully these important matters, which are described in the attached Proxy Statement-Prospectus. In order to ensure that your shares are represented at the Special Meeting, please indicate your vote on the enclosed form of proxy, date and sign it, and return it in the enclosed envelope. A prompt response will be appreciated. If you are able to attend the Special Meeting, you may revoke your proxy and vote in person if you wish.

     We look forward to seeing you at the Special Meeting.





                                   Paul M. Riherd
                                   Chairman of the Board

                           RIHERD BANK HOLDING COMPANY
                              300 West Main Street
                              Lake Butler, FL 32054




                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


To the Shareholders of Riherd Bank Holding Company:

     Notice is hereby given that a special meeting of shareholders of Riherd Bank Holding Company, a Florida corporation ("Riherd"), will be held on ________________, ________________, 1996, at ______ p.m., local time, at the principal office of Riherd at 300 West Main Street, Lake Butler, Florida 32054, for the following purposes:

          1. To consider and vote upon an Agreement and Plan of Merger dated as of February 26, 1996, between Riherd and CNB, Inc., a Florida corporation ("CNB"), pursuant to which Riherd will be merged with and into CNB, and providing for CNB to be the surviving corporation (the "Merger"). If the Merger is consummated, Farmers and Dealers Bank ("F&D Bank") will become a wholly-owned subsidiary of CNB and each outstanding share of Riherd common stock, par value $.0067 per share, will be converted into the right to receive cash in the amount of $79.07 or, at the election of the shareholder, 5.4909 shares of CNB Common Stock, $.01 par value, provided, however, that in no event shall CNB issue less than 246,782 shares of CNB Common Stock in connection with the Merger, on the terms and conditions described in the accompanying Proxy Statement-Prospectus.

          2. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

     Holders of record of Riherd Common Stock at the close of business on _________________, 1996, are entitled to notice of and to vote at the special meeting and any adjournments thereof.

     Pursuant to Section 607.1302 of the Florida Business Corporation Act, shareholders of Riherd are entitled to dissent from the Merger and to receive the full value of their shares. A copy of the provisions of the Florida Business Corporation Act regarding dissenters' rights is attached as ANNEX C to the accompanying Proxy Statement-Prospectus.

                                      BY ORDER OF THE BOARD OF DIRECTORS




                                      Martha C. Riherd, Corporate Secretary


Lake Butler, Florida
_____________, 1996




     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE THE ENCLOSED FORM OF PROXY AND RETURN IT TO RIHERD IN ORDER TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. A STAMPED, RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                 PROXY STATEMENT
                           RIHERD BANK HOLDING COMPANY

                               FOR SPECIAL MEETING
                               OF SHAREHOLDERS TO
                         BE HELD ON ______________, 1996
                     ______________________________________

                                   PROSPECTUS

                                    CNB, INC.
                     ______________________________________


     This Proxy Statement-Prospectus serves as the Prospectus of CNB, Inc. ("CNB") with respect to the issuance of up to 483,886 shares of common stock of CNB, par value $.01 per share ("CNB Common Stock"), issuable to shareholders of Riherd Bank Holding Company ("Riherd") upon consummation of the proposed merger of Riherd with and into CNB (the "Merger") pursuant to the terms and subject to the conditions of the Agreement and Plan of Merger (the "Merger Agreement"), dated February 26, 1996, by and between CNB and Riherd. The Merger Agreement is attached as APPENDIX A and is incorporated herein by reference.

     THIS PROXY STATEMENT-PROSPECTUS ALSO SERVES AS THE PROXY STATEMENT OF RIHERD FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON ____________, 1996. SEE "THE SPECIAL MEETING."

     Upon consummation of the Merger, except as described herein, each outstanding share of common stock of Riherd, par value $.0067 per share ("Riherd Common Stock") (excluding Dissenting Shares) will be converted into cash in the amount of $79.07 or, at the election of the shareholder in accordance with the terms and conditions of the Merger Agreement, 5.4909 shares of CNB Common Stock provided, however, that in no event shall CNB issue less than 246,782 shares of CNB Common Stock in connection with the Merger. Except as provided below, Riherd shareholders who do not timely elect, in the manner described on the letter of transmittal, to receive shares of CNB Common Stock in exchange for their shares of Riherd Common Stock (except the dissenting shareholders) will receive cash in the amount of $79.07 in exchange for each share of Riherd Common Stock registered in their names. If the Riherd Shareholders do not timely elect to receive at least 246,782 shares of CNB Common Stock, then additional shares of CNB Common Stock shall be allocated pro rata to all Riherd shareholders, to the extent they have not timely elected to receive CNB Common Stock, so that a minimum of 246,782 shares of CNB Common Stock will be issued as a result of the Merger; provided, however, that no additional shares of CNB Common Stock will be allocated with respect to any Dissenting Shares. Riherd shareholders will receive cash (without interest), in lieu of fractional shares. For a more complete description of the Merger Agreement and the terms of the Merger, see "THE MERGER."

     This Proxy Statement-Prospectus and the form of proxy are first being mailed to shareholders of Riherd on or about _____________, 1996.

                  _____________________________________________
    THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT-PROSPECTUS
 HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE SECURITIES COMMISSION NOR HAS THE
                       SECURITIES AND EXCHANGE COMMISSION
                    OR ANY STATE SECURITIES COMMISSION PASSED
                   UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
            STATEMENT-PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
              IS A CRIMINAL OFFENSE. THE SHARES OF CNB COMMON STOCK
           OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER
           OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT
              INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
                        OR ANY OTHER GOVERNMENTAL AGENCY.

        THE DATE OF THIS PROXY STATEMENT-PROSPECTUS IS ___________, 1996.

                              AVAILABLE INFORMATION

     CNB is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities in the SEC's regional offices located at: Northwestern CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

     CNB has filed with the SEC a Registration Statement on Form S-4 (together with any amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of CNB Common Stock to be issued pursuant to the Merger. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such additional information may be obtained from the public reference room of the SEC, 450 Fifth Street, N.W., in Washington, D.C. 20549. Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference in this Proxy Statement-Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     This Proxy Statement-Prospectus incorporates by reference documents relating to CNB, which documents are not presented herein or delivered herewith. Such documents, excluding exhibits unless specifically incorporated herein, are available without charge upon request to K.C. Trowell, Chief Executive Officer, CNB, Inc., 201 North Marion Street, Lake City, Florida 32055. Telephone requests may be directed to (904) 755-3240.

     The following documents filed with the SEC by CNB are incorporated herein, as of their respective filing dates, by reference in this Proxy Statement-
Prospectus: (i) CNB's Annual Report on Form 10-KSB for the year ended December 31, 1995, (ii) CNB's Quarterly Report on Form 10-QSB for the three months ended March 31, 1996, will be filed with the amendment and (iii) CNB's Form 8-K filed on July 14, 1994, and Form 8-K filed on April 22, 1994. In addition, a copy of CNB's Annual Report on Form 10-KSB for the year ended December 31, 1995, will accompany this Prospectus.

     All documents filed by CNB pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting (as defined in "SUMMARY -- The Special Meeting") shall be deemed to be incorporated herein by reference and to be a part of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CNB OR RIHERD. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE CNB COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CNB OR RIHERD SINCE THE DATE HEREOF OR THAT INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE. . . . . . . . . . . . . .   2
SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     The Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     The Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Recommendation of Riherd's Board of Directors
     Reasons for the Merger. . . . . . . . . . . . . . . . . . . . . . . . .   8
     Effective Time of the Merger. . . . . . . . . . . . . . . . . . . . . .   8
     Conditions to the Merger. . . . . . . . . . . . . . . . . . . . . . . .   9
     Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Business Pending the Merger . . . . . . . . . . . . . . . . . . . . . .   9
     Waiver and Amendment. . . . . . . . . . . . . . . . . . . . . . . . . .  10
     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     Management and Operations After the Merger. . . . . . . . . . . . . . .  10
     Interests of Certain Persons in the Merger. . . . . . . . . . . . . . .  11
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . .  11
     Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . .  11
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     Markets and Market Prices . . . . . . . . . . . . . . . . . . . . . . .  12
COMPARATIVE UNAUDITED PER SHARE INFORMATION. . . . . . . . . . . . . . . . .  12
SELECTED FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . .  14
SPECIAL MEETING OF SHAREHOLDERS. . . . . . . . . . . . . . . . . . . . . . .  16
     Purpose, Date, Place and Time . . . . . . . . . . . . . . . . . . . . .  16
     Shares Entitled to Vote; Shareholder Approval Required. . . . . . . . .  17
     Votes Required; Quorum. . . . . . . . . . . . . . . . . . . . . . . . .  17
     Voting and Revocation of Proxies. . . . . . . . . . . . . . . . . . . .  17
     Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . . . . .  18
THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Background of the Merger. . . . . . . . . . . . . . . . . . . . . . . .  19
     Riherd's Reasons for the Merger . . . . . . . . . . . . . . . . . . . .  21
     Valuation of CNB Common Stock . . . . . . . . . . . . . . . . . . . . .  22
     Opinion of Riherd's Financial Advisor . . . . . . . . . . . . . . . . .  23
     Comparable Transaction Analysis . . . . . . . . . . . . . . . . . . . .  24
     Discounted Cash Flow Analysis . . . . . . . . . . . . . . . . . . . . .  27
     Contribution Analysis . . . . . . . . . . . . . . . . . . . . . . . . .  27
     CNB Financial Review. . . . . . . . . . . . . . . . . . . . . . . . . .  28
     Terms of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     Effective Time of the Merger. . . . . . . . . . . . . . . . . . . . . .  31
     Surrender of Certificates . . . . . . . . . . . . . . . . . . . . . . .  31
     Conditions to the Merger. . . . . . . . . . . . . . . . . . . . . . . .  32
     Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . . .  34
     Business Pending the Merger . . . . . . . . . . . . . . . . . . . . . .  37
     Waiver and Amendment. . . . . . . . . . . . . . . . . . . . . . . . . .  39
     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     Management and Operations After the Merger. . . . . . . . . . . . . . .  40
     Interests of Certain Persons in the Merger. . . . . . . . . . . . . . .  40
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . .  42

     Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . .  42
     Resale of CNB Common Stock. . . . . . . . . . . . . . . . . . . . . . .  44
     Stock Exchange Listing. . . . . . . . . . . . . . . . . . . . . . . . .  45
     Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     Description of CNB Capital Stock. . . . . . . . . . . . . . . . . . . .  45
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     Certain Differences in Rights of Shareholders . . . . . . . . . . . . .  49
INFORMATION ABOUT RIHERD . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     Business of Riherd. . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     Market and Dividend Information Regarding Riherd. . . . . . . . . . . .  52
     Security Ownership of Riherd's Management and Principal Shareholders. .  52
     Executive Compensation. . . . . . . . . . . . . . . . . . . . . . . . .  54
FINANCIAL INFORMATION REGARDING RIHERD . . . . . . . . . . . . . . . . . . .  55
UNAUDITED PRO FORMA FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . .  72
     Unaudited Pro Forma Condensed Income Statement. . . . . . . . . . . . .  73
     Unaudited Pro Forma Condensed Balance Sheet . . . . . . . . . . . . . .  74
     Pro Forma Equity Capital and Pro Forma Capital
     Ratio Computation . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
     Adjusted Capital, Assets and Capital Ratios Computation . . . . . . . .  77
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF RIHERD. . . . . . . . . . . . . . . . . . . . .  78
     Results of Operations . . . . . . . . . . . . . . . . . . . . . . . . .  78
     Net Interest Income . . . . . . . . . . . . . . . . . . . . . . . . . .  78
     Non-Interest Income . . . . . . . . . . . . . . . . . . . . . . . . . .  81
     Investment Securities Gains . . . . . . . . . . . . . . . . . . . . . .  81
     Provision for Loan Losses . . . . . . . . . . . . . . . . . . . . . . .  81
     Noninterest Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .  82
     Provision for Income Taxes. . . . . . . . . . . . . . . . . . . . . . .  82
     Capital Expenditures. . . . . . . . . . . . . . . . . . . . . . . . . .  83
     Asset Quality and Credit Risk . . . . . . . . . . . . . . . . . . . . .  83
     NonPerforming Assets & Past Due Loans . . . . . . . . . . . . . . . . .  87
     Allowance and Provision for Loan Losses . . . . . . . . . . . . . . . .  88
     Financial Condition . . . . . . . . . . . . . . . . . . . . . . . . . .  90
     Liquidity and Rate Sensitivity. . . . . . . . . . . . . . . . . . . . .  92
     Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
REGULATORY MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
     Federal Depositor Preference Legislation. . . . . . . . . . . . . . . .  96
     Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
     Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
     FDICIA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
     Interstate Banking Legislation. . . . . . . . . . . . . . . . . . . . . 100
     Anticompetitive Effects of the Merger . . . . . . . . . . . . . . . . . 100
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
LEGAL OPINION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101

APPENDIX A -- AGREEMENT AND PLAN OF MERGER
APPENDIX B -- OPINION OF MERCER CAPITAL
APPENDIX C -- PROVISIONS FOR DISSENTERS' RIGHTS UNDER THE
              FLORIDA BUSINESS CORPORATION ACT

                                     SUMMARY

     THE FOLLOWING SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY THE MORE DETAILED INFORMATION INCLUDED IN THIS PROXY STATEMENT-PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. AS USED IN THIS PROXY STATEMENT-PROSPECTUS, THE TERMS CNB AND RIHERD REFER TO SUCH CORPORATIONS, RESPECTIVELY, AND WHERE THE CONTEXT REQUIRES, SUCH CORPORATIONS AND THEIR RESPECTIVE PREDECESSORS AND SUBSIDIARIES ON A CONSOLIDATED BASIS. ALL INFORMATION CONCERNING CNB INCLUDED IN THIS PROXY STATEMENT-PROSPECTUS HAS BEEN FURNISHED BY CNB AND ALL INFORMATION CONCERNING RIHERD INCLUDED IN THIS PROXY STATEMENT-PROSPECTUS HAS BEEN FURNISHED BY RIHERD.

THE COMPANIES

     CNB. CNB, a Florida corporation organized on January 15, 1987, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). CNB acquired a controlling interest in the common stock of CNB National Bank ("CNB Bank") on March 23, 1987, and subsequently acquired the remaining outstanding shares. CNB Bank is the sole subsidiary of CNB and CNB conducts no business other than owning and operating CNB Bank. CNB Bank has a total of seven offices in Columbia, Suwannee, Baker and Bradford counties, Florida. At March 31, 1996, CNB Bank had total assets of $181,704,535 and total deposits of $164,148,453.


     CNB is a legal entity separate and distinct from it wholly-owned subsidiary, CNB Bank. Accordingly, the right of CNB, and thus the right of CNB's creditors and shareholders, to participate in any distribution of the assets or earnings of its subsidiary is necessarily subject to the prior claims of creditors of its subsidiary, except to the extent that claims of CNB in its capacity as a creditor may be recognized. The principal source of CNB's revenues is dividends from CNB Bank. Declaration of such dividends are subject to various regulations that generally limit dividends payable by CNB Bank to its net income for the current period and the past two years, less any dividends already paid. As of March 31, 1996, CNB Bank could have declared, in accordance with applicable industry rules and regulations, aggregate dividends payable to CNB of approximately $1,800,000 without seeking prior approval of regulators.

     The executive offices of CNB are located at 201 North Marion Street, Lake City, Florida 32055. Its mailing address is Post Office Box 3239, Lake City, Florida 32056, and its telephone number is (904) 755-3240.

     RIHERD. Riherd, a Florida corporation organized on August 11, 1987, is a bank holding company registered under the BHC Act. Riherd has one wholly-owned subsidiary, Farmers and Dealers Bank ("F&D Bank"), which is a state bank organized under the laws of the State of Florida.

F&D Bank operates one main office and two branch offices. The main office of F&D Bank is located in Lake Butler, Florida, and both of the branch offices are located in Gainesville, Florida. At March 31, 1996, F&D Bank had total assets of $49,453,087 and total deposits of $44,460,432. The principal source of Riherd's revenues is dividends from F&D Bank.



     Under Florida law, the board of directors of F&D Bank, after charging off bad debts, depreciation, and other worthless assets and making provision for reasonably anticipated future loan losses, may declare and pay a dividend of so much of the aggregate of the net profits of the current year, combined with the retained net profits of the preceding two years without prior regulatory approval. As of March 31, 1996, F&D Bank could have paid approximately $43,000 in dividends to Riherd without prior regulatory approval. Although upon specific request F&D Bank might be authorized to pay dividends in excess of that amount, its ability to pay dividends is limited by the need to maintain adequate levels of capital.

     The principal executive offices of Riherd are located at 300 West Main Street, Lake Butler, Florida 32054. Its mailing address is Post Office Box 358, Lake Butler, Florida 32054, and its telephone number is 904-496-2101.

     ADDITIONAL INFORMATION. For additional information regarding the business of CNB and Riherd, see "THE MERGER -- Background of the Merger" and
"-- Recommendation of Riherd's Board of Directors; Reasons for the Merger", "INFORMATION ABOUT RIHERD" and the documents incorporated herein by reference (see "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE").

THE MERGER

     The Merger Agreement provides for the merger of Riherd with and into CNB, with CNB (hereinafter sometimes referred to as the "Surviving Corporation") as the surviving corporation. Except as described under "THE MERGER -- Terms of the Merger," upon consummation of the Merger, each outstanding share of Riherd Common Stock (other than Dissenting Shares; see "The Merger -- Dissenters' Rights") will, at the election of each holder of shares of Riherd Common Stock, be converted into cash in the amount of $79.07 or, at the election of the shareholder in accordance with the terms and conditions of the Merger Agreement,
5.4909 shares of CNB Common Stock, subject to adjustments and based upon the occurrence of certain events as set forth in the Merger Agreement (the "Merger Consideration"). In accordance with the terms and conditions of the Merger Agreement, the Riherd shareholders must timely elect, in the manner described on the letter of transmittal, to receive shares of CNB Common Stock in exchange for their shares of Riherd Common Stock in order to receive CNB Common Stock.
Except as provided below, Riherd shareholders who do not timely elect to receive shares of CNB Common Stock in exchange for their shares of Riherd Common Stock (with the exception of Dissenting Shares) will receive in exchange for each share of Riherd Common Stock registered in their names as of the Effective Date of the Merger, cash in the amount of $79.07. After consummation of the Merger, each outstanding share of CNB's capital stock (including CNB Common Stock) will remain outstanding. Holders of Riherd Common Stock will receive cash (without interest) in lieu of fractional shares of CNB Common Stock based on an amount of $14.40 per share. Notwithstanding the foregoing, pursuant to the Merger Agreement, if the holders of the Riherd Common Stock do not timely elect to receive at least 246,782 shares of CNB Common Stock, then additional shares of CNB Common Stock shall be allocated pro rata to all holders of Riherd Common Stock to the extent they have not timely elected to receive shares of CNB Common Stock so that 246,782 shares of CNB Common Stock will be issued as a result of the Merger; provided, however, that no additional shares of CNB Common Stock will be allocated with respect to Dissenting Shares. See "THE MERGER -- Terms of the Merger" and " -- Accounting Treatment."

THE SPECIAL MEETING

     A special meeting of Riherd's shareholders (the "Special Meeting") will be held on _______________, 1996 at ____ p.m. local time, at the main office of F&D Bank, 300 West Main Street, Lake Butler, Florida 32054, to consider and vote upon the Merger Agreement.

     Only holders of record of Riherd Common Stock at the close of business on _____________, 1996 (the "Record Date"), will be entitled to vote at the Special Meeting. On the Record Date, there were outstanding and entitled to vote 88,125 shares of Riherd Common Stock. Each share of Riherd Common Stock is entitled to one vote.

     For additional information relating to the Special Meeting, see "THE SPECIAL MEETING."

VOTE REQUIRED

     Under Florida law, the Merger Agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Riherd Common Stock. The shareholders of CNB are not required to approve the Merger Agreement.

     As of the Record Date, Riherd directors and executive officers beneficially owned 46.8% of the outstanding Riherd Common Stock. Additionally certain members of the Riherd family beneficially owned an additional 40.1% of the Riherd Common Stock.

     See "THE SPECIAL MEETING -- Votes Required " and "THE MERGER -- Conditions to the Merger."

RECOMMENDATION OF RIHERD'S BOARD OF DIRECTORS; REASONS FOR THE MERGER

     The members of the Board of Directors of Riherd have unanimously approved the Merger Agreement. The Board of Directors of Riherd believes that the Merger is fair to, and in the best interests of, Riherd and its shareholders. Accordingly, the Board of Directors of Riherd recommends that Riherd's shareholders vote in favor of the Merger Agreement. This recommendation is based on a number of factors discussed in this Proxy Statement-Prospectus. See "THE MERGER--Background of the Merger and "-- Recommendation of Riherd's Board; Reasons for the Merger."

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective on the date and at the time as set forth in the certificate of merger issued by the Department of State of the State of Florida, subject to satisfaction or waiver of all other conditions to the Merger (the "Effective Time"). Subject to the conditions specified in the Merger Agreement, the parties currently expect that the Merger will become effective on or about August 30,

1996, although there can be no assurance as to whether or when the Merger will occur. See "THE MERGER -- Effective Time of the Merger" and "-- Conditions to the Merger."

CONDITIONS TO THE MERGER

     The respective obligations of CNB and Riherd to consummate the Merger are subject to certain conditions (unless satisfied or waived, to the extent waiver is permitted by law), including (i) the approval by the shareholders of Riherd of the Merger by the vote of at least a majority of the outstanding shares of Riherd Common Stock, (ii) receipt of all necessary approvals, waivers and consents, regulatory or otherwise, required to consummate the Merger, including the approval or waiver of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the approval of the Office of the Comptroller of the Currency (the "OCC"), (iii) receipt of an opinion of the firm of Mercer Capital that the consideration to be received by the holders of the Riherd Common Stock under the terms of the Merger Agreement is fair to them from a financial point of view, (iv) receipt of an opinion from the law firm of Mahoney Adams & Criser, P.A., to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by the shareholders of Riherd to the extent that they receive CNB Common Stock in exchange for their Riherd Common Stock in the Merger and (vi) certain other conditions customary in transactions of this nature. See "THE MERGER -- Conditions to the Merger."

REGULATORY APPROVALS

     The Merger Agreement provides that the obligation of each of CNB and Riherd to consummate the Merger is conditioned upon the approval or other action of such other regulatory authorities as are required under applicable law.

     CNB has filed applications for regulatory review and approval, waiver or other action with the Federal Reserve and the OCC, and will file with any such other regulatory authorities as may be required under applicable law. There can be no assurance that any such regulatory authorities will approve, waive or take other required action with respect to the Merger or, if approved or waived, as to the date of such approval, waiver or action.

     All regulatory approvals necessary to consummate the Merger have been received. On May 21, 1996, the OCC approved the Merger. In a letter dated May 24, 1996, the Federal Reserve waived the merger application process.

     See "THE MERGER -- Regulatory Approvals."

BUSINESS PENDING THE MERGER

     Prior to the Effective Time of the Merger, each of CNB and Riherd will conduct business in the usual, regular and ordinary course consistent with past practice, use its reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and take no action which would materially adversely affect or delay the ability of either CNB or Riherd to obtain any necessary approvals of any governmental authority required for the Merger or any other transaction contemplated by the Merger Agreement. In addition to its other obligations prior to the Effective Time, Riherd has promised not to solicit, encourage or facilitate any takeover proposals other than the transactions contemplated by the Merger Agreement. See "THE MERGER -- Business Pending the Merger."

WAIVER AND AMENDMENT

     Prior to the Effective Time, any provision of the Merger Agreement may be waived, to the extent permitted by law, by the party entitled to the benefits of such provision. In addition, the Merger Agreement may be amended at any time upon the written agreement of CNB and Riherd. Under Section 607.1103 of the Florida Business Corporation Act, however, any amendment to the Merger Agreement made after its adoption by the holders of the Riherd Common Stock may not: (i) change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of the Riherd Common Stock; or (ii) change any of the terms or conditions of the Merger Agreement if such change would adversely affect Riherd or the holders of the Riherd Common Stock. See "THE MERGER -- Waiver and Amendment."

TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after any requisite shareholder approval, (i) by mutual consent of CNB and Riherd, or (ii) by either CNB or Riherd (A) at any time after August 30, 1996, unless the failure to close the transaction is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its agreements under the Merger Agreement (B) upon written notice to the other party that a governmental entity has prohibited the transaction and such prohibition has become final and nonappealable, (C) in the event of a material breach by another party of any representation, warranty, covenant or other agreement contained in the Merger Agreement which breach is not cured within thirty days following written notice to the breaching party,
(D) if the shareholders of Riherd fail to approve the Merger at the Special Meeting or (E) in the event the conditions to the obligations of the party seeking to terminate have not been satisfied or waived. See "THE MERGER -- Terms of the Merger," "-- Conditions to the Merger," "-- Regulatory Approvals," "-- Waiver and Amendment" and "-- Termination."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Following the Merger, there will be no change in the current officers of CNB, except that Thomas Riherd, the current President of Riherd and F&D Bank, will become Chief Financial Officer of CNB. The directors of CNB following the Merger will remain the same, except that Paul M. Riherd the current Chairman of Riherd will become an additional director of CNB. See "THE MERGER -- Management and Operations After the Merger."

     Under the Merger Agreement, CNB and Riherd have agreed not to take, or cause to be taken, any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of
Section 368(a) of the Code.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     CNB has generally agreed to cause CNB as the Surviving Corporation to indemnify the present and former officers, directors and employees of Riherd and F&D Bank against certain liabilities arising prior to the Effective Time to the full extent then permitted under Florida law and by the Amended and Restated Articles of Incorporation and Bylaws of Riherd, as in effect on the date of the Merger Agreement. In addition, CNB will maintain in effect the current liability insurance for directors and officers of Riherd for a period of six years (or such lesser time as may be the maximum period available by the current insurer) with respect to or arising from facts or events that occurred before the Effective Time.

     The Merger Agreement provides that Riherd may nominate one person to the Board of Directors of CNB. It is anticipated that Paul M. Riherd, the current Chairman and CEO of Riherd, will be added to the Board of Directors of CNB. In addition, the Agreement provides that Thomas Riherd will serve as the Chief Financial Officer of CNB. None of the other directors, executive officers, or principal shareholders of Riherd or F & D Bank will become an executive officer or director of CNB or receive any separation payment or other severance benefit in connection with the Merger.


     The Merger Agreement provides that on the Effective Date of the Merger all employees of Riherd and F&D Bank shall, at CNB's option, either continue as employees of the consolidated organization or be entitled to receive severance benefits. It is anticipated that Barbara Riherd, a Vice President and the Senior Operations Manager of F&D Bank, will continue to serve as an officer and employee of CNB Bank at a salary equivalent to her present salary of $37,000. The Merger Agreement obligates CNB to provide to the employees of Riherd and F&D Bank who remain employees of F&D Bank after the Effective Time employee benefits substantially equivalent to those provided from time to time to employees of CNB and its subsidiary. See "THE MERGER -- Management and Operations After the Merger," and "-- Interests of Certain Persons in the Merger."

ACCOUNTING TREATMENT

     It is intended that the Merger will be accounted for as a purchase, rather than as a pooling of interests. See "Description of the Merger -- Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is a condition to the obligation of Riherd to consummate the Merger that Mahoney Adams & Criser, P.A., counsel for CNB, will have delivered an opinion that (i) the Merger will constitute a reorganization within the meaning of Section 368 of the Code, (ii) no gain or loss will be recognized by Riherd as a result of the Merger, (iii) no gain or loss will be recognized by shareholders of Riherd who receive shares of CNB Common Stock in exchange shares of Riherd Common Stock pursuant to the Merger, (iv) the tax basis of CNB Common Stock received by shareholders who exchange their Riherd Common Stock for CNB Common Stock in the Merger will be the same as the tax basis of the Riherd Common Stock surrendered in exchange therefor (v) the holding period of the CNB Common Stock in the hands of the Riherd shareholders will, in each case, include the holding period of the shares of Riherd Common Stock surrendered in exchange therefor, provided that the Riherd Common Stock was, in each instance, held as a capital asset in the hands of the Riherd shareholders on the effective date of the Merger and (vi) cash received by a holder of Riherd Common Stock under the Merger Agreement will be treated as having been received in exchange for shares of Riherd Common Stock and will qualify as a capital gain or loss (assuming the Riherd Common Stock was a capital asset in the hands of the holder as of the Effective Time). For a more complete description of the federal income tax consequences of the Merger, see "THE MERGER -- Certain Federal Income Tax Consequences." Due to, among other reasons, the individual nature of the tax consequences of the Merger, each Riherd shareholder should consult his or her own tax advisor concerning the tax consequences of the Merger.

DISSENTERS' RIGHTS

     If the Merger is consummated, the holders of Riherd Common Stock will have dissenters' rights, provided that such shareholders comply with certain statutory provisions. Failure to take any step in connection with the exercise of such dissenter's rights in a timely manner may result in the loss or waiver of those rights. See "THE MERGER -- Dissenters' Rights."

MARKETS AND MARKET PRICES

     No public trading market exists for Riherd Common Stock or CNB Common Stock and no such market is expected to develop in the foreseeable future. To the best of Riherd's knowledge, there have been no arm's length sales of Riherd Common Stock during the last two years, except with respect to the sale on September 1, 1994, of five shares of

Riherd Common Stock to Thomas M. Riherd, II, by Gerald White for $51.54 per share and the redemption of 125 shares of Riherd Common Stock from Gerald White, for $51.54 per share. Transactions involving the CNB Common
Stock are infrequent and negotiated privately between the persons involved in the transaction. To the knowledge of CNB, all transactions have been consummated at CNB's current book value which is currently $9.00 per share.

                   COMPARATIVE UNAUDITED PER SHARE INFORMATION

     The following summary presents selected comparative unaudited per share information (i) for CNB on a historical basis and on a pro forma combined basis assuming that the Merger had been effective during the periods presented and (ii) for Riherd on a historical basis and on a pro forma equivalent basis. The pro forma financial information should be read in conjunction with the unaudited pro forma financial statements and the historical consolidated financial statements of CNB and Riherd and the related notes thereto included herein or in documents incorporated herein by reference, as applicable. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "INFORMATION ABOUT RIHERD -- Financial Information Regarding Riherd" and "UNAUDITED PRO FORMA FINANCIAL STATEMENTS."

     The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.

- -------------------------------------------------------------------------------
EQUIVALENT SHARE DATA

                                            Three Months Ended    Year Ended
                                                 March 31,       December 31,
                                                   1996              1995
                                            -----------------------------------
Net income per share:

          CNB - historical                   $         .32      $     1.12
          Riherd - historical                          .92            2.55
          CNB pro forma                                .29             .97
          Riherd pro forma equivalent (1)             1.59            5.33
Cash dividends per common share:
          CNB - historical                             .05             .18
          Riherd - historical                          .14             .55
          Riherd pro forma equivalent (2)              .27             .99
Book value per common share (period end):
          CNB - historical                            9.25            9.00
          Riherd - historical                        53.94           54.39
          CNB pro forma                               9.19            9.00
          Riherd pro forma equivalent (1)            50.46           49.42


(1) Riherd pro forma equivalent per share amounts for net income and book value represent the respective CNB pro forma amounts multiplied by the exchange ratio of 5.4909 shares of CNB common stock for each share of Riherd common stock.

(2) Riherd pro forma equivalent dividends per share represent historical dividends per share declared by CNB, multiplied by the exchange ratio of 5.4909.
- -------------------------------------------------------------------------------

- --------------------------
     (1) The shares in the above transaction were purchased for their book value at that time. The transaction has been adjuted to reflect a 15 for 1 stock split that took place on June 30, 1995.

SELECTED FINANCIAL INFORMATION

The following tables set forth certain historical selected financial information for CNB. The historical selected financial information is based upon, derived from, and should be read in conjunction with, the historical consolidated financial statements of CNB and the related notes therein, included in documents incorporated herein by reference. See ""INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.''


- -----------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
CNB
(Dollars in Thousands,                    Three Months                                   Year Ended
except per share data)                   Ended March 31,                                December 31,

                                      1996          1995          1995       1994         1993        1992         1991
                                -----------------------------------------------------------------------------------------
Net interest income                 $  1,819      $  1,611      $  6,779   $  5,671     $  4,074    $  3,421     $  2,825
Provision for loan losses                115            70           230        125          173         546          288
Non-interest income                      426           350         1,478      1,330        1,180         826          711
Non-interest expense                   1,313         1,273         5,172      4,819        3,734       2,955        2,619
Net income                               531           402         1,841      1,326          707         496          414
Per Share Data:
  Net income                             .32           .25          1.12        .92         .87          .61          .53
  Cash dividends                         .05           .04           .18        .08           0            0            0
Ratios:
  Return on average assets              1.20           .96          1.06        .81         .67          .61          .58
Return on average equity               14.17         12.37         13.24      11.28        8.09         6.04         5.53

Average assets                      $178,170     $ 169,871      $173,978   $163,814    $105,624   $   80,793      $71,268
Average equity                        15,075        13,175        13,907     11,758       8,736        8,202        7,481

At Period End
Total assets                         181,744       173,818       176,733    168,512     149,561       93,056       76,670
Long-term debt                           650         1,550           950      1,700       2,000            0            0
Shareholders' equity                  15,172        13,467        14,754     12,927       9,229        8,522        8,027
- -----------------------------------------------------------------------------------------------------------------------------

     The following tables set forth certain selected historical financial information for Riherd. The selected historical financial information is based upon, derived from, and should be read in conjunction with, the historical consolidated financial statements of Riherd and the related notes therein. See "FINANCIAL INFORMATION REGARDING RIHERD."

SELECTED FINANCIAL DATA
RIHERD


                                      Three Months                  Year Ended
                                     Ended March 31,               December 31,
(Dollars in Thousands,
except per share data)              1996        1995       1995        1994         1993         1992          1991
                                  -----------------------------------------------------------------------------------
Net interest income               $   494     $   446     $ 1,888     $ 1,622      $ 1,550      $ 1,515       $ 1,325
Provision for loan losses               0           0           0           0            0          135            40
Non-interest income                   155         111         516         398          516          548           457
Non-interest expense                  531         461       2,039       2,135        1,798         1581          1541
Net income                             81          60         225         (59)         223          278           162
Per Share Data:
  Net income                             .92         .68        2.55       (0.66)        2.48         3.09          1.80
  Cash dividends                         .14         .13        0.55        0.54         0.53         0.53          0.53
Ratios:
  Return on average assets               .67         .56        0.49       (0.14)        0.55         0.73          0.47
  Return on average equity              6.75        5.73        4.91       (1.28)        4.76         6.29          3.81
Average assets                    $48,909     $43,120     $46,124     $41,586      $40,371      $40,956       $38,267
Average equity                      4,840       4,242       4,568       4,605        4,676        4,422         4,251
At Period End
Total assets                       49,453      44,419      48,373      42,342       39,748       40,669        40,025
Long-term debt                          0           0           0           0            0            0             0
Shareholders' equity                4,754       4,497       4,793       4,258        4,740        4,565         4,335

     The following unaudited historical combined selected financial data have been derived from the unaudited selected financial data of CNB and Riherd presented elsewhere in this Prospectus. The pro forma data have been derived from the historical combined data, adjusted to give effect to the proposed merger as though it occurred on January 1, 1995, with respect to income and expense data, and March 31, 1996, with respect to balance sheet data. The pro forma data and pro forma adjustments should be read in conjunction with pro forma condensed financial statements presented elsewhere in this Prospectus. Transaction costs, which are not expected to be material, have not been considered in the information presented below.


SELECTED PRO FORMA
FINANCIAL INFORMATION


                                                  Pro Forma                 Historical/Combined
                                          --------------------------     -------------------------
(Dollars in Thousands                      March 31,    December 31,      March 31,   December 31,
except per share data)                       1996           1995            1996         1995
                                          --------------------------------------------------------
Net interest income                       $  2,270(1)    $  8,473(1)     $  2,313      $  8,667
Provision for loan losses                      115            230             115           230
Non-interest income                            581          1,994             581         1,994
Non-interest expense                          1861(2)       7,286(2)        1,845         7,211
Net income                                     568(3)       1,865(3)          612         2,066
Per Share Data(4):
  Net income                              $      0.29    $      0.97     $      0.32   $      1.07
  Cash dividends                                 0.05           0.18            0.05          0.18
Ratios:
  Return on average assets                       1.01           0.85            1.08          0.94
  Return on average equity                      11.47          10.10           12.36         11.18
Average assets                            $227,079       $220,102        $227,079      $220,102
Average equity                              19,915         18,475          19,915        18,475
At December 31,
Total Assets                              $232,017       $225,926        $231,197      $225,106
Long-term debt                               3,650          3,950             650           950
Shareholders' equity                        17,745         17,367          19,925        19,547


- ------------------------

(1) after giving effect to a reduction in net interest income attributable to borrowings to effect transaction


(2) after giving effect to amortization of deposit intangibles arising in transaction


(3) after giving effect to 1 and 2 above, and related tax savings



(4) based on 1,930,064 shares as though they were outstanding effective January 1, 1995 - also gives effect to stock dividends and splits at any time before March 31, 1996



                        SPECIAL MEETING OF SHAREHOLDERS

PURPOSE, DATE, TIME AND PLACE

     This Proxy Statement-Prospectus and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Riherd for use in connection with the Special Meeting to be held at the main office of F&D Bank at 300 West Main Street, Lake Butler, Florida 32054, at _____ p.m. on

______, ____________, 1996. The Special Meeting is being held to consider and vote on the Merger Agreement.

RECORD DATE

     Holders of record of Riherd Common Stock at the close of business on ________________, 1996 are entitled to notice of and to vote at the Special Meeting.

VOTES REQUIRED; QUORUM

     As of the Record Date, 88,125 shares of Riherd Common Stock were issued and outstanding. Each holder of record of shares of Riherd Common Stock is entitled to cast, for each share registered in his or her name, one vote on the Merger Agreement and on each other matter presented to a vote of shareholders at the Special Meeting. The presence, in person or by proxy, of the holders of the majority of the outstanding shares of Riherd Common Stock entitled to vote on the Merger Agreement will constitute a quorum for the transaction of business at the Special Meeting. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     The affirmative vote of the holders of the majority of the outstanding Riherd Common Stock, whether or not present or represented at the Special Meeting, is required to approve the Merger Agreement. Abstentions will not be counted as votes cast for or against the proposal to approve the Merger Agreement and, as a result, will have the same effect as votes cast against the Merger Agreement. As of the Record Date, directors and executive officers of Riherd and their affiliates (including members of their families) beneficially owned 76,575 shares of Riherd Common Stock (approximately 86.90% of the outstanding shares of Riherd). None of these persons have entered into any agreement or other commitment with respect to the vote on the Merger and Merger Agreement.

     Provided that a quorum is present, a majority of the votes present, in person or by proxy, at the Special Meeting will be required to approve any other business properly brought before the Special Meeting.

VOTING AND REVOCATION OF PROXIES

     Shares of Riherd Common Stock represented by proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a proxy is signed and returned without any voting instructions, shares of Riherd Common Stock represented by the proxy will be voted FOR the proposal to approve the Merger

Agreement. A shareholder may revoke any proxy given pursuant to this solicitation by delivering to the Chief Executive Officer of Riherd, prior to or at the Special Meeting, a written notice revoking the proxy or a duly executed proxy related to the same shares bearing a later date or by voting in person at the Special Meeting. All written notices of revocation and other communications with respect to the revocation of Riherd proxy should be addressed to: Riherd Bank Holding Company, 300 W. Main Street, Lake Butler, Florida, 32054, Attn: Mr. Thomas M. Riherd. Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy. The board of directors of Riherd is not aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxy will have discretion to vote or to act in such matters according to their best judgment.

SOLICITATION OF PROXIES

     Riherd will bear all expenses of solicitation of Riherd shareholders in connection with the Special Meeting. In addition to solicitation by use of the mail, proxies may be solicited by directors, officers and employees of Riherd in person or by telephone, telegram, or by other means of communication. Such directors, officers or employees shall not receive any compensation for such solicitation, other than compensation which such person is otherwise entitled to receive in their capacities as directors, officers or employees.

     THE BOARD OF DIRECTORS OF RIHERD RECOMMENDS A VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. SEE "THE MERGER--RECOMMENDATION OF RIHERD'S BOARD; REASONS FOR THE MERGER." PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                      RIHERD SHAREHOLDERS SHOULD NOT SEND
                 ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                 THE MERGER

     This section of the Proxy Statement-Prospectus describes certain aspects of the proposed Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference. All shareholders are urged to read carefully the Merger Agreement, as well as the other Appendices, in their entirety.

BACKGROUND OF THE MERGER

     Riherd's only subsidiary, F&D Bank, opened for business in Lake Butler, Union County, Florida, in December 1911. Since its formation, F&D Bank has survived several economic cycles and many upheavals that have left it as the only bank operating in Union County. Riherd was formed in 1987 to provide greater stability for F&D Bank and flexibility in planning for its future growth.

     In 1990, F&D Bank established a branch office in Gainesville, Alachua County, Florida, and thereby became one of the first banks in Florida to take advantage of regulatory changes allowing inter-county branching. In August, 1994, F&D Bank opened another branch in Gainesville as part of its strategic plan to pursue growth in more attractive markets outside of slow-growing Union County. Although F&D Bank has experienced growth over the past 4 years, with total assets increasing from $40 million at December 31, 1991 to $48.3 million at December 31, 1995, most of that growth has come within the past year, and earnings have been erratic. Operating losses were suffered in both 1990 and 1994, due in part to the expense of opening the two branch offices. Increased operating, personnel, and regulatory expenses, combined with a small loan portfolio, have kept F&D Bank's earnings below that of its peers.

     During the last several years, management of Riherd has recognized that Riherd's operating results would only improve if F&D Bank grew significantly in size. F&D Bank's ability to achieve this growth was hampered by the lack of economic growth in Union County and the high level of competition in fast-growing Alachua County. Furthermore, management believed that it was unlikely that another bank would be willing to sell an office in Alachua County and that any such purchase would leave F&D Bank with a large investment in real estate and a higher level of interest-bearing deposits. These factors would initially depress earnings due to higher occupancy costs and an inability to reinvest
deposits into higher yielding loans.   Although the management of Riherd has
been frustrated by the problems of growing F&D Bank, it did not consider the sale of F&D Bank to be an attractive alternative for increasing shareholder value. In this connection, management believed that few community banks would be interested in F&D Bank's small asset base. Management also believed that an acquisition by a major regional bank, although more likely, would adversely affect F&D Bank's customers, employees and community.

     In October 1995, K. C. Trowell, President and Chairman of CNB, contacted Riherd to arrange a meeting to discuss Riherd's interest in a merger. The meeting was held on October 30, 1995 at F&D Bank's office in Lake Butler, Florida. At this meeting, Mr. Trowell met with Paul Riherd and Tom Riherd, the principal executive officers of Riherd. Mr. Trowell suggested that a merger of Riherd and CNB could increase value for the shareholders of both companies.

     After this meeting, Riherd's management considered Mr. Trowell's proposal and agreed that it should continue to explore the possibility of a merger between Riherd and CNB. During these considerations, Riherd's management noted that CNB Bank had received regulatory approval to open a new branch office in Lake Butler. It was clear that the opening of this branch would have a negative impact on F&D Bank's operations and earnings. Riherd's management believed that CNB Bank would be a strong competitor in Union County because it was similar to F&D Bank and many of F&D Bank's customers were stockholders of CNB.

     On November 10, 1995, Tom Riherd held a meeting with Mr. Trowell at the main office of CNB Bank in Lake City, Florida to discuss a possible merger. At this meeting, Mr. Trowell discussed the banking philosophy and history of CNB and its management style and organization. In addition, Mr. Trowell and Mr. Riherd compared the products and services offered by both banks, their employee benefit programs, and the implications of the merger, including the retention of the existing offices and employees of F&D Bank. They also discussed the composition of their respective boards of directors, CNB's financial performance, and its future dividend plans.

     On November 15, 1995, the Board of Directors of Riherd discussed the proposal made by CNB and directed management to continue the discussions.

     On November 28, 1995, Tom Riherd met with Mr. Trowell in Lake City to discuss the terms of the merger. They discussed the financial condition of both institutions and reviewed the non-economic terms of the proposal, including the treatment of Riherd's employees. Mr. Trowell also indicated that CNB would propose a merger in which the shareholders of Riherd would receive, for each share of Riherd Common Stock, either $79.07, payable in cash, or 5.4909 shares of CNB Common Stock (up to a maximum of 275,000 shares).

     On December 13, 1995, the directors of Riherd met to review an outline of the merger proposal received from CNB. The directors considered the implications of the transaction and the benefits to shareholders of combining the operations of both CNB and F&D Bank. The resulting entity would have greater prospects of achieving a higher level of profitability and taking advantage of growth opportunities. Based on this review, the directors approved a continuation of the merger discussions.

     On January 10, 1996, Riherd engaged Mercer Capital to review the financial terms of the proposal and to render an opinion on the fairness of the consideration to be received by Riherd's shareholders. See "Opinion of Financial Adviser." On January 10, 1996, Riherd also engaged the law firm of Shutts & Bowen to provide legal services to Riherd in connection with the transaction.

     On January 17, 1996, Mr. Trowell attended a meeting of the Board of Directors of F&D Bank. During this meeting, he shared his vision for the future of the combined bank. He also responded to questions posed by the directors.

     On January 30, 1996, the Board of Directors of Riherd met with Rod Jones of Shutts and Bowen to review the terms of the merger agreement. Based on this meeting, Riherd requested various changes to the structure of the transaction in order to ensure that the transaction would be a tax-free reorganization for federal income tax purposes and to address various other issues. CNB agreed to consider these requested modifications and submitted a revised draft of the merger to Riherd on February 22, 1996.

     The cash consideration of $79.07 offered by CNB for each share of Riherd Common Stock represented 145% of Riherd's projected book value per share as of December 31, 1995. The exchange ratio of 5.4909 shares of CNB Common Stock to 1 share of Riherd Common Stock was determined on the basis of an implicit value for the shares of CNB Common Stock equal to 160% of their projected book value as of December 31, 1995. The exchange ratio thus reflected the determination by the boards of directors of Riherd and CNB that the shares of CNB Common Stock warranted a somewhat higher premium than the shares of Riherd Common Stock in view of the comparative size, financial performance, and circumstances of the two companies.


     On February 23, 1996, the Board of Directors of Riherd reviewed the latest draft of the merger agreement prepared by CNB and the written analysis of the transaction prepared by Mercer Capital. The board of directors of Riherd considered the assumptions and financial projections included in Mercer Capital's analysis, which assumptions and financial projections were based on information provided by the management of Riherd and F&D Bank, and considered that this information and the related analysis were substantially complete and reasonable. Rod Jones of Shutts & Bowen and Jeff Davis of Mercer Capital also participated in the meeting and responded to questions posed by the directors regarding the structure of the transaction and the fairness of the consideration to be received by Riherd's shareholders. After extensive discussion, the Board of Directors of Riherd approved the proposed merger agreement subject to the following conditions and modifications: (i) the receipt of a written fairness opinion from Mercer Capital; (ii) the availability of at least 296,000 shares of CNB Common Stock to be exchanged for shares of Riherd Common Stock; and (iii) an expiration date not later than August 30, 1996. CNB then delivered a revised version of the merger agreement which included all of the additional conditions and modifications requested by Riherd. Based on the foregoing, Riherd executed and delivered the Merger Agreement to CNB on February 26, 1996.

RIHERD'S REASONS FOR THE MERGER

     In its deliberations with regard to the Merger, the Board of Directors of Riherd considered the following factors: (i) the consideration to be received by the shareholders of Riherd upon the consummation of the Merger; (ii) the federal income tax consequences of the Merger, including the fact that the Riherd Shareholders who elected to exchange their shares of Riherd Common Stock for shares of CNB Common Stock would not recognize taxable income in connection with the Merger; (iii) the potential that the shares of CNB Common Stock may be more liquid than the shares of Riherd Common Stock, given that CNB has a greater number of shareholders and a greater number of outstanding shares, and given the registration under the Securities Act of the shares of CNB Common Stock issued in the Merger; (iv) the financial condition, earnings record and business prospects of Riherd and F&D Bank, as well as those of CNB, particularly since the larger size of the organization would facilitate the achievement of greater operating efficiencies, would support the employment of a larger staff with greater expertise in specialized areas, and would enable the resulting bank to offer a wider array of products and services to its customers; (v) the amounts paid in recent acquisitions of other community banks based in Florida; (vi) the opinion of Mercer Capital that the consideration to be received by the shareholders of Riherd is fair from a financial point of view; (vii) the impact of the Merger on F&D Bank's customers, employees, and local community, because the business strategy of CNB is similar to that of Riherd and CNB is likely to continue the operations and retain the offices of F&D Bank in a manner similar to their present operations; and (viii) CNB's ability to offer a broader range of products and services to the customers of F&D Bank due to the greater size and financial strength of the combined organization and the substantially greater customer base and larger network of banking offices. No specific weight or value was assigned by the Board of Directors to any of the foregoing factors.

VALUATION OF CNB COMMON STOCK

     In its consideration of the Merger Agreement, the Board of Directors of Riherd noted that shareholders of Riherd may elect to receive either cash at a rate of $79.07 for each share of Riherd Common Stock, or 5.4909 shares of CNB Common Stock for each share of Riherd Common Stock, provided, however, that in no event shall CNB issue less than 246,782 shares of CNB Common Stock in connection with the Merger. For purposes of its deliberations, the Board of Directors of Riherd assumed that each of the alternatives available to shareholders of Riherd were equivalent, with the exception of the tax consequences. See "Federal Income Tax Consequences." Accordingly, the Board assumed that each share of CNB Common Stock had a value of $14.40 per share. Mercer Capital in its analysis of the financial terms of the Merger, concluded that a value of $14.40 per share for the CNB Common Stock was supported by its valuation analysis of CNB for purposes of the Merger. See "Opinion of Financial Advisor."

     Shareholders of Riherd should note that CNB, for purposes of the pro forma financial information included in this Proxy Statement-Prospectus, has valued each share of CNB Common Stock at $9.00 per share, which is the book value per share at December 31, 1995. CNB believes that this amount is an accurate estimate of the fair value of the CNB Common Stock due to the absence of an active trading market for the CNB Common Stock.

     In the event that the Merger is consummated, the Board of Directors of Riherd recommends that the shareholders of Riherd carefully consider the value of the CNB Common Stock in exchange for their shares of Riherd Common Stock. In making such decision, shareholders of Riherd should consider that the Board of Directors of Riherd, at the time it approved the Merger Agreement, assumed that the CNB Common Stock had a value of $14.40 per share, which would make an election for shares of CNB Common Stock have a value of $79.07, which is equivalent to an election for cash (at $79.07 per share). Shareholders should also consider that if the CNB Common Stock is valued at $9.00 per share, then an election for CNB Common Stock would have a value of only $49.42, compared to the cash option of $79.07.

OPINION OF RIHERD'S FINANCIAL ADVISOR

     In January, 1996, Riherd engaged Mercer Capital, a valuation and financial advisory firm based in Memphis, Tennessee, to provide the Board of Directors of Riherd with a written opinion regarding the fairness of the Merger from a financial point of view. Riherd paid Mercer Capital a fee of $ 12,000 for its services. Riherd also agreed to reimburse Mercer Capital for its reasonable out-of-pocket expenses and to indemnify Mercer Capital against certain liabilities, including certain liabilities under the federal securities laws. Prior to its engagement, Mercer Capital has not had any material relationship with Riherd, CNB or their respective affiliates.

     Mercer Capital has been in the business of providing valuation and related financial advisory services for 14 years, including the valuation of banking institutions and their securities in connection with mergers and acquisitions. Mercer Capital has a history of involvement with the banking industry nationwide, and is familiar with the Florida market and recent transactions in this market. Riherd engaged Mercer Capital because of its expertise and experience in representing banks in acquisitions.

     On May 1, 1996, Mercer Capital delivered its written opinion to the Board of Directors of Riherd that the consideration to be received by the shareholders of Riherd in the Merger is fair from a financial point of view. The full text of Mercer Capital's written opinion is attached as Appendix B to this Proxy Statement - Prospectus. It sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, by Mercer Capital in connection with its opinion. The following summary of the opinion is qualified in its entirety by reference to the full text of the opinion.


     In connection with its opinion dated May 1, 1996, Mercer Capital reviewed: (i) the Agreement; (ii) the annual reports to shareholders of Riherd and CNB for the five years ended December 31, 1995; (iii) audited financial statements of Riherd and CNB for the five years ended December 31, 1995; (iv) bank call reports for F & D Bank for the five years ended December 31, 1995; (v) the historical market prices and trading activity for the common stock of Riherd and CNB; and (vi) financial projections prepared by the management of Riherd and CNB with respect to their anticipated results of future operations and business prospects. In addition, Mercer Capital held discussions with members of the senior management of Riherd and CNB regarding the historical and current business operations, financial condition and future prospects of their respective companies.


     Neither Riherd nor CNB imposed any limitations on the investigation to be performed by Mercer Capital in formulating its opinion. Mercer Capital has relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for purposes of its opinion. Mercer Capital did not undertake any independent appraisal of the assets and liabilities of Riherd or CNB, nor was it furnished with any such appraisals.

     Mercer Capital has not reviewed any individual credit files of Riherd or CNB. Instead, it has relied upon management's representations that the allowances for each of Riherd and CNB are adequate to cover their potential loan losses. Mercer Capital assumed that the Merger will be recorded as a purchase under generally accepted accounting principles. Mercer Capital's opinion is necessarily based on economic, market and other conditions existing on the date of its opinion, and on information as of various earlier dates made available to it.

     Mercer Capital made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Riherd and CNB and which may not be realized. Any estimates contained in Mercer

Capital's analysis are not necessarily predictive of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values do not purport to be appraisals or necessarily reflect the prices at which CNB's or Riherd's securities may actually be sold. Except as described below, none of the analyses performed by Mercer Capital were assigned a greater significance by Mercer Capital than any other.

     TRANSACTION SUMMARY. Mercer Capital reviewed the terms and consideration of the proposed Merger, including the exchange ratio and the aggregate transaction value. Based on a price of $79.07 per share for the Riherd Common Stock, Mercer Capital calculated that the aggregate transaction value was $6,968,044, which represented 145% of Riherd's book value and 31.0 times Riherd's 1995 earnings of $225,000. Mercer also calculated that the transaction value equalled 20.9 times Riherd's pro forma earnings of $334,000 for 1995. The pro forma earnings are based on Riherd's actual earnings of $225,000, after elimination of certain non-recurring items (consisting of pension termination expense of $120,000, life insurance premiums of $61,000, a gain on the sale of securities of $16,000 and related tax adjustments).

COMPARABLE TRANSACTIONS ANALYSIS

     Mercer Capital utilized the comparable transaction method to develop an indication of value for Riherd by analyzing prices paid for similar institutions in other mergers. With regard to the banking industry, most transactions are measured in terms of price/book value ("P/BV") ratios, price/tangible book value ("P/TBV") ratios and price/earnings ("P/E") ratios.
 Mercer Capital compared the ratios for the Merger with the ratios other bank mergers announced or completed in 1995 (the "Comparable Transactions"). The other bank mergers were divided into five categories: (i) all U.S. bank mergers, (ii) Southeastern banks mergers, (iii) Florida bank mergers, (iv) bank mergers in which the consideration received was less than $10 million, and (v) bank mergers in which the consideration was less than $10 million, the consideration consisted of cash or combination of cash and stock, and the acquired bank's equity/asset ratio exceeded 9%.

     The following table presents a summary of the median price/earnings and average price/book value ratios for the five acquisition groups as applied to Riherd's 1995 year-end reported book value per share, tangible book value per share, reported earnings per share, and pro forma operating earnings per share. Implied values for Riherd are then calculated based upon the 1995 transaction data.

                           RIHERD BANK HOLDING COMPANY
                    COMPARABLE TRANSACTIONS PRICING ANALYSIS


Transaction Multiples                                                    1995
- ---------------------                                                    ----
                                    Price/        Price/   Price/    Price/
Transaction Group                 Reported EPS  ProFormaEPS  Book Tangible Book
- -----------------                 ------------  -----------  ---- -------------

National Averages                         15.7        15.7   179%     184%
Southeast Averages                        18.2        18.2   192%     197%
Florida Acquisitions                      20.4        20.4   203%     218%
Acquisitions -$10MM - National            15.1        15.1   159%     161%
ACQUISITIONS -$10MM, CASH/MIX
   & EQUITY/ASSETS- 9.0%                  14.0        14.0   141%     142%

Riherd BHC Per Share Data                $2.55       $3.79 $54.39   $54.39

             Implied Values for Riherd Bank Holding Corporation
             --------------------------------------------------
                                   Price/     Price/      Price/    Price/
Transaction Group                 Earnings  EarningsEst    Book  Tangible Book
- -----------------                 --------  -----------    ----  -------------

National Averages                 $40.04      $59.50      $97.36    $100.08
Southeast Averages                $46.41      $68.98     $104.43    $107.15
Florida Acquisitions              $52.02      $77.32     $110.41    $118.57
Acquisitions -$10MM-National      $38.51      $57.23      $86.48     $87.57
ACQUISITIONS -$10MM, CASH/MIX
      & EQUITY/ASSETS- 9.0%       $35.70      $53.06      $76.69     $77.23


     The estimated values range from $35.70 per share to $118.57 per share. For purposes of this analysis, the transactions involving banks with above-average equity which were acquired for less than $10 million were deemed the most comparable given the structure of the proposed Merger. Based upon the above analysis, the transaction value of $79.07 per share for the proposed Merger compares favorably with the range of indicated values of $35.70 per share to $77.23 per share.

DISCOUNTED CASH FLOW ANALYSIS

     Mercer Capital utilized a discounted cash flow ("DCF") analysis to estimate the present value of Riherd Common Stock, assuming that Riherd is sold in five years. The value derived from the DCF analysis is equal to the present value of any interim cash flows (i.e., dividends) and the present value of the projected sale price. For purposes of this analysis, Mercer Capital prepared projections of Riherd's future earnings, which were reviewed and approved by Riherd's management. The projections assumed that Riherd's return on average assets would increase from .49% for 1995 to 1.32% for 2000, and that Riherd's return on average equity would increase from 4.97% for 1995 to 13.50% for 2000. To achieve these increases, Mercer Capital assumed that Riherd's assets would grow at an average annual rate of approximately 10%, which is significantly higher than Riherd's growth rate over the past five years. The projections assumed that Riherd would be sold at the end of 5 years at a price/earnings multiple of 14 to 15 times earnings (which was near the median for the Comparable Transactions). Interim dividends and the sale price were then discounted to their present values utilizing discount rates of 16% and 17%. These rates were selected because, in Mercer Capital's experience, they represent the rates that investors in securities such as the Riherd Common Stock would demand in light of the potential risks in such an investment.

     On the basis of these assumptions, Mercer Capital calculated that the present value of Riherd, assuming it remained an independent bank for five years, ranged from $6,700,000 (or $76.00 per share) to $7,460,000 (or $84.68 per share). This analysis indicated that the consideration to be paid by CNB in the Merger is within a reasonable range, and that, in view of the favorable assumptions regarding Riherd's future performance (in light of its weak performance since 1990), the analysis supported the transaction value of the Merger.

CONTRIBUTION ANALYSIS

     Mercer Capital utilized a contribution analysis to review the relative value each party to the Merger would contribute, on a pro forma basis, to the resulting organization. In the case of Riherd's shareholders, pro forma ownership will be a function of whether they elect to receive cash or CNB Common Stock. Under the terms of the Agreement, CNB will pay $79.07 in cash for each share of the Riherd Common Stock, or, at the election of any Riherd shareholder, CNB will issue 5.4909 shares of the CNB Common Stock in exchange for each share of the Riherd Common Stock. Based upon the expectations of Riherd's management, Mercer Capital assumed that Riherd's shareholders would elect to receive approximately 290,000 shares of the CNB Common Stock. The remainder of the aggregate consideration, approximately $2.79 million, would be paid in cash.

     At December 31, 1995, there were 1,639,733 shares of CNB Common Stock outstanding. Accordingly, on a pro forma basis, as of December 31, 1995, the estimated 290,000 shares to be issued in the Merger would represent approximately 15.0% of the outstanding shares of CNB after the Merger.

     Mercer Capital analyzed the contribution of each of Riherd and CNB to the assets, liabilities and historical earnings of the pro forma combined company as of December 31, 1995. Riherd would have contributed 11% of the combined net income of the combined company (before any purchase accounting adjustments), 16% of the total loans, 21% of total assets and 21% of total deposits (before any purchase accounting adjustments). In exchange for this contribution, Riherd's shareholders would have received a 15.0% ownership interest in the resulting entity plus $2.79 million in cash. The foregoing contribution analysis indicates that the relative ownership structure implied by the Agreement is favorable to Riherd shareholders.

     PRO FORMA ANALYSIS OF PER SHARE DATA. Mercer Capital analyzed certain per share financial data for Riherd Common Stock on an exchange-adjusted basis, that is, on the assumption that one share of Riherd Common Stock would be exchanged for 5.4909 shares of CNB Common Stock. On this basis, CNB's annualized dividend of $.20 per share is equivalent to a dividend of $1.10 for each exchange-adjusted share of Riherd Common Stock, almost double Riherd's current annual dividend of $.56 per share. Likewise, CNB's pro forma earnings per share are projected to be 130% greater than Riherd's 1995 earnings per share on an exchange-adjusted basis, while the exchange-adjusted book value per share of the CNB Common Stock is estimated to be 9% below the book value per share of Riherd Common Stock.

     SUMMARY OF VALUATION ANALYSES. Mercer Capital concluded that all four valuation analyses indicated that the transaction value of the proposed Merger is reasonable. The pricing of the Merger, combined with the substantial increase in dividends per Riherd exchange adjusted share and the significant ownership stake which Riherd shareholders will own in CNB, are major factors which support the opinion that the transaction is fair from a financial point of view.

CNB FINANCIAL REVIEW

     Mercer Capital reviewed and analyzed the comparative historical financial information and operating results of CNB and Riherd from December 1991 to 1995 in order to evaluate the implied value of CNB Common Stock. Based on this review, Mercer Capital made the following observations:

     1. During the past five years, CNB's total assets have increased 130% from $77 million to $177 million, while Riherd's total assets increased 20% from $40 million to $48 million.

     2. CNB's ROA and ROE of 1.06% and 13.24% in 1995 exceed Riherd's 1995 ROA and ROE of 0.49% and 4.91%. In addition, CNB has consistently improved earnings during the past five years, while Riherd has either posted relatively low earnings or, in the case of 1994, a loss.

     3. CNB's earnings per share consistently increased on an annual basis from $0.34 per share in 1991 (on a pro forma basis restated for the Bradford acquisition) to $1.12 per share in 1995, while Riherd's earnings fluctuated between a loss of $0.66 per share in 1994 and a five year high of $3.09 per share in 1992.

     4. CNB's book value has increased 40% from $6.41 per share at year-end 1991 (on a pro forma basis restated for the Bradford acquisition) to $9.00 per share at year-end 1995. During this same period, Riherd's book value per share increased 13% from $48.17 per share to $54.39 per share.

     5. Unlike Riherd, CNB does not have a long history of dividend payments to shareholders given its first payment in 1994. However, given CNB's apparent growth prospects and more stable earnings than Riherd, CNB's capacity to maintain its dividend and possibly increase it may be greater than Riherd.

     VALUATION ANALYSIS OF CNB. Mercer Capital compared the implied price of $14.40 per share for CNB Common Stock with the pricing of (i) publicly traded bank holding companies with assets of less than $500 million, (ii) Florida based publicly traded bank holding companies; and (iii) southeastern based publicly traded bank holding companies. In particular, Mercer Capital compared the average price/earnings ratio for reported 1995 earnings and estimated 1996 earnings, book value per share, tangible book value per share, and dividend yields of the three groups of public companies with the implied ratios for CNB.

     Mercer Capital noted that the pricing of CNB at $14.40 per share represented 12.9 times reported 1995 earnings of $1.12 per share compared to multiples of 12.4, 14.0 and 16.4, respectively, for the small public bank holding companies, southeast based bank holding companies, and Florida Bank holding companies. In addition, the implied price of $14.40 per share for CNB represented 160% of year-end 1995 book value of $9.00 per share, compared to 160%, 180% and 157%, respectively, for the small public bank holding companies, southeast based bank holding companies, and Florida bank holding companies. CNB's current indicated dividend of $0.20 per share implied a dividend yield of 1.39%, compared to 1.60%, 2.48% and 1.60%, respectively, for the small public bank holding companies, southeast based bank holding companies, and Florida bank holding companies.

     Based upon the comparison with other publicly traded bank holding companies, Mercer Capital concluded that the implied price of $14.40 per share for CNB Common Stock was reasonable for purposes of the Merger. In reaching this conclusion Mercer Capital was aware that CNB's management had decided to value the CNB Common Stock at $9.00 per share for purposes of the pro forma financial information, set forth in this Proxy Statement-Prospectus.

     CONCLUSION. Based upon its analysis, it was the opinion of Mercer Capital that the proposed Merger is fair from a financial point of view to the shareholders of Riherd.

TERMS OF THE MERGER

     At the Effective Time, Riherd will merge with and into CNB, with CNB as the surviving corporation. The Amended and Restated Articles of Incorporation and Bylaws of CNB in effect at the Effective Time will govern the surviving corporation until amended or repealed in accordance with applicable law. At the Effective Time, each outstanding share of Riherd Common Stock will be converted, into cash in the amount of $79.07 or, at the election of the shareholder in accordance with the terms and conditions of the Merger Agreement, 5.4909 shares of CNB Common Stock, provided, however, that in no event shall CNB issue less than 246,782 shares of CNB Common Stock in connection with the Merger. If the Riherd Shareholders do not timely elect to receive at least 246,782 shares of CNB Common Stock, then additional shares of CNB Common Stock shall be allocated pro rata to all Riherd shareholders, to the extent they have not timely elected to receive CNB Common Stock, so that a minimum of 246,782 shares of CNB Common Stock will be issued as a result of the Merger; provided, however, that no additional shares of CNB Common Stock will be allocated with respect to any Dissenting Shares.

     The Merger Agreement provides that, in the event that CNB changes the number of shares of CNB Common Stock issued and outstanding between the date of the Merger Agreement and the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification or other similar transaction, the stock portion of the Merger Consideration will be adjusted proportionately.

     No fractional shares of CNB Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of shares of Riherd Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of CNB Common Stock (after taking into account all certificates delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of CNB Common Stock multiplied by $14.40. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

     Shares of CNB capital stock (including CNB Common Stock) issued and outstanding immediately prior to the Effective Time will remain issued and outstanding after the Merger.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective on the date and at the time set forth in the Certificate of Merger issued by the Secretary of State of the State of Florida. The parties currently expect that the Merger will become effective on or about August 30, 1996, although there can be no assurance as to whether or when the Merger will occur. See "-- Conditions to the Merger" and "-- Regulatory Approvals."

SURRENDER OF CERTIFICATES

     Promptly after the Effective Time, CNB Bank, acting in the capacity of exchange agent for CNB (the "Exchange Agent"), will mail to each former holder of record of shares of Riherd Common Stock a form of letter of transmittal, together with instructions for the exchange of Riherd stock certificates for either cash or certificates representing CNB Common Stock, as appropriate.

     RIHERD SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE APPROPRIATE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     Upon the surrender to the Exchange Agent of one or more certificates for Riherd Common Stock, together with a properly completed letter of transmittal, there will be mailed to the holder thereof either a certificate or certificates representing the number of shares of CNB Common Stock to which such holder is entitled, and/or a check for the amount representing any cash portion of the Merger Consideration, the value of any fractional shares and the amount of, all declared but unpaid dividends on any outstanding shares (each without interest). A certificate for CNB Common Stock or any check may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed, accompanied by a guaranteed signature if required by the letter of transmittal and otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Certificates surrendered for exchange by any person constituting an "affiliate" of Riherd, for purposes of Rule 145(c) under the Securities Act, will not be exchanged for certificates representing whole shares of CNB Common Stock until CNB has received a written agreement from such person as described under "-- Resale of CNB
Common Stock." The Exchange Agent will issue CNB Common Stock in exchange for lost, stolen, mutilated or destroyed certificates upon the making of an affidavit by the person claiming such person's certificate to be lost, stolen or destroyed and, the agreement of such person to indemnify CNB against potential claims with respect to such certificate.

     All CNB Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time. After the Effective Time, former holders of record of Riherd Common Stock will be entitled to vote the number of shares of CNB Common Stock into which their Riherd shares have been converted, but only if they have surrendered their Riherd certificates. No dividend or other distribution payable to the holders of record of CNB Common Stock at or as of any time after the Effective Time will be paid to the holder of any Riherd certificate until such holder physically surrenders such certificate, promptly after which time all such dividends or distributions will be paid (without interest). After the Effective Time, there will be no transfers on the transfer books of Riherd of the shares of Riherd Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they will be canceled and exchanged for certificates representing shares of CNB Common Stock or cash in accordance with the Merger Agreement.

     Neither CNB, Riherd, the Exchange Agent nor any other person will be liable to any former holder of Riherd Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

CONDITIONS TO THE MERGER

     The Merger will occur if the Merger Agreement is approved by the requisite vote of the shareholders of Riherd. In addition, consummation of the Merger is subject to the satisfaction of certain other conditions, unless waived, to the extent waiver is permitted by law. Conditions applicable to all parties include, but are not limited to: (i) the receipt of all necessary approvals and consents, regulatory or otherwise, including the approval or waiver of the Federal Reserve Board and the approval of the OCC; (ii) the effectiveness of the Registration Statement, including this Proxy Statement-Prospectus, and the absence of a stop order or threatened stop order suspending such effectiveness; and (iii) the absence of an order, decree or injunction of a court or agency of competent jurisdiction enjoining or prohibiting consummation of the Merger.

     The obligation of Riherd to effect the Merger is subject to the satisfaction or waiver of the following conditions:

            (i) The continued accuracy in all material respects of the representations and warranties made by CNB.

           (ii) Election by the shareholders of Riherd to receive in exchange for their Riherd Common Shares and amount of CNB Common Shares sufficient to qualify the Merger as a reorganization within the meaning of Section 368(A)(1)(a) of the Code.

          (iii) The receipt by Riherd of a written opinion of Mahoney Adams & Criser, P.A., counsel to CNB, in form and substance reasonably satisfactory to Riherd.

          (iv)    The receipt by Riherd from Mercer Capital of the Opinion.

           (v) Receipt by Riherd of an opinion of Mahoney Adams & Criser, P.A., of an opinion that (a) the Merger will constitute a "reorganization" within the meaning of Section 368 of the Code, (b) no gain or loss will be recognized by Riherd in connection with the Merger, (c) no gain or loss will be recognized by the shareholders of Riherd who received shares of CNB Common Stock in exchange for their shares of Riherd Common Stock, (d) the basis of the CNB Common Stock received in the Merger will be equal to the basis of the shares of Riherd Common Stock exchanged in the Merger, (e) the holding period of the CNB Common Stock will include the holding period of the shares of Riherd Common Stock exchanged therefor if such shares of Riherd Common Stock were capital assets in the hands of the exchanging Riherd shareholder and (f) cash received by a Riherd shareholder under the Merger Agreement will be treated as having been received in exchange for shares of Riherd Common Stock and will qualify as a capital gain or loss (assuming the Riherd Common Stock was a capital asset in the hands of the holder as of the effective date of the Merger).

           (vi) The receipt by the parties of the material consent or approval of each person, other than governmental entities, whose material consent or approval is required in connection with the Merger.

       The obligation of CNB to consummate the Merger is subject to the satisfaction or waiver of the following conditions:

           (i) The continued accuracy in all material respects of the representations and warranties made by Riherd.

          (ii) The receipt by CNB of a written opinion of Shutts & Bowen, L.L.P., counsel to Riherd, in form and substance reasonably satisfactory to CNB.

         (iii) The receipt by the parties of the material consent or approval of each person, other than governmental entities, whose consent or approval is required in connection with the Merger Agreement.

    The representations and warranties of each of the parties concern, among other things: their organization, capitalization and subsidiaries, as applicable; the authorization and enforceability of the Merger Agreement; their financial statements; the absence of undisclosed liabilities; the absence of certain changes or events; and reports to regulatory authorities.

    In addition, unless waived, each party's obligation to effect the Merger is also subject to performance by the other party of its material obligations under the Merger Agreement and the receipt of certain certificates from the other party. No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so.

REGULATORY APPROVALS

    FEDERAL RESERVE. The Merger is subject to the prior approval of the Federal Reserve Board under the BHC Act and the Bank Merger Act. Regulation Y provides that a transaction that otherwise requires approval from the Federal Reserve Board may be exempt if (1) it involves the acquisition by a bank holding company of another bank holding company where the acquisition is part of the merger or consolidation of the banking subsidiaries, (2) the bank merger occurs simultaneously with the acquisition of the bank holding company, (3) the transaction requires the prior approval of a Federal supervisory agency under the Bank Merger Act, (4) the transaction does not involve the acquisition of any nonbank company that would require prior approval under section 4 of the BHC Act, (5) both before and after the merger the acquiring bank meets the Federal Reserve's Capital Adequacy Guidelines and (6) the acquiring bank holding company provides written notice to the Federal Reserve Bank at least 30 days prior to the transaction, and during that period, the Reserve Bank has not informed the bank holding company that an application to the Federal Reserve Board is required.

    The Merger Agreement also contemplates the simultaneous merger of F&D Bank with and into CNB Bank. The merger of the two banking subsidiaries requires the prior approval of the OCC pursuant to the Bank Merger Act. Neither CNB nor Riherd has any nonbanking subsidiaries. The parties anticipate that CNB Bank will meet the Federal Reserve Board's Capital Adequacy Guidelines both before and after the merger of the subsidiary banks.
 On or about April 18, 1996, CNB filed with the Federal Reserve Board a request for a waiver of the application process pursuant to Regulation Y.
CNB has not received notice from the Federal Reserve Board that an application will be required.

    OFFICE OF THE COMPTROLLER OF THE CURRENCY. The merger of F&D Bank with and into CNB Bank is subject to prior approval by the OCC under the Bank Merger Act. On or about April 18, 1996, CNB filed an application with the OCC under Section 18(c) of the Bank Merger Act seeking approval of the merger of F&D Bank with and into CNB Bank. Under the Bank Merger Act, the OCC is required, in approving a transaction such as the above-referenced merger, to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the OCC will, among other things, evaluate the adequacy of the capital levels of CNB Bank following the merger of the two subsidiaries. Depending on the views of the OCC as to what constitutes adequate capital levels for a financial institution of CNB's size and financial condition, the OCC may, as a condition to its approval of the merger of F&D Bank into CNB Bank, require CNB to raise additional capital. Such capital may take the form of equity or equity-linked securities or subordinated debt or a combination thereof.

    CNB does not currently intend to raise additional capital in connection with the merger of the bank subsidiaries, either equity or debt, nor has the OCC indicated to CNB that it intends to require CNB to raise any such capital as a condition to its approval of the merger of the bank subsidiaries. If CNB were required by the OCC to raise additional capital, CNB does not believe that the amount of such capital would be material to the financial position of CNB.

    The OCC also considers the financial history of the merging institutions, the existence of insider transactions and the adequacy of disclosure of the terms of the Merger.

    The Bank Merger Act prohibits the OCC from approving the merger of the bank subsidiaries if it would result in a monopoly or be in furtherance of any combinations or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint in trade, unless the OCC finds that the anti-competitive effects of the merger of the bank subsidiaries are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the OCC must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

    Under the Bank Merger Act, the merger of the bank subsidiaries may not be consummated until the thirtieth calendar day following the date of OCC approval, during which time the United States Department of Justice may challenge the merger of the bank subsidiaries on antitrust grounds. In the absence of any adverse comment by the Department of Justice, the OCC may shorten the 30 day period to as little as 15 days with the concurrence of the Attorney General. The commencement of an antitrust action would stay the effectiveness of the OCC's approval unless a court specifically orders otherwise. It is possible that the OCC or the United States Department of Justice may request that CNB or Riherd divest certain operations in order to alleviate what such agency believes would otherwise be an adverse competitive effect. The application to the OCC has not proposed any such divestiture. Although CNB and Riherd regard a request for divestiture as unlikely, neither can predict whether such divestiture will be required, or if required, what the aggregate amount of such divestiture may be. See "REGULATORY MATTERS -- Anticompetitive Effects of the Merger."

    The Merger Agreement would allow either party to terminate the Merger Agreement if the regulatory authorities enjoined or otherwise prohibited the Merger.

    The Bank Merger Act provides for the publication of notice and public comment on the applications and authorizes the OCC to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger.

    STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION. CNB and Riherd have filed all applications and have taken other appropriate action with respect to any requisite approvals or other action of any governmental authority.

    Upon consummation of the merger of the banking subsidiaries, CNB will surrender F&D Bank's charter from the Florida Department of Banking and Finance.

    The Merger Agreement provides that the obligation of each of CNB and Riherd to consummate the Merger is conditioned upon the receipt or waiver of all material governmental approvals. See "-- Conditions to the Merger," "-- Waiver and Amendment" and "-- Termination." There can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, there can be no assurance that such approvals or action will occur in a timely manner, that such approval or action will not be conditioned upon such matters that would cause the parties to abandon the Merger or that no action will be brought challenging such approvals or action, including a challenge by the Department of Justice or, if such a challenge is made, that it will be resolved favorably for consummation of the Merger.

    CNB and Riherd are not aware of any governmental approvals or actions that may be required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.

BUSINESS PENDING THE MERGER

    The Merger Agreement provides that, during the period from the date of the Merger Agreement to the Effective Time, except as provided in the Merger Agreement, Riherd will conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking practice, use its reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, retain the services of its officers and key employees and take no action which would materially adversely affect or delay the ability of either CNB or Riherd to obtain any approvals of any governmental authority that are necessary or otherwise required for the Merger or any other transaction contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement.

    Furthermore, from the date of the Merger Agreement to the Effective Time, Riherd shall not, without the prior written consent of CNB except as provided in the Merger Agreement (i) declare or pay any dividends on, or make other distributions in respect of Riherd capital stock prior to the effectiveness of the Merger other than the regular quarterly dividend of $0.14 per share;
(ii) issue, sell, redeem, or purchase any of its capital stock or other equity securities of any kind or grant or issue any additional options or other rights to acquire any of its equity securities; (iii) amend its Articles of Incorporation, Bylaws or other similar applicable governing documents; (iv) make any capital expenditures other than in the ordinary course of business or as necessary to maintain existing assets in good repair; (v) enter into any new line of business; (vi) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or division thereof or any entity or, other than in the ordinary course of business consistent with prior practice, otherwise acquire any assets that would be material, individually or in the aggregate, to the condition of Riherd or F&D Bank; (vii) except for increases in the ordinary course of business consistent with past practice: (A) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date of the Merger Agreement (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares); or
(B) enter into or modify any contract providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by the Merger Agreement; (viii) other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets; (ix) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation, become responsible for the obligations of any other person or entity, or make any equity investment or commitment to make such an investment in real estate or any real estate development project other than in connection with foreclosures, settlements in lieu of foreclosure and troubled loan or debt restructuring in the ordinary course of business, or make any loan or advance to any person or entity, except in accordance with prudent banking practice; (x) accelerate, create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract to which Riherd or F&D Bank is a party or by which Riherd, or F&D Bank or any of their assets, are bound, other than in the ordinary course of business; (xi) make any change in accounting principles or methods from those currently employed, except as required by generally accepted accounting principals or by applicable law; (xii) grant any lien, or permit any lien to be placed on, any of its assets other than in the ordinary course of business; (xiii) take any action, or fail to take any action, that is intended or may reasonably be expected to result in a breach or violation of any of the representations and warranties of Riherd contained in the Merger Agreement or that would cause any condition to the transactions contemplated thereby not to be satisfied, except, in every case, as may be required by law, or take any action that would cause the termination or cancellation by the Federal Deposit Insurance Corporation of insurance in respect of F&D Bank's deposits; (xiv) change its or F&D Bank's lending, investment, liability management and other material banking policies in any material respect; or (xv) agree to do any of the foregoing.

    In addition, Riherd will not and will not permit or authorize any of its officers, directors or employees or other agents to solicit, encourage, or initiate any proposals or offers, which may lead to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with Riherd or F&D Bank.
 The Merger Agreement obligates Riherd to promptly advise CNB of any such inquiries or proposals. The Merger Agreement also prohibits CNB and Riherd from taking any action, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code, as described in "-- Terms of the Merger."

    The Merger Agreement also provides that, during the period from the date of the Merger Agreement until the Effective Time, neither Riherd nor its subsidiary shall take any action that is intended or may reasonably be expected to result in any of Riherd's representations or warranties in the Merger Agreement becoming untrue in any material respect or in any of the conditions to the Merger not being satisfied.

WAIVER AND AMENDMENT

    Prior to the Effective Time, any provision of the Merger Agreement, including, without limitation, the conditions to consummation of the Merger and the restrictions described under "-- Business Pending the Merger," may be
(i) waived, to the extent permitted under law, or (ii) amended at any time by written agreement of the parties approved by their respective Boards of Directors, whether before or after the Special Meeting.

TERMINATION

    The Merger Agreement provides that, whether before or after the approval by the shareholders of Riherd at the Special Meeting of the matters to be voted on in connection with the Merger, the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time
(i) by mutual consent of the Board of Directors of CNB and Riherd; (ii) by either CNB or Riherd (A) upon written notice that any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, (B) at any time after August 30, 1996, unless the failure of the Merger to occur is due to the failure of the party requesting such termination to perform or observe its agreements under the Merger Agreement; (C) in the event of a material breach by another party of any representation, warranty, covenant or other agreement contained in the Merger Agreement, which breach is not cured within 30 days after written notice thereof is given to the party committing such breach or which breach by its nature cannot be cured or (D) if the shareholders of Riherd fail to approve the matters required to be approved by such shareholders at the Special Meeting;
(iii) by CNB, if the conditions to its obligations contained in the Merger Agreement have not been satisfied or waived or (iv) by Riherd, if the conditions to its obligations contained in the Merger Agreement have not been satisfied or waived.

    In the event of the termination and abandonment of the Merger Agreement pursuant to the provisions thereof, the Merger Agreement will become void and have no effect, except that (i) certain provisions of the Merger Agreement relating to expenses and confidentiality of information obtained pursuant to the Merger Agreement or in connection with the negotiation thereof will survive any such termination and abandonment, and (ii) no party will be relieved or released from any liability arising out of its willful breach of any provision of the Merger Agreement.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

    Upon the Effective Time, the separate corporate existence of Riherd will cease, and the surviving corporation will be CNB. Simultaneous with the merger of Riherd with and into CNB, F&D Bank will merge with and into CNB Bank. CNB's directors and executive officers immediately prior to the Effective Time shall be the directors and officers of CNB at the Effective Time, except that Thomas M. Riherd, the current President of Riherd, will be appointed to the position of Chief Financial Officer and Paul M. Riherd, the current Chairman of Riherd, will be appointed to the Board of Directors of CNB, subject to the approval of CNB. The officers and directors of CNB after the Effective Time will hold office subject to CNB's Amended and Restated Articles of Incorporation, Bylaws and the laws of the State of Florida. Upon consummation of the Merger, the present offices and branches of F&D Bank will conduct their banking operations at the present locations. Under the Merger Agreement, CNB and Riherd have agreed not to take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Pursuant to the Agreement, if the Merger is consummated Riherd may nominate one person to the board of directors of CNB. Such person, who must be satisfactory to CNB, will hold office in accordance with the articles of incorporation and bylaws of CNB. It is anticipated that Paul Riherd, the Chairman and CEO of Riherd, will be added to the Board of Directors of CNB. In addition, the

Agreement provides that Thomas Riherd will serve as the Chief Financial Officer of CNB. In all other respects, the board of directors and executive officers of CNB after the Merger shall be the same as they were prior to the Merger.

    It is not anticipated that Paul Riherd will be an employee of CNB or receive any salary as a director. He will, however, be entitled to receive the usual fees paid to directors of CNB for their services as such, including their attendance at meetings of the board and committees of the board. CNB does not pay its directors a fee for attendance at meetings of the board of directors or for attendance at meetings of committees of the board.

    In addition, it is anticipated that Paul Riherd will be engaged as a consultant to CNB to advise CNB concerning the development of its business in Union and Alachua counties through the expansion of the existing facilities of F&D Bank. Mr. Riherd will receive a consulting fee of $3,500 per quarter for a period of two years following the effective date of the Merger for such consulting services and will have the use of his present office at the offices of F&D Bank in Lake Butler.

    Thomas Riherd who is presently the controller and a director of Riherd and is President, CEO and a director of F&D Bank will become the Chief Financial Officer of CNB following the Merger. Mr. Riherd will have no employment agreement covering his services as an employee and officer of CNB and will serve at the pleasure of the President and Chief Executive Officer of CNB. It is anticipated that Thomas Riherd will be employed at a salary which is equivalent to his present salary as President and CEO of F&D Bank and that he will be entitled to receive the same insurance, retirement, and other benefits that are usually provided to executive officers and employees of CNB. Mr. Riherd currently receives a total annual salary of approximately $90,000. It is anticipated that, if CNB's return on average equity equals 15%, the total annual compensation Mr. Riherd can expect to receive from CNB will be approximately the same as his current annual salary.

    The Agreement also provides that on the effective date of the Merger, all employees of Riherd and F&D Bank shall, at CNB's option, either continue as employees of the consolidated organization or be entitled to receive severance policies and that all retained employees shall be entitled to participate in CNB's existing employee benefit plans. Pursuant to these provisions, it is anticipated that Barbara Riherd, a Vice President and the Senior Operations Officer of F&D Bank and the wife of Thomas Riherd, will continue to serve as an officer and employee of CNB Bank at a salary which is equivalent to her present salary. She currently receives an annual salary of approximately $37,000. She will have no employment agreement covering her services as an employee and officer of CNB Bank and will serve at the pleasure of the President and Chief Executive Officer of CNB Bank.

    The Merger Agreement requires Riherd to indemnify present and former directors, officers and employees of Riherd after the Merger against liabilities and expenses arising out or acts or omissions and prior to the Effective Time (including in connection with the Merger) to the fullest extent permitted by Florida law and Riherd's Amended and Restated Articles of Incorporation and Bylaws in effect on the date of the Merger Agreement, including the advancement of legal fees and expenses in any legal proceeding.


    For a period of six years after the Effective Time, or such lesser time as may be the maximum period available by the current insurer, CNB will maintain in effect the current policies with directors and officers liability insurance maintained by Riherd with respect to claims arising from facts or events which occurred before the Effective Time.

ACCOUNTING TREATMENT

    The Merger will not qualify for pooling-of-interests accounting treatment and therefore will be treated as a purchase. Under this method, CNB will allocate the cost of the acquisition of Riherd to the assets acquired and liabilities assumed based on their respective fair values. Any amount paid in excess of the fair value of the net assets acquired that cannot be attributed to specific tangible and real property will be allocated first to any identifiable intangible assets, and then to goodwill.

    The unaudited pro forma financial information contained in this Proxy Statement-Prospectus was prepared using the purchase method of accounting to account for the Merger. See "COMPARATIVE UNAUDITED PER SHARE INFORMATION."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    IN THE OPINION OF MAHONEY ADAMS & CRISER, P.A., COUNSEL TO CNB, THE FOLLOWING DISCUSSION SETS FORTH THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO RIHERD AND ITS SHAREHOLDERS TO THE EXTENT THAT A RIHERD SHAREHOLDER RECEIVES CNB COMMON STOCK AS A PART OF THE MERGER CONSIDERATION. NEVERTHELESS, THIS DISCUSSION IS NOT A COMPLETE DESCRIPTION OF ALL THE TAX CONSEQUENCES OF THE MERGER AND, IN PARTICULAR, MAY NOT ADDRESS FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO CERTAIN SHAREHOLDERS ENTITLED TO SPECIAL TREATMENT UNDER THE CODE (INCLUDING, WITHOUT LIMITATION, INSURANCE COMPANIES, DEALERS IN SECURITIES, CERTAIN RETIREMENT PLANS, FINANCIAL INSTITUTIONS, TAX EXEMPT ORGANIZATIONS, FOREIGN PERSONS OR SHAREHOLDERS WHO ACQUIRED THEIR RIHERD COMMON STOCK PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION). EACH SHAREHOLDER'S

INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF THE MERGER UNDER APPLICABLE FOREIGN, STATE OR LOCAL LAWS OR THE TAX CONSEQUENCES OF THE MERGER TO THE EXTENT THE RIHERD SHAREHOLDER ELECTS TO RECEIVE CASH AS PART OF THE MERGER CONSIDERATION. CONSEQUENTLY, EACH RIHERD SHAREHOLDER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER.

    Neither CNB nor Riherd has requested an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger.

    As a condition to the consummation of the Merger, Riherd shall have received an opinion from Mahoney Adams & Criser, P.A., CNB's counsel, concerning certain federal income tax consequences, based upon certain customary representations set forth therein. Based in part on such representations and to the extent that the shareholders of Riherd elect to receive at least 246,782 shares of CNB Common Stock as part of the Merger Consideration pursuant to the Merger Agreement, Mahoney Adams & Criser, P.A., will issue an opinion that the material federal income tax consequences expected to result from the Merger, under currently applicable law, are as follows:

    (i)    The Merger will constitute a reorganization within the meaning of
    Section 368(a)(1)(A) of the Code by reason of the operation of Section 368(a)(2)(E) of the Code;

    (ii) No gain or loss will be recognized by Riherd as a result of the Merger;

    (iii) No gain or loss will be recognized by the shareholders of Riherd with respect to their shares of Riherd Common Stock that are exchanged for shares of CNB Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in CNB Common Stock);


    (iv) The tax basis of the CNB Common Stock received by Riherd shareholders with respect to the exchange of their Riherd Common Stock for CNB Common Stock in the Merger will be the same as the tax basis of the Riherd Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

    (v) The holding period of the CNB Common Stock in the hands of the Riherd shareholders will, in each case, include the holding period of the shares of Riherd Common Stock surrendered in exchange therefor, provided that the Riherd Common Stock was, in each instance, held as a capital asset in

                                   -44
    the hands of the Riherd shareholders on the effective date of the Merger.

    Riherd shareholders who exercise dissenters' rights or who otherwise receive cash consideration for their Riherd Common Stock should recognize gain or loss equal to the difference between the amount of cash consideration they receive and the adjusted basis in the Riherd Common Stock for which an election to dissent is made or for which cash consideration is chosen. The tax rules governing the treatment of dissenting shareholders and shareholders who otherwise elect to receive cash consideration, however, is extremely complex and may differ from shareholder to shareholder and, accordingly, Riherd shareholders who exercise dissenters' rights or who otherwise elect to receive cash consideration are urged to consult with their own tax advisors regarding the specific tax consequences of such an election to such shareholder. Moreover, to the extent that a shareholder of Riherd elects the payment of the cash in exchange for its shares of Riherd Common Stock in lieu of CNB Common Stock pursuant to the Merger Agreement, the Riherd shareholder should recognize gain or loss equal to the difference between the amount of cash consideration received and the adjusted basis of their Riherd Common Stock exchanged therefor.

    THE DISCUSSION SET FORTH ABOVE IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO ALL SHAREHOLDERS OF RIHERD. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGES COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. IN VIEW OF THIS AND THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH RIHERD SHAREHOLDER SHOULD CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

RESALE OF CNB COMMON STOCK

    The shares of CNB Common Stock issuable to shareholders of Riherd upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Riherd as that term is defined in the rules under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by or are under common control with Riherd at the time of the Special Meeting. Accordingly, "affiliates" generally will include directors and executive officers of Riherd. CNB Common Stock received by those shareholders of Riherd who are deemed to be "affiliates" of Riherd may be resold without registration as permitted by Rules 144 or 145, or as otherwise permitted under the Securities Act. This Proxy Statement-Prospectus does not cover any resales of CNB Common Stock received by affiliates of Riherd, or by certain of their family members or related interests.

    Riherd has agreed to use its best efforts to cause each holder of Riherd Common Stock deemed to be an affiliate of Riherd to enter into an agreement providing that such affiliate will not sell, pledge, transfer or otherwise dispose of the shares of CNB Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

STOCK EXCHANGE LISTING

    The Merger Agreement does not provide for the filing of, and CNB has not filed, nor does it contemplate filing, a listing application with any stock exchange.


EXPENSES

    The Merger Agreement provides that CNB and Riherd will each pay its own expenses in connection with the Merger and the transactions contemplated thereby.

DIVIDENDS

    The Merger Agreement provides that, after the date of its execution, Riherd may not declare or pay any dividends or other distributions with respect to its capital stock, except for its regular quarterly dividend of $0.14 per share.

DESCRIPTION OF CNB CAPITAL STOCK

GENERAL

    The authorized capital stock of CNB consists of 10,000,000 shares of CNB Common Stock, par value $.01 per share and 500,000 shares of CNB Preferred Stock, par value $.01 per share. As of December 31, 1995, there were issued and outstanding 1,639,733 shares of CNB Common Stock and no shares of CNB Preferred Stock.

    Since CNB is a holding company, the right of CNB, and hence the right of creditors and shareholders of CNB, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of CNB itself as a creditor of the subsidiary may be recognized. The principal source of CNB's revenues is dividends from CNB Bank. See "REGULATORY MATTERS" for a discussion of restrictions on the subsidiary banks' ability to pay dividends to CNB.

    The following summary does not purport to be complete and is subject to in all respects, and qualified in its entirety by, the applicable provisions of the Florida Business Corporation Act, CNB's Amended and Restated Articles of Incorporation, and the Bylaws of CNB.

COMMON STOCK

    The holders of the CNB Common Stock are entitled to receive dividends from funds legally available therefor when, as, and if declared by CNB's Board of Directors, and are entitled upon liquidation to receive pro rata the net assets of CNB after satisfaction in full of the prior rights of creditors and senior shareholders of CNB. The principal source of funds for payment of dividends by CNB is dividends paid by CNB Bank.

    The holders of CNB Common Stock are entitled to one vote for each share held on all matters as to which shareholders are entitled to vote. The holders of CNB Common Stock do not have cumulative voting rights, any preferential, subscriptive or preemptive rights with respect to any securities of CNB, or any conversion rights. The CNB Common Stock is not subject to redemption. The outstanding shares of CNB Common Stock are fully paid and nonassessable.

PREFERRED STOCK

    There are currently no shares of CNB Preferred Stock issued or outstanding. The Board of Directors of CNB has the authority, by a resolution of the Board of Directors, to divide the authorized CNB Preferred Stock into one or more series. The Board of Directors may fix and determine the following relative rights and preferences of each established series: (1) the rate and manner of payment of dividends; (2) whether shares may be called or redeemed and, if so, the call redemption price and the terms and conditions of the call or redemption; (3) the amount payable upon shares in the event of voluntary or involuntary liquidation; (4) sinking fund provisions, if any, for the call or redemption of shares; (5) terms and conditions, if any, upon which the shares may be converted into another class or series; and (6) voting rights, if any.

    Prior to the issue of any shares of a series of CNB Preferred Stock, CNB shall file with the Florida Department of State a statement setting forth the name of the corporation, the date of the adoption of the resolution establishing the series and enclosing a copy of the resolution determining the relative rights and preferences thereof, together with a statement that the resolution was duly adopted by the Board of Directors. Upon the filing of such statement, the resolution establishing and designating the series and fixing and determining the relative rights and preferences of the series shall constitute an amendment to the Articles of Incorporation of CNB.

    Any issuance of CNB Preferred Stock could be used to dilute the stock ownership of persons seeking to gain control of CNB and could otherwise have the effect of delaying, deferring or preventing a change in control of CNB.

DISSENTERS' RIGHTS

    ALTHOUGH THE FOLLOWING CONTAINS A SUMMARY OF THE MATERIAL PROVISIONS OF FLORIDA LAW PERTAINING TO SHAREHOLDERS' ABILITY TO DISSENT FROM THE MERGER, THE SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE LAW AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROVISIONS OF SECTIONS 607.1301 THROUGH 607.1320 OF THE FLORIDA BUSINESS CORPORATION ACT, WHICH ARE ATTACHED HERETO AS APPENDIX C. SINCE THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRES STRICT ADHERENCE TO THE PROVISIONS OF THESE LAWS, SHAREHOLDERS WHO MIGHT DESIRE TO EXERCISE SUCH RIGHTS SHOULD REVIEW SUCH LAWS CAREFULLY, TIMELY CONSULT THEIR OWN LEGAL ADVISOR AND STRICTLY FOLLOW THE PROVISIONS OF FLORIDA LAW.

    Only Riherd shareholders of record at the close of business on ______________, 1996, will have the right to vote on the Merger.
Shareholders who would like to exercise their dissenters' rights under Florida law to demand that Riherd pay them in cash the fair value of their shares as of the effective date of the Merger in lieu of receiving CNB Common Stock (such a shareholder being hereinafter referred to as a "Dissenting Shareholder") must (i) deliver to Riherd before the vote is taken written notice of his intent to demand payment for his shares if the Merger is consummated; and (ii) not vote his shares in favor of the Merger. Fair value is defined as the value of the shares as of the close of the business on the day prior to the date on which the shareholders authorize the proposed action, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. Neither a vote against the approval of the Merger nor an abstention from voting constitutes a sufficient objection to the Merger in the absence of the required written notification. Such a Dissenting Shareholder can neither vote in favor of approval of the Merger Agreement by proxy or in person nor deliver a signed but unmarked proxy unless such proxy is revoked prior to the vote on the Merger.

    PURSUANT TO THE ABOVE, ANY DISSENTING SHAREHOLDER SHOULD SEND A WRITTEN OBJECTION TO THE MERGER, AS SET FORTH ABOVE, TO RIHERD AT

THE FOLLOWING ADDRESS: 300 WEST MAIN STREET, LAKE BUTLER, FL 33957.

    If the Riherd shareholders approve the Merger, Riherd must give written notice of such approval to the Dissenting Shareholder within ten (10) days of the Riherd shareholders' approval. Within twenty (20) days after notice from Riherd, each Dissenting Shareholder to whom Riherd was required to give notice and who elects to dissent must file with Riherd notice of election to dissent (an "Election Notice"), stating his name and address, the number of shares to which he dissents and a demand for payment of the fair value of his shares. The Dissenting Shareholder may dissent as to less than all the shares then registered in his name. Any shareholder who fails to file an Election Notice is bound by the terms of the Merger. A Dissenting Shareholder must deposit his certificates with Riherd simultaneously with the filing of his Election Notice.

    Holders of Riherd Common Stock who intend to exercise their dissenters' rights should bear in mind that the fair value of their shares of Riherd Common Stock, for dissenters' rights purposes, could be determined to be more than, the same as, or less than, the consideration they would receive pursuant to the Merger.

    Within ten (10) days after the expiration of the period for filing an Election Notice or within ten (10) days after the Merger is effected, whichever is later (but in no case later than ninety (90) days after Riherd shareholders approve the Merger), Riherd must make a written offer to pay an amount that Riherd estimates to be the fair value for the shares to each Dissenting Shareholder who has filed an Election Notice. If the Merger has not been consummated within ninety (90) days of the date on which the Riherd shareholders approved the Merger, Riherd's offer of payment may be made conditioned upon the consummation of the Merger. Riherd's offer must be accompanied by Riherd's current balance sheet and profit and loss statement.

    Upon filing an Election Notice, a Dissenting Shareholder is only entitled to payment as provided by Section 607.1320 of the Florida Business Corporation Act and is not entitled to vote or exercise other rights of a shareholder. The Dissenting Shareholder may withdraw the Election Notice in writing at any time before Riherd makes its offer to pay for the shares. After Riherd's offer, the Election Notice may be withdrawn if Riherd consents to the withdrawal.

    The right of a Dissenting Shareholder to be paid fair value of his shares shall cease, and he will be reinstated to have all his rights as a shareholder, as described in the Florida Business Corporation Act, as of the filing of the Election Notice, if one of the following events occurs: (i) the Election Notice is withdrawn;

(ii) the Merger is abandoned; (iii) no demand or petition for determining fair value by a court has been made or filed within the time limits provided under Section 607.1320 of the Florida Business Corporation Act; or (iv) a court of competent jurisdiction determines that the shareholder is not entitled to the relief provided by Section 607.1320 of the Florida Business Corporation Act.

     If Riherd fails to make an offer within the prescribed period or if Riherd makes the offer and any Dissenting Shareholder fails to accept the offer within the 30 day period, Riherd, within 30 days after receipt of an Election Notice given within 60 days of the consummation of the Merger, shall, or at its election at any time within 60 days of the consummation of the Merger may, petition to the Circuit Court of Union County, requesting that the fair value of such shares be determined. The Court shall also determine whether each Dissenting Shareholder is entitled to payment for his shares. If Riherd fails to institute the proceeding as required, any Dissenting Shareholder may do so in the name of Riherd. All Dissenting Shareholders who have not agreed to accept Riherd's offer will be made parties to the action against their shares and are entitled to judgment against Riherd for the amount of the fair value of their shares. The Court may appoint persons as appraisers to receive evidence and recommend a decision on the question of fair value. Riherd will pay each Dissenting Shareholder the amount found due to him within ten (10) days after the Court's final determination. Upon payment of the judgment, the Dissenting Shareholder shall cease to have any interest in such shares.

     The costs and expenses of any such proceeding, including reasonable compensation used by any party, shall be determined by the Court and assessed against Riherd. However, the Court may assess all or any part of such costs and expenses against a shareholder if the Court finds that the shareholder's refusal to accept Riherd's offer was arbitrary, vexatious or not in good faith. If the Court determines the fair value of the shares materially exceeds the amount of Riherd's offer, the Court may award to any shareholder reasonable compensation for attorneys and experts employed by the shareholder in the proceeding.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

     Each of CNB and Riherd is a Florida corporation subject to the provisions of the Florida Business Corporation Act. Shareholders of Riherd, whose rights are governed by Riherd's Articles of Incorporation and Bylaws, will, upon consummation of the Merger, become shareholders of CNB. The rights of such shareholders as shareholders of CNB will then be governed by the Articles of Incorporation of CNB, and the Bylaws of CNB.

     Except as set forth below, there are no material differences between the rights of a Riherd shareholder under Riherd's Articles of Incorporation and Bylaws, on the one hand, and the rights of a CNB shareholder under the Amended and Restated Articles of Incorporation and Bylaws of CNB on the other hand. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, FLORIDA LAW AND THE AMENDED AND RESTATED ARTICLES OF INCORPORATION AND BYLAWS OF EACH OF CNB AND RIHERD.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

     CNB. The Board of Directors of CNB consists of not more than 25 members, and the exact number is fixed from time to time by resolution of the Board of Directors. The Board of Directors has the authority to increase the number of directors by up to 3 new members each year. Directors hold office until the annual meeting of shareholders held next after their election or until their earlier resignation, removal from office or death. If a vacancy occurs among the directors by reason of the resignation, removal, addition to the number of directors or death, the vacancy will be filled by a majority vote of the remaining directors whether or not sufficient to constitute a quorum. A director elected to fill a vacancy holds office only until the next election of directors by the shareholders.

     RIHERD.   The Articles of Incorporation of Riherd provide that the
number of directors shall not be fewer than one (1). The Bylaws provide that the Board of Directors shall consist of the number of directors elected in accordance with the Bylaws at the annual meeting of the shareholders. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Vacancies occurring on the Board of Directors shall be filled by the affirmative vote of a majority of the remaining members of the board, regardless of whether such number is sufficient to create a quorum, unless otherwise provided by law, to serve until the next annual meeting of shareholders. Any vacancy resulting from an increase of the number of directors shall be filled by election at the annual meeting of the shareholders or a special meeting of shareholders called for the purpose of filling such vacancy.

MEETINGS OF SHAREHOLDERS

     CNB. Action required or permitted to be taken by the shareholders of CNB may be taken without a meeting, without notice and without a vote if a written consent, setting forth the action to be taken, is signed by two-thirds of the shareholders entitled to vote with respect to the subject matter of the action.

     RIHERD. Action required or permitted to be taken by the shareholders of Riherd may be taken without a meeting, without notice and without a vote if a written consent, setting forth the action to be taken, is signed by the holders of Riherd's outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Within 10 days after obtaining such authorization by written consent, notice containing a fair summary of the material features of the authorized action must be given to those shareholders who have not consented in writing. If the action is a merger, consolidation or sale or exchange of assets for which dissenters' rights are provided by the Florida Business Corporation Act, such notice shall contain a clear statement of the rights of dissenting shareholders to be paid the fair value of their shares upon compliance with the applicable statutory provisions. The Articles of Incorporation of Riherd also establish certain procedures for giving notice of the meeting to shareholders.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

     CNB. The Bylaws of CNB provide that the authorization or consent of the shareholders of CNB are not required with respect to the sale, lease, exchange or other disposition of all or substantially all of the property and assets of CNB in the usual and regular course of business or with respect to the mortgage or pledge of any or all of the property and assets of CNB, whether or not in the usual and regular course of business. The preceding actions may be made upon such terms and conditions and for such consideration as are authorized by CNB's Board of Directors.

     The authorization or consent of the holders of two-thirds of the issued and outstanding shares of capital stock are required with respect to the sale, lease, exchange or other disposition of all or substantially all of the property and assets of CNB, with or without its goodwill, if such action is not in the usual and regular course of CNB's business. After the authorization of the sale, lease, exchange or other disposition of the assets by the shareholders, the Board of Directors may, in its discretion without further action or approval of the shareholders, abandon such sale.

     RIHERD. The Articles of Incorporation and Bylaws of Riherd make no special provisions as to the vote required for authorization of certain actions such as mergers, asset sales, security issuances, recapitalizations, and liquidations.

AMENDMENT OF CORPORATE CHARTER AND BYLAWS

     CNB. There is no provision in the Amended and Restated Articles of Incorporation of CNB providing for their amendment. The By-Laws of CNB may be amended by the shareholders at any regular or special meeting of the shareholders. If such an action is to be taken at such a meeting, notice of the general nature of the proposed change in the By-Laws shall have been given in the notice of a meeting.

     RIHERD. Amendment of the Articles of Incorporation of Riherd requires that the amendment be recommended to the shareholders by the Board of Directors and, if a quorum of shareholders exists, approved by votes cast in favor of the amendment exceeding the votes cast opposing the amendment. The Bylaws of Riherd may be amended, altered or replaced by the Board of Directors, except to the extent that such power is reserved to the shareholders by statute. In addition, any Bylaws or amendments thereto as adopted by the Board of Directors may be altered, amended or repealed and replaced by vote of the shareholders.

                           INFORMATION ABOUT RIHERD

BUSINESS OF RIHERD

     Riherd was organized as a corporation under the laws of the State of Florida on August 11, 1987 and is a bank holding company under the Bank Holding Company Act of 1956, as amended. Riherd owns all of the issued and outstanding shares of common stock of Farmers and Dealers Bank, a state banking association organized under the laws of the State of Florida on October 6, 1911. F&D Bank provides a broad range of retail and commercial banking services, primarily to customers located in Gainesville and Lake Butler, Florida. Riherd's main office is located in Lake Butler. Riherd also has two branch offices in Gainesville, Florida.

MARKET AND DIVIDEND INFORMATION REGARDING RIHERD COMMON STOCK

     There is not an established trading market in the shares of Riherd Common Stock. Riherd is not aware of any transfers of Riherd Common Stock which have occurred in arm's length transactions in the last two years. In 1993, 1994 and 1995, Riherd paid dividends per share of Riherd Common Stock of $.53, $.54 and $.55, respectively, to its shareholders.

SECURITY OWNERSHIP OF RIHERD'S MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of the date of this Prospectus, the number of shares of Riherd Common Stock beneficially owned by each director and executive officer of Riherd and F&D Bank, all directors and executive officers of Riherd as a group, and each person who beneficially owned 5% or more of the outstanding Riherd Common Stock.

                                                                                       Number
                                                                                     of Shares
                                         Positions with                             Beneficially      Percentage
Name                                   Riherd and F&D Bank                             Owned           of Class
- ---------------------------------------------------------------------------------------------------------------------
Richard J. DeVoe(1)              Vice President F&D Bank                                   450          0.51%
Robert A. Driggers               Director of Riherd and F&D Bank                         1,800          2.04%
Larry T. Hall                    Sr. Vice President and Chief Lending Officer of
                                 F&D Bank                                                    0             0%
Barbara B. Riherd(2)             Vice President and Sr. Operations Officer F&D
                                 Bank                                                    3,210          3.64%
Carl D. Riherd(3)                Director of F&D Bank                                    5,400          6.13%
Martha C. Riherd(4)              Director and Vice President of Riherd and
                                 Director of F&D Bank                                    7,350          8.34%
Paul M. Riherd                   Chairman, President and CEO of Riherd and
                                 Chairman of F&D Bank                                   19,770         22.43%
Thomas M. Riherd, II(5)          Director, Vice President and Controller of Riherd
                                 and Director, President and CEO of F&D Bank             3,285          3.73%
Thomas C. Spires                 Director of F&D Bank                                        0             0%
Barry and Harriett Haynes(6)     Principal Shareholders                                  6,420          7.28%
Bill and Brooke Douglas(7)       Principal Shareholders                                  6,420          7.28%
Bob and Mari Weller(8)           Principal Shareholders                                  6,420          7.28%
Greg Riherd(9)                   Principal Shareholder                                   5,400          6.12%
Frances White(10)                Principal Shareholder                                   5,400          6.12%
Hal & Julia Maines(11)           Principal Shareholders                                  4,500          5.10%
                                                                                       -------         -----
ALL EXECUTIVE OFFICERS,
DIRECTORS AND PRINCIPAL
SHAREHOLDERS AS A GROUP
(9 PERSONS)                                                                             41,265(12)     46.83%


- ------------------------

 (1) His ownership does not include 900 shares owned by Mr. DeVoe's wife.

 (2) Barbara B. Riherd is the wife of Thomas M. Riherd, II. Her ownership does not include 3,285 owned by Thomas M. Riherd, II.

 (3) Carl D. Riherd is the nephew of Paul M. Riherd.

 (4) Martha C. Riherd is the wife of Paul M. Riherd. Her ownership does not include 19,770 shares owned by Paul M. Riherd.

 (5) Thomas M. Riherd, II, is the son of Paul M. and Martha C. Riherd. His ownership does not include 3,210 shares owned by his wife Barbara Riherd.

 (6) Barry and Harriett Haynes are the son-in-law and daughter of Paul M. Riherd and Martha Riherd.

 (7) Bill and Brooke Douglas are the son-in-law and daughter of Paul M. Riherd and Martha Riherd.

 (8) Bob and Mari Weller are the son-in-law and daughter of Paul M. Riherd and Martha Riherd.

 (9) Greg Riherd is the nephew of Paul M. Riherd and the brother of Carl Riherd.

(10) Frances White is the sister of Paul Riherd. Her ownership does not include 3,450 shares owned by her sons.

(11) Their ownership does not include 2250 shares owned by their daughters.

(12) This amount does not include an additional 35,310 (40.07%) beneficially owned by other members of the Riherd family who are not directors or executive officers of Riherd or F&D Bank.

     As of March 31, 1996, there were 27 holders of record of Riherd Common
Stock.

EXECUTIVE COMPENSATION

     In 1995, Paul Riherd, the Chairman of Riherd, received $1,800 in directors fees, $9,280 in fees for consulting services, $48,165 in payments from a retirement annuity, use of a 1994 automobile having an estimated value of $4,800, dues for membership in a civic organization having an estimated value of $500, and the occasional use of secretarial services provided by F&D Bank.

     In 1995, Thomas Riherd, the President of Riherd, received a salary of $88,894, directors fees amounting to $1,800, and supplemental insurance benefits valued at $1,332.

     During 1995, none of the executive officers of Riherd received compensation from all sources in excess of $100,000.

LEGAL PROCEEDINGS



     Neither Riherd nor F&D Bank is a party to any legal proceedings, other than routine litigation incidental to the business of F&D Bank, which, to the knowledge of the management of Riherd and F&D Bank, after consultation with counsel, is considered to have any potential material adverse effect on the financial condition or results of operations of Riherd or F&D Bank.

                    FINANCIAL INFORMATION REGARDING RIHERD

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Riherd Bank Holding Company
Lake Butler, Florida

    We have audited the accompanying consolidated balance sheets of Riherd Bank Holding Company and subsidiary as of December 31, 1995 and December 31, 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Riherd Bank Holding Company and subsidiary at December 31, 1995 and December 31, 1994, and the consolidated results of operations and cash flows for the years then ended in conformity with generally accepted accounting principles.


                                          Rex Meighen & Company
                                          Certified Public Accountants


Tampa, Florida
January 12, 1996

                          RIHERD BANK HOLDING COMPANY
                          CONSOLIDATED BALANCE SHEETS


                                                                    December 31,
                                                              ------------------------   March 31,
                                                                 1995         1994         1996
                                            ASSETS            -----------  -----------  -----------
                                                                                        (Unaudited)
Cash and cash equivalents:
  Cash and non-interest bearing deposits....................  $ 2,093,507  $ 1,749,062  $ 2,064,876
  Federal funds sold........................................    2,779,000      758,000      203,000
                                                              -----------  -----------  -----------
                                                                4,872,507    2,507,062    2,267,876
Investment securities: (Approximate fair value of
 $22,621,597 for 1996; $20,926,930 for 1995; $21,800,861 for
 1994)
  Securities available for sale.............................   20,926,930   12,810,620   22,621,597
  Securities to be held to maturity.........................      --         9,183,166      --
Loans.......................................................   19,427,539   14,359,808   21,316,289
Facilities..................................................    2,276,065    2,373,362    2,242,798
Accrued interest receivable.................................      380,137      380,702      409,622
Other real estate...........................................      155,008      188,092      155,806
Prepaid expenses............................................       58,918      227,218       42,573
Other assets................................................      275,809      311,539      396,526
                                                              -----------  -----------  -----------
      Total assets..........................................  $48,372,913  $42,341,569  $49,453,087
                                                              -----------  -----------  -----------
                                                              -----------  -----------  -----------

                                            LIABILITIES

Deposits:
  Demand....................................................  $ 7,033,045  $ 6,261,450  $ 6,958,936
  Money market accounts.....................................   14,153,606   13,529,820   14,898,512
  Savings...................................................    2,469,822    2,097,784    2,702,343
  Time, $100,000 and over...................................    4,142,974    2,177,881    4,174,723
  Other time................................................   15,381,650   13,888,228   15,725,918
                                                              -----------  -----------  -----------
      Total deposits........................................   43,181,097   37,955,163   44,460,432

Deferred income taxes.......................................       49,611      --            42,458
Income taxes payable........................................       90,306      --           --
Accrued interest and other liabilities......................      258,558      128,626      196,532
                                                              -----------  -----------  -----------
      Total liabilities.....................................   43,579,572   38,083,789   44,699,422
                                                              -----------  -----------  -----------
Commitments and contingencies (Notes A and E)

                                       STOCKHOLDERS' EQUITY

Common stock, $0.006667 par value, authorized 300,000
 shares; issued and outstanding
 88,125 shares..............................................          588          588          588
Additional paid-in capital..................................    3,496,565    3,496,565    3,496,565
Retained earnings...........................................    1,216,843    1,039,938    1,285,759
Net unrealized holding gains (losses) on securities.........       79,345     (279,311)     (29,247)
                                                              -----------  -----------  -----------
      Total stockholders' equity............................    4,793,341    4,257,780    4,753,665
                                                              -----------  -----------  -----------
      Total liabilities and stockholders' equity............  $48,372,913  $42,341,569  $49,453,087
                                                              -----------  -----------  -----------
                                                              -----------  -----------  -----------

          See Accompanying Notes to Consolidated Financial Statements

                          RIHERD BANK HOLDING COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            Year Ended December 31,     Quarter Ended March 31,
                                                          ----------------------------  ------------------------
                                                              1995           1994          1996         1995
                                                          -------------  -------------  -----------  -----------
                                                                                              (Unaudited)
INTEREST INCOME
  Interest and fees on loans............................  $   1,733,067  $   1,208,289  $   507,636  $   387,005
  Interest on investment securities:
    U. S. Government agencies and corporations..........      1,330,895      1,188,881      306,579      328,293
    States and political subdivisions...................         74,007         73,212       22,231       18,047
    Other...............................................       --                1,350      --           --
  Interest on Federal funds sold........................        153,073        115,248       25,166       21,570
                                                          -------------  -------------  -----------  -----------
      Total interest income.............................      3,291,042      2,586,980      861,612      754,915
                                                          -------------  -------------  -----------  -----------
INTEREST EXPENSE
  Interest on deposits..................................      1,403,126        964,779      367,855      308,601
  Interest on Federal funds purchased...................       --             --                213      --
                                                          -------------  -------------  -----------  -----------
      Total interest expense............................      1,403,126        964,779      368,068      308,601
                                                          -------------  -------------  -----------  -----------
      Net interest income...............................      1,887,916      1,622,201      493,544      446,314

PROVISION FOR LOAN LOSSES...............................       --             --            --           --
                                                          -------------  -------------  -----------  -----------
      Net interest income after provision for loan
       losses...........................................      1,887,916      1,622,201      493,544      446,314
                                                          -------------  -------------  -----------  -----------
OTHER INCOME
  Investment security gains (losses)....................         16,126        (62,367)      25,884      (14,327)
  Service charges on deposit accounts...................        440,545        397,730      116,554      106,796
  Miscellaneous income..................................         59,438         62,212       12,555       18,637
                                                          -------------  -------------  -----------  -----------
      Total other income................................        516,109        397,575      154,993      111,106
                                                          -------------  -------------  -----------  -----------
OTHER EXPENSES
  Salaries and employee benefits........................      1,131,176        982,022      259,291      257,277
  Occupancy expense.....................................        416,181        431,454      101,787       96,259
  Marketing expense.....................................         36,181         94,222        8,429       10,966
  Stationery, printing and supplies.....................         42,693         41,362       22,189       13,946
  Legal and professional fees...........................         66,680         96,561       51,788       18,585
  FDIC insurance........................................         43,574         79,437          500       20,808
  Miscellaneous expense.................................        302,612        399,947       87,429       43,486
                                                          -------------  -------------  -----------  -----------
      Total other expenses..............................      2,039,097      2,125,005      531,413      461,327
                                                          -------------  -------------  -----------  -----------
INCOME (LOSS) BEFORE INCOME TAXES.......................        364,928       (105,229)     117,124       96,093

INCOME TAXES (CREDIT)...................................        139,848        (46,405)      35,873       36,124
                                                          -------------  -------------  -----------  -----------
NET INCOME (LOSS).......................................  $     225,080  $     (58,824) $    81,251  $    59,969
                                                          -------------  -------------  -----------  -----------
                                                          -------------  -------------  -----------  -----------
PER SHARE AMOUNTS
  Net income (loss).....................................  $        2.55  $        (.66) $       .92  $       .68
  Book value at year end................................  $       54.39  $       48.32  $     53.94  $     51.03

          See Accompanying Notes to Consolidated Financial Statements

                          RIHERD BANK HOLDING COMPANY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                             Net
                                                                                          Unrealized
                                                            Additional                      Gains          Total
                                                Common        Paid-In       Retained     (Losses) On   Stockholders'
                                                 Stock        Capital       Earnings      Securities      Equity
                                              -----------  -------------  -------------  ------------  -------------
Balance, December 31, 1993..................   $     600   $   3,570,960  $   1,168,745  $    --       $   4,740,305


1994
Net loss....................................      --            --              (58,824)      --             (58,824)
Cash dividends paid to stockholders.........      --            --              (47,750)      --             (47,750)
Redemption common stock.....................         (12)        (74,395)       (22,233)      --             (96,640)
Net change in net unrealized holding losses
 on securities..............................      --            --             --            (279,311)      (279,311)
                                                   -----   -------------  -------------  ------------  -------------
Balance, December 31, 1994..................         588       3,496,565      1,039,938      (279,311)     4,257,780


1995
Net income..................................      --            --              225,080       --             225,080
Cash dividends paid to stockholders.........      --            --              (48,175)      --             (48,175)
Net change in net unrealized holding gains
 on securities..............................      --            --             --             358,656        358,656
                                                   -----   -------------  -------------  ------------  -------------
Balance, December 31, 1995..................         588       3,496,565      1,216,843        79,345      4,793,341


1996 (UNAUDITED)
Net income..................................      --            --               81,251       --              81,251
Cash dividends paid to stockholders.........      --            --              (12,335)      --             (12,335)
Net change in net unrealized holding losses
 on securities..............................      --            --             --            (108,592)      (108,592)
                                                   -----   -------------  -------------  ------------  -------------
Balance, March 31, 1996.....................   $     588   $   3,496,565  $   1,285,759  $    (29,247) $   4,753,665
                                                   -----   -------------  -------------  ------------  -------------
                                                   -----   -------------  -------------  ------------  -------------

          See Accompanying Notes to Consolidated Financial Statements

                          RIHERD BANK HOLDING COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              Year Ended December 31,        Quarter Ended March 31,
                                                           ------------------------------  ----------------------------
                                                                1995            1994           1996           1995
                                                           --------------  --------------  -------------  -------------
                                                                                                   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)......................................  $      225,080  $      (58,824) $      81,251  $      59,969
  Adjustments to reconcile net income (loss) to net cash
   provided (used) by operating activities:
    Depreciation.........................................         214,941         228,839         46,706         53,082
    Deferred income tax (credit).........................         (62,324)        (25,546)        54,755        (15,581)
    Net amortization on investment securities............          52,092          74,837         14,054          8,865
    (Gain) loss on the sale of investment securities.....         (16,126)         62,367        (25,884)        14,327
    Loss on other real estate............................          25,950          51,282       --             --
    (Increase) decrease in assets:
      Accrued interest receivable........................             565         (19,787)       (29,485)         5,004
      Prepaid expenses and other assets..................         151,025        (118,604)       (80,284)      (115,578)
    Increase (decrease) in accrued liabilities...........         220,238          14,497       (117,218)       175,327
                                                           --------------  --------------  -------------  -------------
        Net cash provided (used) by operating
         activities......................................         811,441         209,061       (116,105)       185,415
                                                           --------------  --------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Securities available for sale:
    Purchase of securities...............................     (10,149,376)     (8,994,983)    (4,405,428)    (2,619,016)
    Proceeds from sale of securities.....................       8,025,138       7,958,997      1,525,315      2,976,388
    Proceeds from maturities of securities...............       1,834,682         177,301      1,026,779         63,389
  Securities to be held to maturity:
    Purchase of securities...............................        (736,117)     (2,672,682)      --             --
    Proceeds from maturities of securities...............       2,580,159       1,984,512       --              147,649
  Purchase of facilities.................................        (117,644)       (347,612)       (13,439)       (19,958)
  Disposal of other real estate, net.....................           7,134         190,217       --             --
  Net increase in loans..................................      (5,067,731)     (3,050,029)    (1,888,750)      (977,480)
                                                           --------------  --------------  -------------  -------------
        Net cash used in investing activities............      (3,623,755)     (4,754,279)    (3,755,523)      (429,028)
                                                           --------------  --------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits...............................       5,225,934       3,153,873      1,279,332      1,659,499
  Cash dividends.........................................         (48,175)        (47,750)       (12,335)       (11,750)
  Redemption of common stock.............................        --               (96,640)      --             --
                                                           --------------  --------------  -------------  -------------
        Net cash provided by financing activities........       5,177,759       3,009,483      1,266,997      1,647,749
                                                           --------------  --------------  -------------  -------------
NET INCREASE (DECREASE) IN CASH..........................       2,365,445      (1,535,735)    (2,604,631)     1,404,136

CASH AND CASH EQUIVALENTS,
 BEGINNING OF PERIOD.....................................       2,507,062       4,042,797      4,872,507      2,507,062
                                                           --------------  --------------  -------------  -------------
CASH AND CASH EQUIVALENTS,
 END OF PERIOD...........................................  $    4,872,507  $    2,507,062  $   2,267,876  $   3,911,198
                                                           --------------  --------------  -------------  -------------
                                                           --------------  --------------  -------------  -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the period for:
    Interest.............................................  $    1,386,813  $      944,992  $     367,403  $     302,151
    Income taxes.........................................  $      112,200  $       89,220  $      97,810  $    --

          See Accompanying Notes to Consolidated Financial Statements

                          RIHERD BANK HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (UNAUDITED AS TO MARCH 31, 1995 AND 1996)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PARENT COMPANY:

    The Company's principal asset is its investment in its subsidiary, Farmers and Dealers Bank (the "Bank"). The Bank is chartered by the State of Florida and opened on December 9, 1911. The Bank currently has three banking offices; at 300 West Main Street in Lake Butler, Florida, a branch in Alachua County, Florida that opened during April 1990, and a branch in Alachua County, Florida that opened in August 1994. The Company was incorporated under the laws of Florida in 1987 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Company acquired the Bank on December 9, 1987, in a stock-for-stock exchange. Presently the Company has 300,000 shares of common stock authorized with 88,125 shares issued and outstanding.

CONSOLIDATION:
    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Farmers and Dealers Bank. All significant intercompany items are eliminated.

BUSINESS:
    The Company provides a wide range of banking services to individual and corporate customers primarily located in Union, Bradford and Alachua Counties, Florida. The Company is subject to State and Federal bank regulatory authorities and undergoes periodic regulatory examinations.

BASIS OF FINANCIAL STATEMENT PRESENTATION:
    The accounting and reporting policies of the Company conform with generally accepted accounting principles and with reporting guidelines as prescribed by banking regulatory authorities. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

    Material estimates that are particularly susceptible to significant change in the near-term relate to the determinations of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures, including in-substance foreclosures, or in satisfaction of loans. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for real property.

    Essentially, all of the Company's real estate loans are secured by real estate in Union, Bradford and Alachua Counties, Florida. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in north Florida.

    Management believes the allowance for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and real estate owned. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

INVESTMENTS:
    Statement of Financial Accounting Standards No. 115 ("FAS 115"), ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, was issued by the Financial Accounting Standards Board in May 1993. FAS 115 sets the standard for classification of and accounting for investments in equity securities that have readily determinable fair values, and all investments in debt securities which are to be classified as HELD-TO-MATURITY SECURITIES, AVAILABLE-FOR-SALE SECURITIES, or TRADING SECURITIES.

    Debt securities that an enterprise has the positive intent and ability to hold to maturity are classified as HELD-TO-MATURITY SECURITIES and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as

                          RIHERD BANK HOLDING COMPANY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (UNAUDITED AS TO MARCH 31, 1995 AND 1996)


NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

TRADING SECURITIES and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as AVAILABLE-FOR-SALE securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

    The Company classifies its investments at the purchase date in accordance with the above-described guidelines. Premiums or discounts on securities at the date of purchase are being amortized or accreted, respectively, over the estimated life of the security using a method which approximates the level yield method. Gains and losses realized on the disposition of securities are based on the specific identification method and are reflected in other income.

    The  Company adopted FAS  115 effective January  1, 1994. The  effect of the
change  in  method  of  accounting   for  investments  was  not  material   and,
accordingly, prior period financial statements have not been restated.

FACILITIES:
    Facilities   are  stated   at  cost,   less  accumulated   depreciation  and
amortization. Charges to income for depreciation and amortization are computed on the straight-line method over the assets' estimated useful lives.

    When properties are sold or otherwise disposed of, the gain or loss resulting from the disposition is credited or charged to income. Expenditures for maintenance and repairs are charged against income and renewals and betterments are capitalized.

LOANS AND ALLOWANCE FOR LOAN LOSSES:
    Loans are carried at the principal amount outstanding less an allowance for loan losses and net deferred loan origination fees and costs.

    Interest income is recognized on principal amounts of loans outstanding using the interest method. Nonaccrual loans are loans on which the accrual of interest ceases when the collection of principal or interest payments is determined to be doubtful by management. It is the policy of the Company to discontinue the accrual of interest when principal or interest payments are delinquent 90 days or more, or earlier if in management's opinion the full timely collection of interest or principal becomes uncertain, unless the loan principal and interest are determined by management to be fully collateralized and in the process of collection. Any unpaid amounts previously accrued on these loans are reversed from income.

    The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged-off against the allowance when management believes that the collectibility of principal is unlikely. Recoveries of amounts previously charged-off are credited to the allowance. The allowance for loan losses is based on management's evaluation of various factors including prevailing and anticipated economic conditions, diversification and size of the loan portfolio, current financial status and credit standing of the borrower, the status and level of nonperforming assets, past and expected loan loss experience, adequacy of collateral, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows.

LOANS:
    During 1995, the Company adopted Statement of Financial Accounting Standards No. 114 ("FAS 114"), ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, which sets the standard for recognition of loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings.

    Under FAS 114, a loan is impaired when it is PROBABLE that a creditor will be unable to collect the full amount of principal and interest due according to the contractual terms of the loan agreement.

                          RIHERD BANK HOLDING COMPANY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (UNAUDITED AS TO MARCH 31, 1995 AND 1996)


NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

When a loan is impaired, a creditor has a choice of ways to measure the impairment. The measurement of impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (2) the observable market price of the impaired loan, or (3) the fair value of the collateral of a collateral-dependent loan. Creditors may select the measurement method on a loan-by-loan basis, except that collateral-dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. A creditor in a troubled debt restructuring involving a restructured loan should measure impairment by discounting the total expected future cash flows at the loan's original effective rate of interest.

    The adoption of FAS 114 did not significantly effect the Company's financial statements.

LOAN FEES:
    The portion of loan fees on originated loans that exceeds the cost of underwriting and closing loans is deferred. The deferred loan fees are recognized over the lives of the related loans as an adjustment to yield. The adjustment is accounted for by the straight-line method, which is not materially different from the adjustment resulting from the use of the interest method.

OTHER REAL ESTATE OWNED:
    Other real estate includes both formally foreclosed property and in-substance foreclosed property. In-substance foreclosed properties are those properties for which the institution has taken physical possession, regardless of whether formal foreclosure proceedings have taken place. At the time of foreclosure, other real estate is recorded at the lower of the Company's cost or the asset's fair value less costs to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell.

OFF BALANCE SHEET FINANCIAL INSTRUMENTS:
    In the ordinary course of business the Company has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

INCOME TAXES:
    Provisions for income taxes are based on amounts reported in the statements of income, after exclusion of non-taxable income such as interest on state and municipal securities, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method as prescribed in FAS No. 109, ACCOUNTING FOR INCOME TAXES.

PER SHARE AMOUNTS:
    Per share amounts are computed based on the weighted average shares of common stock outstanding during the year. Stock splits are retroactively recognized in determining weighted average shares of common stock outstanding.

STATEMENT OF CASH FLOWS:
    For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts on deposit in non-interest bearing accounts with other commercial banks and Federal funds sold.

INTERIM FINANCIAL INFORMATION (UNAUDITED):
    The unaudited consolidated interim financial statements for the three-month periods ended March 31, 1995 and 1996, and as of March 31, 1996, have been prepared on the same basis as the Company's audited consolidated financial statements included herein. In the opinion of management,

                          RIHERD BANK HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (UNAUDITED AS TO MARCH 31, 1995 AND 1996)


NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation, have been included. The results of operations for such interim periods are not necessarily indicative of the results expected for the full year ending December 31, 1996.


NOTE B -- INVESTMENT SECURITIES

    The carrying amounts of investment securities as shown in the consolidated balance sheets and their approximate fair values were as follows:



                                                                            Gross        Gross
                                                                         Unrealized   Unrealized
                                                         Amortized Cost     Gains       Losses       Fair Value
                                                         --------------  -----------  -----------  --------------
SECURITIES AVAILABLE FOR SALE --
  DECEMBER 31, 1994
    U. S. Treasury.....................................  $    7,501,684  $     7,816  $   162,780  $    7,346,720
    U. S. Government agencies..........................       1,501,028      --            31,403       1,469,625
    Mortgage-backed securities.........................       4,206,924        1,943      214,592       3,994,275
                                                         --------------  -----------  -----------  --------------
        Total..........................................  $   13,209,636  $     9,759  $   408,775  $   12,810,620
                                                         --------------  -----------  -----------  --------------
                                                         --------------  -----------  -----------  --------------
  DECEMBER 31, 1995
    U. S. Treasury.....................................  $    7,033,412  $    60,409  $     6,678  $    7,087,143
    U. S. Government agencies..........................       3,751,985       16,560        5,940       3,762,605
    Mortgage-backed securities.........................       8,507,947       79,316       71,096       8,516,167
    States and political subdivisions..................       1,451,507       58,138        6,130       1,503,515
    Other securities...................................          57,500      --           --               57,500
                                                         --------------  -----------  -----------  --------------
        Total..........................................  $   20,802,351  $   214,423  $    89,844  $   20,926,930
                                                         --------------  -----------  -----------  --------------
                                                         --------------  -----------  -----------  --------------
  MARCH 31, 1996 (UNAUDITED)
    U. S. Treasury.....................................  $    7,544,349  $    14,335  $    29,724  $    7,528,960
    U. S. Government agencies..........................       4,528,026       11,734       21,119       4,518,641
    Mortgage-backed securities.........................       8,727,036      115,489       94,329       8,748,196
    States and political subdivisions..................       1,810,606       40,919       83,225       1,768,300
    Other securities...................................          57,500      --           --               57,500
                                                         --------------  -----------  -----------  --------------
        Total..........................................  $   22,667,517  $   182,477  $   228,397  $   22,621,597
                                                         --------------  -----------  -----------  --------------
                                                         --------------  -----------  -----------  --------------


SECURITIES TO BE HELD TO MATURITY --

    The Bank elected to transfer all of its held-to-maturity securities to available-for-sale under the FAS 115 "Special Report" issued in November 1995, which allowed banks a one-time opportunity to reclassify securities without tainting their portfolio.


                                                                              Gross        Gross
                                                              Amortized    Unrealized   Unrealized
                                                                Cost          Gains       Losses      Fair Value
                                                            -------------  -----------  -----------  -------------
 DECEMBER 31, 1994
    U. S. Government agencies.............................  $   3,262,266   $   5,732   $    17,240  $   3,250,758
    Mortgage-backed securities............................      4,697,682       7,926       229,598      4,476,010
    States and political subdivisions.....................      1,165,718      30,010         7,612      1,188,116
    Other securities......................................         57,500      17,857       --              75,357
                                                            -------------  -----------  -----------  -------------
        Total.............................................  $   9,183,166   $  61,525   $   254,450  $   8,990,241
                                                            -------------  -----------  -----------  -------------
                                                            -------------  -----------  -----------  -------------


    The estimated fair value of securities is determined on the basis of market quotations. Temporary increases (decreases) in fair value of securities available-for-sale of $79,345 (net of deferred income taxes of $45,235) for 1995, and $(29,247) (net of deferred income taxes of $16,673) for 1996, are regarded as an adjustment to stockholders' equity.

                          RIHERD BANK HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (UNAUDITED AS TO MARCH 31, 1995 AND 1996)



NOTE B -- INVESTMENT SECURITIES (Continued)


    At December 31, 1995 and 1994, and March 31, 1996, securities with book values of $2,581,002, $2,038,515 and $2,815,959, respectively, were pledged to secure public deposits and for other purposes required by law or contract.

Gains and losses on sales of securities were as follows:

                                                   Year Ended December 31,    Quarter Ended March 31,
                                                  --------------------------  -----------------------
                                                      1995          1994         1996          1995
                                                      ----          ----         ----          ----
                                                                                     (unaudited)
  Proceeds from sales of securities.............   $8,025,138     $7,958,997   $1,525,315   $2,976,388
  Gross gain realized on sales..................       51,784         18,933       25,884       --
  Gross losses realized on sales................       35,658         81,300       --           14,327

    The cost and estimated fair value of securities available-for-sale, by contractual maturities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                              December 31, 1995                 March 31, 1996
                                        ------------------------------  ------------------------------
                                        Amortized Cost    Fair Value    Amortized Cost    Fair Value
                                        --------------  --------------  --------------  --------------
                                                                                 (unaudited)
Due in one year or less...............  $    1,901,985  $    1,915,552  $    1,729,262  $    1,730,245
Due from one year to five years.......       9,712,139       9,759,305      10,080,996      10,052,119
Due from five to ten years............       1,211,550       1,243,533       2,760,088       2,788,689
Due after ten years...................       7,919,177       7,951,040       8,039,701       7,993,044
Other securities......................          57,500          57,500          57,500          57,500
                                        --------------  --------------  --------------  --------------
                                        $   20,802,351  $   20,926,930  $   22,667,517  $   22,621,597
                                        --------------  --------------  --------------  --------------
                                        --------------  --------------  --------------  --------------


NOTE C -- LOANS

    The loan portfolio is classified as follows:


                                                                  December 31,
                                                         ------------------------------     March 31,
                                                              1995            1994            1996
                                                         --------------  --------------  --------------
                                                                                          (unaudited)
Commercial and agricultural............................  $    6,248,404  $    3,438,134  $    7,559,037
Real estate............................................      12,211,828      10,042,350      12,480,169
Installment and other loans............................       1,486,562       1,273,158       1,807,897
                                                         --------------  --------------  --------------
  Total loans..........................................      19,946,794      14,753,642      21,847,103
  Less, unearned income................................        (219,487)        (95,987)       (229,515)
                                                         --------------  --------------  --------------
                                                             19,727,307      14,657,655      21,617,588
  Less, allowance for loan losses......................        (299,768)       (297,847)       (301,299)
                                                         --------------  --------------  --------------
    Net loans..........................................  $   19,427,539  $   14,359,808  $   21,316,289
                                                         --------------  --------------  --------------
                                                         --------------  --------------  --------------


    The following is a summary of the transactions in the allowance for loan losses:


                                                      Year Ended December 31,   Quarter Ended March 31,
                                                      ------------------------  ------------------------
                                                         1995         1994         1996         1995
                                                      -----------  -----------  -----------  -----------
                                                                                      (unaudited)
Balance, beginning of period........................  $   297,847  $   277,455  $   299,768  $   297,847
Loans charged-off...................................      (11,548)     (12,534)     --              (826)
Recoveries..........................................       13,469       32,926        1,531        1,055
                                                      -----------  -----------  -----------  -----------
Balance, end of period..............................  $   299,768  $   297,847  $   301,299  $   298,076
                                                      -----------  -----------  -----------  -----------
                                                      -----------  -----------  -----------  -----------

                             RIHERD BANK HOLDING COMPANY
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (UNAUDITED AS TO MARCH 31, 1995 AND 1996)


NOTE C -- LOANS (CONTINUED)
    There were no non-accrual loans at December 31, 1995 and March 31, 1996.

    A loan is considered impaired when, according to the contractual terms of the contract, it is probable that the Bank will be unable to collect all amounts due. At December 31, 1995 and March 31, 1996, the Bank had not classified any of its loans as impaired.

NOTE D -- FACILITIES
    A summary of the investment in facilities follows:


                                                                   Accumulated
                                                                  Depreciation &    Net Book     Estimated Useful
                                                       Cost        Amortization       Value           Lives
                                                   -------------  --------------  -------------  ----------------
DECEMBER 31, 1994
  Land...........................................  $     337,747   $    --        $     337,747         --
  Building and fixtures..........................      2,062,757        394,008       1,668,749        31.5 years
  Furniture and equipment........................      1,236,866        870,000         366,749    5 - 31.5 years
                                                   -------------  --------------  -------------
                                                   $   3,637,370   $  1,264,008   $   2,373,362
                                                   -------------  --------------  -------------
                                                   -------------  --------------  -------------
DECEMBER 31, 1995
  Land...........................................  $     337,747   $    --        $     337,747         --
  Building and fixtures..........................      2,062,757        468,884       1,593,873        31.5 years
  Furniture and equipment........................      1,354,511      1,010,066         344,445    5 - 31.5 years
                                                   -------------  --------------  -------------
                                                   $   3,755,015   $  1,478,950   $   2,276,065
                                                   -------------  --------------  -------------
                                                   -------------  --------------  -------------
MARCH 31, 1996 (UNAUDITED)
  Land...........................................  $     337,747   $    --        $     337,747         --
  Building and fixtures..........................      2,062,757        487,431       1,575,326        31.5 years
  Furniture and equipment........................      1,367,948      1,038,223         329,725    5 - 31.5 years
                                                   -------------  --------------  -------------
                                                   $   3,768,452   $  1,525,654   $   2,242,798
                                                   -------------  --------------  -------------
                                                   -------------  --------------  -------------



    Other expenses for the years ended December 31, 1995 and 1994, and the quarters ended March 31, 1996 and 1995, include depreciation and amortization of facilities of $214,941, $228,839, $46,706 and $53,082, respectively.


NOTE E -- COMMITMENTS AND CONTINGENCIES


    The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk, and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit. A summary of these commitments and contingent liabilities at December 31, 1995 and March 31, 1996, are as follows:





                                                        December 31,     March 31,
                                                            1995           1996
                                                        -------------  -------------
                                                                        (unaudited)
Commitments to extend credit..........................  $   2,058,058  $   2,704,374
Standby letters of credit.............................  $     100,000  $     100,000


    The Company uses the same credit policies in making commitments to extend credit and in issuing standby letters of credit as it does for extensions of credit shown on the balance sheets.

    The Company is claimant in various legal proceedings and, in addition, there are outstanding commitments and other contingent liabilities incurred in the normal course of business. In the opinion of management, the resolution of such matters will not have a material effect on the financial statements.

                          RIHERD BANK HOLDING COMPANY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (UNAUDITED AS TO MARCH 31, 1995 AND 1996)


NOTE F -- CONCENTRATIONS OF CREDIT

    Substantially all of the subsidiary Company's loans, commitments and standby letters of credit have been granted to customers in Union, Bradford and Alachua Counties, Florida. The concentrations of credit by type of loan are set forth in Note C. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers.

NOTE G -- INCOME TAXES

    The provision (credit) for income taxes is summarized as follows:


                                            Year Ended December 31,   Quarter Ended March 31,
                                            ------------------------  ------------------------
                                               1995         1994         1996         1995
                                            -----------  -----------  -----------  -----------
                                                                            (unaudited)
Current:
  Federal.................................  $   181,607  $   (20,859) $   (17,907) $    45,298
  State...................................       20,566      --              (975)       6,407
Deferred:
  Federal.................................      (58,924)     (15,703)      49,893      (14,731)
  State...................................       (3,401)      (9,843)       4,862         (850)
                                            -----------  -----------  -----------  -----------
    Total.................................  $   139,848  $   (46,405) $    35,873  $    36,124
                                            -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------


    The following is a reconciliation of the income tax computed at the Federal statutory rate of 34% and the income tax provision (credit):


                                            Year Ended December 31,   Quarter Ended March 31,
                                            ------------------------  ------------------------
                                               1995         1994         1996         1995
                                            -----------  -----------  -----------  -----------
                                                                            (unaudited)
Tentative tax computed at statutory
 rate.....................................  $   124,078  $   (35,778) $    39,822  $    32,672
Increase (decrease) resulting from:
  Tax exempt interest.....................      (22,139)     (30,509)      (7,166)      (5,535)
  Life insurance..........................       17,046       21,688        1,210        4,262
  Other...................................       20,863       (1,806)       2,007        4,725
                                            -----------  -----------  -----------  -----------
    Income tax expense (credit)...........  $   139,848  $   (46,405) $    35,873  $    36,124
                                            -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------


    The components of the deferred income tax asset (liability) are as follows:


                                                               December 31,
                                                         ------------------------    March 31,
                                                             1995         1994         1996
                                                         -----------  -----------  -----------
                                                                                   (unaudited)
Deferred tax asset:
  Federal..............................................  $   127,745  $   183,059   $ 128,254
  State................................................        7,233       18,273      12,492
                                                         -----------  -----------  -----------
                                                             134,978      201,332     140,746
                                                         -----------  -----------  -----------
Deferred tax liability:
  Federal..............................................     (175,534)    (140,381)    167,219
  State................................................       (9,055)      (7,947)     15,985
                                                         -----------  -----------  -----------
                                                            (184,589)    (148,328)    183,204
                                                         -----------  -----------  -----------
    Net deferred tax asset (liability).................  $   (49,611) $    53,004   $ (42,458)
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

                          RIHERD BANK HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (UNAUDITED AS TO MARCH 31, 1995 AND 1996)


NOTE G -- INCOME TAXES (Continued)

    The tax effect of each type of significant item that gave rise to deferred taxes are as follows:


                                                             December 31,
                                                       ------------------------     March 31,
                                                           1995         1994          1996
                                                       ----------  ------------  ------------
                                                                                 (unaudited)
Net unrealized holding (gain) losses on securities...  $  (45,235) $    119,705  $     16,673
Cash to accrual adjustment...........................     (94,160)     (118,339)     (138,488)
Allowance for credit losses..........................      44,880        43,821        45,907
Deferred loan fee income.............................       8,422          (511)       43,516
All other temporary differences......................      36,482         8,328       (10,066)
                                                       ----------  ------------  ------------
                                                       $  (49,611) $     53,004  $    (42,458)
                                                       ----------  ------------  ------------
                                                       ----------  ------------  ------------


NOTE H -- RETIREMENT PLANS


    Effective June 1, 1994, the Bank adopted a profit sharing plan under Section 401(k) of the Internal Revenue Code. This plan allows employees to defer up to 10% of their income on a pre-tax basis through contributions to the plan. In line with the provisions of the savings plan, for every dollar the employee contributes, the Bank will match 50% of the first 6% of the employee's deferral contribution. Employer matching contributions were $21,175 for 1995 and $5,833 for 1996.



    The Bank terminated its noncontributory pension plan, that was administered by New England Mutual Life Insurance Company. The payout liability is fully funded. Total expense for this plan was $120,240 for 1995 and $2,259 for 1996.


NOTE I -- RELATED PARTIES


    The Company holds loans and engages in transactions in the ordinary course of business with certain of the directors and senior officers of the Bank. Total loans to such persons and their affiliates amounted to $66,352, $2,120 and $65,710 at December 31, 1995 and 1994, and March 31, 1996, respectively.


NOTE J -- LINE OF CREDIT


    The Company has an overnight line of credit with Independent Bankers Bank of Florida for the purchase of Federal funds in the amount of $2,000,000.


NOTE K -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS


    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:


    CASH AND SHORT-TERM INVESTMENTS:


    For those short-term instruments, the carrying amount is a reasonable estimate of fair value.


    INVESTMENT SECURITIES:

    For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

    LOANS RECEIVABLE:

    For loans subject to repricing and loans intended for sale within six months, fair value is estimated at the carrying amount plus accrued interest.

    The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

                          RIHERD BANK HOLDING COMPANY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (UNAUDITED AS TO MARCH 31, 1995 AND 1996)


NOTE K -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

    DEPOSIT LIABILITIES:
    The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of long-term fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

    SHORT-TERM DEBT:
    For short-term debt, including accounts and demand notes payable, the carrying amount is a reasonable estimate of fair value.

    LONG-TERM DEBT:
    Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

    The estimated fair values of the Bank's financial instruments as of December 31, 1995, were as follows:

                                                        Carrying
                                                         Amount        Fair Value
                                                     --------------  --------------
Financial Assets
  Cash and deposits on other banks.................  $    2,093,507  $    2,094,000
  Investment securities............................      20,926,930      20,927,000
  Loans............................................      19,427,539      19,574,000
  Federal funds sold...............................       2,779,000       2,779,000
                                                     --------------  --------------
      Total assets valued..........................  $   45,226,976  $   45,374,000
                                                     --------------  --------------
                                                     --------------  --------------
Financial Liabilities
  Deposits.........................................  $   43,181,097  $   43,285,000
                                                     --------------  --------------
      Total liabilities valued.....................  $   43,181,097  $   43,285,000
                                                     --------------  --------------
                                                     --------------  --------------

NOTE L -- STOCK SPLIT


    On February 18, 1995, the Riherd Bank Holding Company Board of Directors approved a 15 for 1 stock split.



NOTE M -- PARENT COMPANY FINANCIAL INFORMATION

    Presented below are condensed financial statements for Riherd Bank Holding Company (parent only):

    Condensed Balance Sheets as of:


                                                           December 31,
                                                   ----------------------------    March 31,
                                                       1995           1994           1996
                                                   -------------  -------------  -------------
                                                                                  (Unaudited)
Assets
  Cash...........................................  $       4,065  $       2,140  $       4,030
  Investment in subsidiary bank..................      4,789,276      4,255,640      4,749,635
                                                   -------------  -------------  -------------
      Total......................................  $   4,793,341  $   4,257,780  $  $4,753,665
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------
Liabilities and Stockholders' Equity
  Stockholders' equity...........................  $   4,793,341  $   4,257,780  $   4,753,665
                                                   -------------  -------------  -------------
      Total......................................  $   4,793,341  $   4,257,780  $   4,753,665
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

                          RIHERD BANK HOLDING COMPANY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (UNAUDITED AS TO MARCH 31, 1995 AND 1996)


NOTE M -- PARENT COMPANY FINANCIAL INFORMATION (Continued)

    CONDENSED STATEMENTS OF OPERATIONS AND STOCKHOLDERS' EQUITY


                                               Year Ended December 31,       Quarter Ended March 31,
                                             ----------------------------  ----------------------------
                                                 1995           1994           1996           1995
                                             -------------  -------------  -------------  -------------
                                                                                   (Unaudited)
Equity in net income (loss) of subsidiary
 bank:
  Distributed..............................  $      50,100  $     144,000  $      12,500  $      12,000
  Undistributed income (loss)..............        174,986       (202,825)        68,951         47,969
Other expenses.............................       --                   (4)          (200)      --
                                             -------------  -------------  -------------  -------------
    Net Income (Loss)......................        225,086        (58,829)        81,251         59,969

Stockholders' Equity:
  Beginning of year........................      4,257,774      4,740,310      4,793,341      4,257,780
  Redemption of common stock...............       --              (96,640)      --             --
  Cash dividends...........................        (48,175)       (47,750)       (12,335)       (11,750)
  Net change in unrealized holding gains
   (losses) on securities..................        358,656       (279,311)      (108,592)        (7,991)
                                             -------------  -------------  -------------  -------------
    End of year............................  $   4,793,341  $   4,257,780  $   4,753,665  $   4,298,008
                                             -------------  -------------  -------------  -------------
                                             -------------  -------------  -------------  -------------


    Condensed Statements of Cash Flows



                                                      Year Ended December 31,    Quarter Ended March 31,
                                                     --------------------------  ----------------------
                                                         1995          1994         1996        1995
                                                     ------------  ------------  ----------  ----------
                                                                                      (Unaudited)
Operating Activities
Net income (loss)..................................  $    225,086  $    (58,829) $   81,251  $   59,969
Adjustment to reconcile net income (loss) to net
 cash provided by operating activities:
  Equity in undistributed (earnings) loss of
   subsidiary......................................      (174,986)      202,825     (68,951)    (47,969)
                                                     ------------  ------------  ----------  ----------
      Net Cash Provided by Operating Activities....        50,100       143,996      12,300      12,000
                                                     ------------  ------------  ----------  ----------
Financing Activities
Redemption of common stock.........................       --            (96,640)     --          --
Dividend on common stock...........................       (48,175)      (47,750)    (12,335)    (11,750)
                                                     ------------  ------------  ----------  ----------
      Net Cash Used in Financing Activities........       (48,175)     (144,390)    (12,335)    (11,750)
                                                     ------------  ------------  ----------  ----------
Increase (Decrease) in Cash and Cash Equivalents...         1,925          (394)        (35)        250
      Cash at beginning of period..................         2,140         2,534       4,065       2,140
                                                     ------------  ------------  ----------  ----------
      Cash at end of period........................  $      4,065  $      2,140  $    4,030  $    2,390
                                                     ------------  ------------  ----------  ----------
                                                     ------------  ------------  ----------  ----------

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

         The unaudited pro forma balance sheet and income statements which follow are based on the assumption that Riherd shareholders will elect to exchange forty percent of their shares for cash and sixty percent for CNB stock. The actual exchange mix will differ, resulting in changes to the overall purchase price. However, management of both companies do not expect the exchange mix to differ significantly from the assumption above.

UNAUDITED PRO FORMA CONDENSED INCOME STATEMENTS


         The following unaudited pro forma income statements have been derived from the income statements of CNB and Riherd for the year and period ended December 31, 1995, and March 31, 1996, respectively, and adjust such information to give effect to the proposed merger as if the merger had occurred on January 1, 1995. The pro forma income statements are presented for informational purposes only, and do not purport to be indicative of the results of operations that actually would have resulted if the merger had been consummated on January 1, 1995. The pro forma income statements should be read in conjunction with the notes thereto and the historical income statements of the companies included or incorporated by reference elsewhere in this Prospectus.


                          YEAR ENDED DECEMBER 31, 1995



                                                                          Pro Forma Adjustments
                              CNB       Riherd      Combined      AJE#      DR     AJE#     CR     Pro Forma
                        ---------------------------------------------------------------------------------------
Interest Income          $12,745,682  $3,291,042  $16,036,724                      (2)   $10,125  $16,046,849
Interest Expense           5,966,303   1,403,126    7,369,429      (1)   204,726                    7,574,155
                         -----------  ----------  -----------                                     -----------
Net interest income        6,779,379   1,887,916    8,667,295                                       8,472,694

Provision for loan
losses                       230,000           0      230,000                                         230,000
                         -----------  ----------  -----------                                     -----------

Net interest income
after provision            6,549,379   1,887,916    8,437,295                                       8,242,694
Noninterest income         1,478,107     516,109    1,994,216                                       1,994,216
Noninterest expense        5,172,300   2,039,097    7,211,397      (3)    74,731                    7,286,128
                         -----------  ----------  -----------                                     -----------

Income before
Income tax                 2,855,186     364,928    3,220,114                                       2,950,782
Income tax                 1,013,930     139,848    1,153,778                      (4)    68,110    1,085,668
                         -----------  ----------  -----------                                     -----------
  Net Income              $1,841,256    $225,080   $2,066,336           $279,457         $78,235   $1,865,114
                         -----------  ----------  -----------                                     -----------
                         -----------  ----------  -----------                                     -----------

Weighted average
shares                     1,639,733      88,125          N/A                                       1,930,064
                         -----------  ----------  -----------                                     -----------
                         -----------  ----------  -----------                                     -----------

Net Income per
Share                          $1.12       $2.55          N/A                                           $0.97
                         -----------  ----------  -----------                                     -----------
                         -----------  ----------  -----------                                     -----------


______________________
NOTES:

(1) Interest expense for one year on debt incurred to fund cash purchase portion of acquisition. Assumed to bear an 8% rate for a 5 year level amortization period.
(2) Assumed earnings at 5% on excess borrowings not used for purchase.
(3) Core deposit amortization on accelerated basis over 10 years.
(4) Assumed tax savings on net pro-forma adjustments at 35% rate.
(5) Transaction costs, which are not expected to be material, have not been considered.

                          Period Ending March 31, 1996*




                                                                          Pro Forma Adjustments
                              CNB       Riherd      Combined      AJE#      DR     AJE#     CR     Pro Forma
                        ---------------------------------------------------------------------------------------


Interest Income           $3,310,392    $861,612   $4,172,004                      (2)    $2,514   $4,174,518
Interest Expense           1,490,819     368,068    1,858,887      (1)   $45,771                    1,904,658
                         -----------  ----------  -----------                                     -----------
Net interest income        1,819,573     493,544    2,313,117                                       2,269,860

Provision for loan
losses                       115,000           0      115,000                                         115,000
                         -----------  ----------  -----------                                     -----------

Net interest income
after provision            1,704,573     493,544    2,198,117                                       2,154,860
Noninterest income           426,262     154,993      581,255                                         581,255
Noninterest expense        1,313,847     531,413    1,845,260      (3)    15,880                    1,861,148
                         -----------  ----------  -----------                                     -----------

Income before
income tax                   816,988     117,124      934,112                                         874,975
Income tax                   286,047      35,873      321,920                      (4)    15,140      306,780
                         -----------  ----------  -----------        -----------     -----------  -----------
  Net Income                $530,941     $81,251     $612,192            $61,651         $17,654     $568,195
                         -----------  ----------  -----------        -----------     -----------  -----------
                         -----------  ----------  -----------        -----------     -----------  -----------

Weighted average
shares                     1,639,733      88,125          N/A                                       1,930,064
                         -----------  ----------  -----------                                     -----------
                         -----------  ----------  -----------                                     -----------

Net Income per
Share                          $0.32       $0.92          N/A                                           $0.29
                         -----------  ----------  -----------                                     -----------
                         -----------  ----------  -----------                                     -----------

______________________
NOTES:

(1) Interest expense for one year on debt incurred to fund cash purchase portion of acquisition. Assumed to bear an 8% rate for a 5 year level amortization period.
(2) Assumed earnings at 5% on excess borrowings not used for purchase.
(3) Core deposit amortization on accelerated basis over 10 years.
(4) Assumed tax savings on net pro-forma adjustments at 35% rate.
(5) Transaction costs, which are not expected to be material, have not been considered.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET



     The following unaudited pro forma balance sheet has been derived from the balance sheets of CNB and Riherd at March 31, 1996, and adjusts such information to give effect to the proposed merger as though the merger occurred on March 31, 1996. The pro forma balance sheet is presented for informational purposes only, and does not purport to be indicative of the financial condition that actually would have resulted if the merger had been consummated at March 31, 1996. The pro forma balance sheet should be read in conjunction with the notes thereto and the historical March 31, 1996 balance sheets of the companies included or incorporated by reference elsewhere in this Prospectus.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
MARCH 31, 1996




                                                       Historical                    Pro Forma Adjustments
                                 CNB         RIHERD      Combined     AJE#         DR        AJE#          CR        Pro Forma
                                                                      ----    -----------   ------    -----------   ------------
ASSETS
Cash and  cash equivalents  $20,065,4872  $ 2,267,876  $ 22,333,363   (1)     $ 3,000,000     (2)     $ 2,787,217    $22,546,146
Investments                   48,520,594   22,621,597    71,142,191   (2)       5,400,196   (3)(4)      5,400,196     71,142,191
Loans, net                   104,029,135   21,316,289   125,345,424                                                  125,345,424
Other assets                   9,128,901    3,247,325    12,376,226   (4)         606,855                             12,983,081
                            ------------  -----------  ------------                                                 ------------
  TOTAL ASSETS              $181,744,117  $49,453,087  $231,197,204                                                 $232,016,842
                            ------------  -----------  ------------                                                 ------------
                            ------------  -----------  ------------                                                 ------------
LIABILITIES
Deposits                    $163,822,573  $44,460,432  $208,283,005                                                 $208,283,005
Other liabilities              1,825,568      238,990     2,064,558                                                    2,064,005
Note payable                     650,000            0       650,000                           (1)       3,000,000      3,650,000
                            ------------  -----------  ------------                                                 ------------
  TOTAL LIABILITIES          166,298,141   44,699,422   210,997,563                                                  213,997,563
                            ------------  -----------  ------------                                                 ------------
SUBORDINATED
 DEBENTURES                      274,250            0       274,250                                                      274,250
SHAREHOLDERS'  EQUITY
Common stock                      16,397          588        16,985   (3)             588     (2)           2,903         19,300
Preferred stock                        0            0             0                                                            0
Addt'l Paid-in capital         9,784,369    3,496,565    13,280,934   (3)       3,496,565                             12,384,016
                                                                      (5)         (29,247)    (2)       2,570,400
Retained earnings              5,415,312    1,285,759     6,701,071   (3)       1,285,759                              5,415,312
SFAS 115 reserve                 (44,352)     (29,247)      (73,599)  (3)         (29,247)    (5)         (29,247)       (73,599)
                            ------------  -----------  ------------                                                 ------------
                              15,171,726    4,753,665    19,925,391                                                   17,745,029
                            ------------  -----------  ------------           -----------             ----------    ------------
  TOTAL LIABILITIES &
   SHAREHOLDERS' EQUITY     $181,744,117  $49,453,087  $231,197,204           $13,731,469             $13,731,469   $232,016,842
                            ------------  -----------  ------------           -----------             -----------    -----------
                            ------------  -----------  ------------           -----------             -----------    -----------


- ------------------------

NOTES:



(1) Reflects CNB estimated borrowing of $3,000,000 to effect the cash purchase portion of the acquisition.



(2) Reflects the payment of the cash portion of the purchase price ($2,787,217) and issuance of 290,331 shares of CNB, Inc. common stock at an estimated fair value of $9.00 per share, totalling $2,612,979.



(3) Reflects the elimination of Riherd's net equity of $4,753,665 through the cancellation of 88,125 shares of Riherd's common stock.



(4) Reflects recordation of the deposit intangible of $498,205 and $108,650 write-up of CSV of life insurance to fair value.



(5) Reclassification.



(6) Transaction costs, which are not expected to be material, have not been considered.

                     PRO FORMA EQUITY CAPITAL AND PRO FORMA
                            CAPITAL RATIO COMPUTATION

    The following pro forma information is based on historical information of CNB and Riherd as of March 31, 1996, as if the merger were consummated on March 31, 1996.



                                                                         Pro Forma           Pro Forma
                                CNB           Riherd      Combined     Adjustments
                         Historical       Historical                     (DR) CR
                         ----------       ----------   ------------    -------------        ------------

Common Stock                $16,397             $588        $16,985          ($235)(1)
                                                                              (353)(2)
                                                                             2,903 (2)       $    19,300
- --------------------------------------------------------------------------------------------------------
Shares outstanding        1,639,733           88,125      1,727,858        (88,125)(1)(2)
                                                                           290,331 (2)         1,930,064

Par Value                     $0.01            $0.01          $0.02         ($0.01)(1)(2)          $0.01
- --------------------------------------------------------------------------------------------------------
Preferred Stock                   0                0              0                                    0

Paid-In Capital           9,784,369        3,496,565     13,280,934     (1,386,927)(1)        12,384,016
                                                                        (2,080,391)(2)
                                                                         2,570,400 (2)

Retained Earnings         5,415,312        1,285,759      6,701,071       (514,304)(1)          5,415,312
                                                                          (771,455)(2)

Net Unrealized Gain or
 (Loss) on securities       (44,352)         (29,247)       (73,599)                              (73,599)
                        -----------       ----------    -----------    -----------            -----------
                        $15,171,726       $4,753,665    $19,925,391    ($2,180,362)           $17,745,029
                        -----------       ----------    -----------    -----------            -----------
                        -----------       ----------    -----------    -----------            -----------


- -----------------------

NOTES:
(1) - Reflects acquisition and cancellation of 35,250 shares of Riherd's common stock and 40% of the associated equity accounts for $2,787,217 cash payment
(2) - Reflects acquisition and cancellation of 52,875 shares of Riherd's common stock and 60% of the associated equity accounts for 290,331 shares of CNB's common stock at an estimated fair market value of $9 per share, or $2,612,979
(3) - Transaction costs, which are not expected to be material, have not been considered.

            ADJUSTED CAPITAL, ASSETS AND CAPITAL RATIOS COMPUTATIONS


                                                                                           Pro Forma
                                                                         Historical        Adjustments
                                            CNB          RIHERD           Combined           (DR) CR          Pro Forma
                                       -------------  ------------      -------------     -------------      ------------
Computation of Adjusted Capital:
Total capital                          $ 15,171,726    $ 4,753,665       $ 19,925,391       ($2,180,362)     $ 17,745,029
Less Intangibles                           (904,710)             0           (904,710)         (498,205)       (1,402,915)
SFAS 115 gain or loss                        44,352         29,247            (73,599)                            (73,599)
                                       ------------    -----------       ------------       -----------      ------------
   Tier 1                                14,311,368      4,782,912         19,094,280        (2,678,567)       16,415,713
   Tier 2 (a)                             1,201,930        290,353          1,492,283            10,946 (b)     1,503,229
                                       ------------    -----------       ------------       -----------      ------------
   Adjusted Capital                    $ 15,513,298    $ 5,073,265       $ 20,586,563       ($2,667,621)     $ 17,918,942
                                       ------------    -----------       ------------       -----------      ------------
                                       ------------    -----------       ------------       -----------      ------------
Computation of Adjusted Assets:
Total assets                           $181,744,117    $49,453,087       $231,197,204          $819,638      $232,016,842

Add Loan loss reserve                       927,680        290,353          1,218,033            10,946 (b)     1,228,979
Less Intangibles                           (904,710)             0           (904,710)         (498,205)       (1,402,915)
SFAS 115 effect                              70,738         45,919            116,657                             116,657
                                       ------------    -----------       ------------       -----------      ------------
   Adjusted Assets                     $181,837,825    $49,789,359       $231,627,184       $   332,379      $231,959,563
                                       ------------    -----------       ------------       -----------      ------------
                                       ------------    -----------       ------------       -----------      ------------
Risk Weighted Assets (RWA)             $104,235,000    $23,228,212       $127,463,212       $         0      $127,463,212
                                       ------------    -----------       ------------       -----------      ------------
                                       ------------    -----------       ------------       -----------      ------------
RATIOS:
Tier 1 capital to RWA                         13.73          20.59              14.98             (2.10)            12.88
Tier 2 capital to RWA                          1.15           1.25               1.17              0.01              1.18
                                       ------------    -----------       ------------       -----------      ------------
Total capital to RWA                          14.88          21.84              16.15             (2.09)             14.06
                                       ------------    -----------       ------------       -----------      ------------
                                       ------------    -----------       ------------       -----------      ------------
Tier 1 leverage capital ratio (c)              7.91           9.66               8.29             (1.16)             7.12
                                       ------------    -----------       ------------       -----------      ------------
                                       ------------    -----------       ------------       -----------      ------------

- ------------------

NOTES:
(a) - Includes loan loss reserve and subordinated debentures
(b) - To record allowable tier 2 capital in consolidation limited at F&D Bank level due to 1.25% limitation
(c) - Computed using tier 1 adjusted capital divided by adjusted assets less the loan loss reserve

                 RIHERD MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION
           FOR THE FISCAL YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996


RESULTS OF OPERATIONS

         Riherd had consolidated net income of $225,000 for 1995, compared with a loss of $59,000 in 1994, and $223,000 of net income in 1993. Net income
(loss) per common share was $2.55 in 1995, ($.66) in 1994, and $2.48 in 1993.
Riherd's net income for the quarter ended March 31, 1996 was $81,251, an increase of 35% from net income of $59,969 reported in the first quarter of 1995. Net income per share was also up 35% to $0.92 in the first quarter of 1996 from $0.68 reported in the first quarter of 1995.

         Riherd's performance in 1995 resulted in a return on average stockholders' equity of 4.93%, compared to (1.28%) in 1994, and 4.77% in 1993. The return on average assets was .49% in 1995, compared to (.14%) in 1994, and
 .55% in 1993. Riherd's financial performance in 1995 improved significantly over 1994 because it was able to minimize additions to staff and control other non-interest expenses while experiencing significant growth in its loan portfolio. The decline in net income in 1994 was attributable in part to higher than normal non-interest expenses associated with the opening of the new branch office in Gainesville and to losses on securities transactions.

         Over the past year, the total assets and liabilities of Riherd have grown significantly. Average assets grew from $41.6 million in 1994 to $46.1 million in 1995, and average liabilities have increased from $37.0 million to $41.6 million. These increases were the result of the opening of the new branch office in Gainesville. This expansion has enabled Riherd to target additional markets and customers through a more diverse offering of products.

         The following ratios reflect Riherd's operating results for 1995, 1994 and 1993.

                                            Year Ended December 31,

                                        1995       1994          1993

Return on Average Assets                 .49%      ( .14%)        .55%
Return on Average Equity                4.91%      (1.28%)       4.76%
Equity to Assets                        9.91%      10.06%       11.93%
Dividend Payout to Net Income(Loss)    21.40%     (81.17%)      21.52%



     Total assets as of March 31, 1996 were $49,453 million, up 11% from $44,419 million on March 31, 1995. The growth in total assets paralleled the growth in deposits. Net loans totalled $21.3 million at March 31, 1996, representing a 39% increase from $15.3 million reported last year. The increase in loans was due to increased business development and favorable economic conditions. Investment securities increased to $22.6 million, up 4% or $1.0 million from the 1995 level of $21.7 million.


     The continuing profitability of Riherd resulted in an increase of stockholders' equity to $4.754 million, or 6% more than the $4.497 million at March 31, 1995.


     Riherd's risk-based capital ratios remained strong at 20.6% for tier one capital and 21.8% for total capital at March 31, 1996. Risk-based capital ratios substantially exceeded the regulatory guidelines of 4.0% for tier one and 8.0% for total capital. The leverage ratio (tier one capital to average assets) of 9.7% at March 31, 1996 also significantly exceed the regulatory requirement of 4.0%.

NET INTEREST INCOME

          Net interest income is defined as the total of interest income on earning assets less interest expense on deposits and other interest-bearing liabilities. Earning assets, which consist of loans, investment securities, and federal funds sold, are financed by a large base of interest bearing funds in the form of money market, NOW, savings and time deposits. Earning assets are also funded by the net amount of non-interest related funds, which consist of non-interest bearing demand deposits, the allowance for loan losses and stockholders' equity, reduced by non-interest bearing assets such as cash and due from banks, and premises and equipment, and other real estate owned ("OREO").

          The following table sets forth Riherd's average balance sheets and related interest, yield and rate information for the last three fiscal years.

                                                       AVERAGE BALANCE SHEETS
                                                       (AMOUNTS IN THOUSANDS)

                                     1995                       1994                         1993
                           Average           Yield/    Average           Yield/    Average           Yield/
                           Balance  Interest  Rate     Balance  Interest  Rate     Balance  Interest  Rate
ASSETS
EARNING ASSETS:
Loans, net of unearned
   income                  $16,941  $1,733    10.2%    $12,562  $1,208     9.6%    $12,247  $1,093    8.9%
Securities                  21,760   1,405     6.5%     21,187   1,264     6.0%     21,233   1,306    6.2%
Federal funds sold           2,614     153     5.9%      2,882     115     4.0%      2,730      81    3.0%
                           -------  ------             -------  ------             -------  ------
   Total earning assets     41,315   3,291     8.0%     36,631   2,587     7.1%     36,210   2,480    6.8%
                           -------  ------             -------  ------             -------  ------
NON-INTEREST EARNING
   ASSETS:
Cash and due from banks      1,819       -       -       1,673       -       -       1,472       -      -
Premises and equipment       2,320       -       -       2,390       -       -       1,662       -      -
Other real estate owned        179       -       -         247       -       -         440       -      -
Other assets                   788       -       -         932       -       -         768       -      -
Allowance for loan losses     (297)      -       -        (287)      -       -        (285)      -      -
                              -----                       -----                       -----
 Total non-interest
   earning assets            4,809       -       -       4,955       -       -       4,057       -      -
  TOTAL ASSETS             $46,124       -       -     $41,586       -       -     $40,267       -      -
                           -------                     -------                     -------
                           -------                     -------                     -------
LIABILITIES AND
 STOCKHOLDERS EQUITY
INTEREST BEARING LIABILITIES:
Savings accounts           $ 2,403  $   59     2.5%    $ 2,391  $   53     2.2%    $ 2,310  $   51    2.2%
Money market/NOW accounts   13,396     393     2.9%     13,222     330     2.5%     12,961     305    2.4%
Time deposits               18,591     952     5.1%     14,919     582     3.9%     14,643     574    3.9%
                           -------  ------    ----     -------  ------    ----     -------  ------    ---
Total interest
 bearing liabilities        34,390   1,404     4.1%     30,532     965     3.2%     29,914     930    3.1%
                           -------  ------             -------  ------             -------  ------
NON-INTEREST BEARING
 LIABILITIES:
Demand deposits              6,907       -       -       6,106       -       -       5,420       -      -
Other liabilities              259       -       -         343       -       -         257       -      -
                           -------                     -------                     -------
  Total non-interest
   bearing liabilities       7,166       -       -       6,449       -       -       5,677       -      -
                           -------                     -------                     -------



                                      -81-


  Total liabilities         41,556       -       -      36,981       -       -      35,591       -      -

STOCKHOLDERS' EQUITY         4,568       -       -       4,605       -       -       4,676       -      -

TOTAL LIABILITIES AND
                           -------                     -------                     -------
  STOCKHOLDERS' EQUITY     $46,124       -       -     $41,586       -       -     $40,267       -      -
                           -------                     -------                     -------
                           -------                     -------                     -------
Net Interest Income/Spread       -  $1,887     3.9%          -  $1,622     3.9%          -  $1,550    3.8%
Net Interest Yield               -       -     4.6%          -       -     4.4%          -       -    4.3%



Notes:
          - The amounts set forth as average balances are based on daily averages for each fiscal year.
          - Loan fees, which are included in interest income and in the calculation of average yields, were $63,171, $65,232 and ($68,359) in 1995, 1994 and 1993, respectively. The negative amount in 1993 was due to the recognition of deferred loan costs in excess of fee income on loans. Deferred loan costs recognized totalled $31,562, $34,728 and $120,825 in 1995, 1994 and 1993,
               respectively.
          -    Tax exempt income is not calculated on a tax equivalent basis.
          -    Non-accruing loans are included in average loans.

     Net interest income is primarily affected by changes in the amounts and types of earning assets, interest-bearing funds and net non-interest related funds, as well as their relative sensitivity to interest rate movements. The following chart reflects these factors:

                         CHANGES IN NET INTEREST INCOME
                             (AMOUNTS IN THOUSANDS)

                                 1995 vs 1994          1994 vs 1993
                                Change Due To:        Change Due To:
                             Volume  Rate  Total   Volume  Rate  Total
                             -------------------   -------------------
Increase (Decrease) in
  Interest Income:
  Loans                       $452   $ 73   $525     $29   $ 86   $115
  Securities                    35    106    141       0    (42)   (42)
  Federal funds sold           (17)    55     38       7     27     34
                              ----   ----   ----     ---   ----   ----
      Total Interest Income    470    234    704      36     71    107
Increase (Decrease) in
  Interest Expense:
  Savings accounts              (1)     7      6       2     (0)     2
  Money market/NOW accounts     10     53     63      12     13     25
  Time Deposits                191    179    370       8      0      8
                              ----   ----   ----     ---   ----   ----
     Total Interest Expense    200    239    439      22     13     35
Increase (Decrease) in Net
  Interest Income             $270   $ (5)  $265     $14   $ 58   $ 72
                              ----   ----   ----     ---   ----   ----
                              ----   ----   ----     ---   ----   ----

Notes:    -    To calculate volume change, multiply the change in volume from current year to prior year times the prior year's rate.

          - To calculate rate change, multiply the change in rate from current year to prior year times the prior year's dollar volume.

          - Changes which are not due only to volume changes or rate changes are included in the changes due to volume column.

     Net interest income for 1995 was $1,888,000 up 16% from $1,622,000 in 1994 and 22% from $1,550,097 in 1993. The growth in net interest income in 1995 was attributable to an increase in earning asset volumes, which grew by 13% from 1994. This increase was achieved by attracting deposits of all types, while at the same time increasing the loan portfolio. Average loans (which are F&D Bank's highest yielding earning assets) grew 35% in 1995, while investment securities increased 3%. Riherd was also able to achieve loan growth through its expanded customer base in the Alachua County market. These increases were enhanced by a .9% increase in the yield on earning assets from 1994 to 1995. The average rate on interest bearing liabilities increased from 3.2% in 1994 to 4.1% in 1995. The increase in the size of Riherd significantly affected its liabilities. Average interest bearing liabilities grew $3,858,000 or 13% in 1995, and average demand deposits climbed $801,000 or 13%.


     Net interest income totalled $493,544 for the first quarter of 1996, or 11% higher than $446,314 in the first quarter of 1995. The increase in net interest income was due to an increase of $6.0 million or 39% in loans and an increase of $4.6 million or 14% in interest bearing deposits.



     Earning assets as of the end of the first quarter of 1996 were $44.1 million, up 14% or $5.3 million from the $38.8 million reported at March 31, 1995. The increase in earning assets was largely attributable to increases in loans. Net loans at the end of the first quarter were $21.3 million, reflecting a $6.0 million increase from March 31, 1995. The increase in earning assets also reflects a $1.6 million or 89% decrease in federal funds sold and a $1.0 million or 4% increase in investment securities



     The net interest margin for the first quarter of 1996 was 4.5%, compared to 4.7% in 1995. This decrease was due to the impact of lower rates on loans and investments, which declined from the first quarter of 1995 to the first quarter of 1996.


NON-INTEREST INCOME

     Non-interest income totalled $500,000 in 1995, compared with $460,000 in 1994, and $430,000 in 1993. Customer service charges totalled $441,000 in 1995, up 11% from $398,000 in 1994, and up 24%
from $355,000 in 1993. The growth in non-interest income from 1993 to 1995 was primarily due to a substantial increase in the number of checking and deposit accounts at F&D Bank's new locations.



     Non-interest income for the first quarter of 1996 totalled $154,993, which was 40% more than the $111,106 reported for the first quarter of 1995 due to the expanded deposit base and the service charges related to those deposit accounts along with gains on investment securities sold.


INVESTMENT SECURITIES GAINS

     At December 31, 1995, Riherd held investment securities with a market value of $20,927,000, which was $125,000 more than the amortized cost of the
portfolio.   Riherd occasionally sells a portion of its investment securities prior to maturity. This activity resulted in a net securities gain of $16,000 in 1995, a net loss of $62,000 in 1994, and a net gain of $86,000 in 1993.
Since the adoption of SFAS No. 115 in 1994, Riherd has elected to classify all of its investment securities as "available for sale."

PROVISION FOR LOAN LOSSES



          No provision for loan losses has been made for the past three years as the current allowance for loan losses was deemed adequate for the loan portfolio as of each year end. No provision for loan losses was required during the first quarter of 1996 or the first quarter of 1995. See "Allowance and Provision for Loan Losses."


NON-INTEREST EXPENSES

          Non-interest expenses for 1995 totalled $2,039,000 which was down 4% from $2,125,000 in 1994, and up 13% from $1,798,000 in 1993. The increase in
1994 was primarily due to higher operating expenses due to the establishment of an additional location. Non-interest expenses are discussed below in more detail.



          Non-interest expenses totalled $531,413 for the first quarter of 1996, up 15%, or $70,086, from the $461,327 reported for the first quarter of 1995. The major factor in the increase was the continued growth of the bank, resulting in increases in operating expenses, costs related to the planned EDP conversion, higher real estate and intangible taxes, and professional fees related to the Merger.


          PERSONNEL. Personnel expense (which includes salaries and benefits) represented 55% of total non-interest expenses in 1995, 46% in 1994, and 45% in 1993. Personnel expenses increased 15% to $1,131,000 in 1995, from $982,000 in 1994, and up 39% from $815,000 in 1993. These increases were the result of salary increases, benefit costs, increased number of employees due to growth and upgrading of personnel. Staff on a full-time equivalent basis averaged 31 in 1995 compared to 29 in 1994, and 27 in 1993.

          OCCUPANCY EXPENSE. Net occupancy expense in 1995 totalled $201,000 down 1% from $204,000 in 1994, which represented an increase of .6% over $202,000 in 1993.

          PREMISES AND EQUIPMENT EXPENSE. Premises and equipment expense, totalled $215,000 in 1995, down 6% from $228,000 in 1994, and up 34% from
$161,000 in 1993. The increase from 1993 reflects the opening of the new banking office facility in Alachua County in 1994.

          OTHER NON-INTEREST EXPENSES. Other non-interest expenses for 1995 totalled $492,000 down 31% from $712,000 in 1994, and down 21% from $620,000 in
1993. Other non-interest expenses were primarily affected by a reduction in FDIC deposit insurance premiums, a reduction of marketing programs from 1995 levels, less frequent use of outside consultants, and a reduction in costs related to an environmental assessment.


     Non-interest expense in 1994 included $35,292 for the assessment of soil contamination on a site adjacent to the main office of F&D Bank that was formerly operated as a gas station and then acquired by F&D Bank in 1972. F&D Bank anticipates reimbursement by the State of Florida of a significant portion of the cost of the assessment of the contamination on this site (which remediation has been accepted into the state program and is not anticipated to involve additional expenses).


PROVISION FOR INCOME TAXES

          The income tax provision totalled $140,000 in 1995 compared with a credit of $46,000 in 1994, and a provision of $45,000 in 1993. See Note G to the Consolidated Financial Statements for Riherd for more information regarding Riherd's income tax provision.

          In February 1992, SFAS No. 109, "Accounting for Income Taxes," was issued by the Financial Accounting Standards Board. Riherd adopted SFAS No. 109 effective January 1, 1993. The effect on the consolidated financial statements at January 1, 1993, of the adoption of the new standard was not significant.
See Note G to the Consolidated Financial Statements of Riherd.



          The income tax provision for the first quarter of 1996 totalled $35,873, compared with $36,124 for the same period of 1995.

CAPITAL EXPENDITURES

          Riherd's capital expenditures are reviewed by its Board of Directors. Riherd makes capital expenditures in order to improve its ability to provide quality services to its customers. Capital expenditures totalled $118,000 in 1995, $348,000 in 1994, and $1,257,000 in 1993. These expenditures were principally related to equipment purchased for various branch sites and changes in equipment due to technological advances.

ASSET QUALITY AND CREDIT RISK

          INVESTMENT SECURITIES. Riherd maintains a high quality investment portfolio including U.S. Treasury securities, securities of U.S. government entities, state and municipal securities, and other securities. Securities issued by the U.S. Treasury, other U.S. government entities and states constitute approximately 99% of Riherd's investment portfolio. Riherd believes that the securities have very little risk of default. At December 31, 1995, almost all of the securities held in Riherd's investment portfolio were rated "A" or better. A rating of "A" or better means that the securities are of "upper medium grade, with strong ability to repay, possibly with some susceptibility to adverse economic conditions or changing circumstances." Ratings are assigned by independent rating agencies and are subject to the accuracy of reported information concerning the issuers and the subjective judgment and analysis of the rating agencies. They are not a guarantee of collectibility. Approximately 9.2% of these securities mature in one year or less and 46.6% in from one to five years. As such, the risk of significant fluctuations in value due to changes in the general level of interest rates is limited. All of these securities were classified as "available for sale."

          The following table sets forth information regarding the composition of the investment portfolio at book value for the last three years.

     INVESTMENT PORTFOLIO
                                                    December 31,

                                     -----------------------------------------
                                         1995           1994           1993
                                        ------         ------         ------
                                               (all amounts in thousands)
U.S. Treasury Securities               $7,087         $7,348         $8,049

Securities of other U.S. Government
  agencies and corporations            12,279         13,423         11,711

Obligations of states and political
  subdivisions                          1,504          1,166          1,166

Other securities                           57             57             57
                                       ------         ------         ------
     Total investments                $20,927        $21,994        $20,983
                                       ------         ------         ------
                                       ------         ------         ------

          During the past two years, Riherd's investment portfolio remained stable notwithstanding a significant expansion of Riherd's loans. During this period, Riherd has adjusted the mix of its investment securities slightly, shifting investments from U.S. Treasury securities to U.S. Government agencies and municipals. U.S. Treasury securities represented 38.4% of the portfolio in 1993, 33.4% in 1994, and 33.9% in 1995, while U.S. Government agency and municipal securities represented 61.4% in 1993, 66.3% in 1994, and 65.9% in 1995.

          LOANS. Riherd maintains a high quality portfolio of real estate, commercial and consumer loans. All loans over individual lending limits are reviewed and approved by Riherd's loan committee, which ensures that loans comply with applicable credit standards. In most cases, Riherd requires collateral from the borrower. The type and amount of collateral varies but may include residential or commercial real estate, deposits held by financial institutions, U.S. Treasury securities, other marketable securities and personal property. Collateral values are monitored to ensure that they are maintained at proper levels.

          As of December 31, 1995, approximately 60% of all Riherd's loans were real estate loans secured by real estate in North Florida. This level of concentration could present a potential credit risk to Riherd because the ultimate collectibility of these loans is susceptible to adverse changes in real estate market conditions in this market. Riherd has addressed this risk by limiting most loans to a maximum of 80-85% of the appraised value of the underlying real estate and maximum amortization schedules of 25 years.

          The following table divides Riherd's loan portfolio into four categories. Most of the commercial loans are short-term and may be renewed or rolled over at maturity. At that time, Riherd undertakes a complete review of the borrower's credit worthiness and the value of any collateral. If these items are satisfactory, Riherd will generally renew the loan at prevailing interest rates.

     TYPES OF LOANS

                                                      December 31,

                                        ----------------------------------------
                                           1995           1994           1993
                                          ------         ------         ------

                                               (all amounts in thousands)

Commercial, financial and agricultural    $6,248         $3,438         $3,385

Real estate                               12,212         10,042          7,051

Installment loans to individuals           1,479          1,266          1,224

Overdrafts                                     8              7             21
                                          ------         ------         ------
     Total loans                         $19,947        $14,753        $11,681
                                          ------         ------         ------
                                          ------         ------         ------


      The following table sets forth information regarding the maturities and repricing of Riherd's loans. For purposes of the table, demand loans are shown as being payable in one year or less. The entire amount of a balloon loan is treated as maturing in the year that the balloon payment is due. Variable rate loans are shown based on earliest repricing opportunity.

                    MATURITIES OF LOANS BASED ON REPRICING


                                               December 31, 1995
                       ------------------------------------------------------
                       One Year        Over One to   Over Five
                       or Less         Five Years    Years          Total
                       ----------      ----------    ----------     ---------
                                       (all amounts in thousands)
Total Loans:
- ------------
Fixed                  $ 2,741         $3,462        $     0        $ 6,203

Variable                13,524              0              0         13,524
                        ------          -----         ------         ------
                       $16,265         $3,462        $     0        $19,727
                        ------          -----         ------         ------
                        ------          -----         ------         ------


          COMMERCIAL, FINANCIAL AND AGRICULTURAL LOANS. Riherd makes commercial, financial and agricultural loans to businesses located in North Florida. The credit risk associated with business lending is influenced by general economic conditions, as well as the borrower's capital position and operations. These loans are generally secured by corporate assets, marketable securities or other liquid financial instruments. These loans totalled approximately $4,393,000 at December 31, 1995, and $2,549,000 at December 31, 1994. Legally binding commitments to extend credit and letters of credit for these borrowers totalled $197,000 on December 31, 1995.

          REAL ESTATE LOANS. Riherd makes real estate loans from time to time for real estate construction projects located in North Florida. Riherd generally requires security in the form of a mortgage on the underlying real property and the improvements constructed thereon and personal guarantees. It attempts to limit its credit exposure to 75% of the appraised value of the underlying real property. On December 31, 1995, real estate construction loans totaled $1,038,000. Risks associated with real estate loans include variations from vacancy projections, delays in construction, environmental factors, reliability of subcontractors and timing and reliability of inspections, and cost overruns.

          Riherd makes real estate loans secured by commercial real estate, including loans to acquire or refinance office buildings, warehouses and apartments. At December 31, 1995, these loans totalled $5.387 million, or 27.3% of total loans. Most of these loans have a maturity of five years or less. Almost all of these loans are secured by real property located in North Florida. These loans generally require a loan-to-collateral value of not more than 75%. At December 31, 1995, Riherd had legally binding commitments to extend credit or standby letters of credit involving commercial real estate totalling approximately $1.86 million.

          Residential real estate loans totalled $7.052 million, or 35.8% of total loans at December 31, 1995, compared with $4.072 million, or 27.8% at December 31, 1994. Residential real estate loans are predominately adjustable rate home mortgages which generally require a loan-to-collateral value of not more than 85% and equity credit lines which generally limit the loan-to-collateral value to not more than 85%. Most loans have a maximum term of twenty-five years. Almost all of the residential real estate loans are secured by homes in North Florida. Legally binding commitments to extend credit secured by residential mortgages totalled $.062 million as of December 31, 1995.

          INSTALLMENT LOANS. Riherd offers secured personal and consumer loans. The security for these loans ordinarily consists of automobiles, consumer goods, marketable securities, certificates of deposit and similar items. These loans totalled approximately $1.849 million, or 9.4% of total loans, on December 31, 1995, compared with $1.863 million, or 12.7% of total loans, on December 31, 1994. Risks associated with installment loans include borrowers' loss of employment, other declines in the financial condition of borrowers resulting in delinquencies, and rapid depreciation of loan collateral.

NON-PERFORMING ASSETS AND PAST DUE LOANS

     Non-performing assets consist of non-accrual loans and residential and commercial properties acquired in partial or total satisfaction of problem loans which are known as "other real estate owned" or "OREO." Past due loans are loans that are delinquent 30 days or more which are still accruing interest.

     Maintaining a low level of non-performing assets is important to the ongoing success of any financial institution. Riherd's credit review and approval process is critical to Riherd's ability to minimize non-performing assets on a long term basis. In addition to the negative impact on interest income, non-performing assets also increase operating costs due to the expense of collection efforts. It is Riherd's policy to place all loans which are past due 90 days or more on non-accrual status, unless the loan principal and interest are determined by management to be fully collateralized and in the process of collection.

     The following table presents Riherd's non-performing assets and past due loans for March 31, 1996 and December 31, 1995, 1994 and 1993:



               NON-PERFORMING ASSETS AND 90 DAY PAST DUE LOANS

                               March 31,       December 31,
                               -----------------------------------------------
                               1996           1995           1994         1993
                               ----           ----           ----         ----
                                         (all amounts in thousands)

Non-Accrual Loans                $0             $0           $167           $25

OREO and in substance
foreclosed loans, net           156            155            188           273
                                ---            ---            ---           ---

Total Non Performing Assets    $156           $155           $355          $298
                                ---            ---            ---           ---

Accruing Loans Past Due        $  0           $  0           $  7          $181
  90 Days                       ---            ---            ---           ---
                                ---            ---            ---           ---





     Of the total loan portfolio of $19.727 million at December 31, 1995, no loans were classified as non-performing, a decrease of $167,000 from year end 1994. Non-performing loans at December 31, 1994, consisted of commercial, real estate, and installment loans. As of March 31, 1996, management of Riherd and F&D Bank is not aware of any credit problems of borrowers that could have any material and adverse effect upon the financial condition of Riherd or F&D Bank.


     Other real estate owned at December 31, 1995 consisted of $55,000 of residential real estate and $100,000 of commercial real estate. Riherd believes that the carrying value of its OREO portfolio is realizable.


     The total of non-performing assets at March 31, 1996 was $155,806 compared to $155,008 at December 31, 1995. Non-accrual loans, of which there were none at March 31, 1996 and December 31, 1995, have recently been increased to $25,000. At March 31, 1995, non-accrual loans totalled $5,563. As of March 31, 1996, Riherd had $155,806 of other real estate, compared with a total of $155,008 at December 31, 1995, and $188,092 at March 31, 1995. Management of Riherd is not aware of any loans not disclosed above in which management has serious doubts as to the ability of the borrowers to comply with the present loan repayment terms.


ALLOWANCE AND PROVISION FOR LOAN LOSSES

          Riherd evaluates the adequacy of its allowance for loan losses as part of its ongoing credit review and approval process. The review process is intended to identify, as early as possible, customers who may be facing financial difficulties. Once identified, the extent of the client's financial difficulty is carefully monitored by Riherd's credit administrator, who recommends to the directors loan committee the portion of any credit that needs a specific reserve allocation or should be charged off. Other factors considered by the loan committee in evaluating the adequacy of the allowance include overall loan volume, historical net loan loss experience, the level and composition of non-accrual and past due loans, local economic conditions, and value of any collateral.

          The allowance is not a precise amount, but is derived based upon the above factors and represents management's best estimate of the amount necessary to adequately cover probable losses from current credit exposures. The provision for loan losses is a charge against current earnings and is determined by management as the amount needed to maintain an adequate allowance.

          The overall credit quality of the loan portfolio continues to be high as evidenced by Riherd's relatively low level of non-performing loans and net recoveries in recent years. Management relied on its recent history of low loan losses and its assessment of the financial condition of specific borrowers facing financial difficulties in deciding to maintain the allowance for loan losses at approximately $300,000 as of December 31, 1995.

     The following table summarizes the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993, and for the quarters ended March 31, 1996 and 1995:





                                                      ALLOWANCE FOR LOAN LOSSES

                                               March 31,                          December 31,
                                         -------------------
                                                                      -----------------------------------
                                        1996          1995            1995           1994           1993
                                        ----          ----            ----           ----           ----
                                                     (all amounts in thousands)
Balance at beginning of period         $  300         $  298         $  298         $  278         $  278
                                       ------         ------         ------         ------         ------
Charge-offs:
  Commercial, fin. and agricultural         0              0              2              0             26
  Real estate - nonfarm, nonresidential     0              0              0              0              0
  Real estate - residential                 0              0              0              0              0
  Installment loans                         0              1              9             13              9
                                       ------         ------         ------         ------         ------

       Total charge-offs                    0              1             11             13             35

Recoveries:
  Commercial, financial and agricultural    0              0              4             25             25
  Real estate - construction                0              0              0              0              0
  Real estate - nonfarm, nonresidential     0              0              0              0              0
  Real estate - residential                 0              0              0              0              0
  Installment loans to individuals          1              1              9              8             10
                                       ------         ------         ------         ------         ------


      Total recoveries                      1              1             13             33             35

            Net charge-offs (Recoveries)   (1)             0             (2)           (20)             0

Provision charged to operations             0              0              0              0              0
                                      _______        _______        _______        _______        _______
Balance at end of period              $   301        $   298        $   300        $   298        $   278
                                       ------         ------          -----         ------         ------

Average Total Loans                   $20,304        $15,184        $16,941        $12,562        $12,247
                                       ------         ------         ------         ------         ------

Loan Loss Allowance as a
  Percentage of Total Loans             1.39%          1.94%          1.52%          2.03%          2.39%
                                       ------         ------         ------         ------         ------

Ratio of net charge-offs during
  period to average loans outstanding
  during period                          .00%           .00%         (.01%)         (.16%)           .00%
                                       ------         ------         ------         ------         ------
                                       ------         ------         ------         ------         ------




     In 1995, less than .06% of the entire loan portfolio was charged off, an amount which was more than off-set by amounts recovered on previously charged-off loans. During 1995, Riherd charged- off $2,000 in commercial loans and $9,000 in installment loans but recovered $4,000 in commercial loans and $9,000 in installment loans for a net recovery of $2,000. In 1994, recoveries also exceeded charge-offs. As a result, Riherd's allowance for loan losses increased to $300,000 in 1995 which was approximately 1.5% of total loans ($19.7 million). Since 1994, Riherd has maintained the allowance for loan losses at approximately 1.5% of outstanding loans.

FINANCIAL CONDITION

          Riherd's goal is to maintain a high quality and liquid balance sheet. Riherd seeks to achieve this objective through increases in collateralized loans, a strong portfolio of real estate loans and a stable portfolio of investment securities of high quality.

          INVESTMENT SECURITIES. In 1995, investment securities averaged $21.76 million or 53% of total earning assets. Riherd's management strategy for its investment account is to maintain a very high quality portfolio with generally short-term maturities. To maximize after-tax income, investments in municipal securities are utilized but with somewhat longer maturities. The investment portfolio decreased 5% from $21.994 million in 1994 to $20.927 million at December 31, 1995. The decrease was largely due to growth in the loan portfolio. The following table sets forth information regarding the investment portfolio at December 31, 1995.



                                    REMAINING MATURITY AND AVERAGE YIELD OF INVESTMENT SECURITIES

                                                         (December 31, 1995)

                                                      ($ amounts in thousands)

                          One Year or Less   One to Five Years   Five to Ten Years      Over Ten Years        Tax Equiv.
                          ----------------   -----------------   -----------------     -----------------  -----------------
                          Book      Yield      Book      Yield      Book      Yield     Book     Yield     Total     Yield
                          ----      -----      ----      -----      ----      -----     ----     -----     -----     -----
U.S. Treasury
 Securities                 $0         0%    $7,087       6.0%        $0          0       $0         0    $7,087      6.0%

Securities of
 other U.S.
 Governmental
 agencies and
 corporations            1,766       7.2%     1,997       5.4%         0         0%        0        0%     3,763      6.2%

Mortgage-Backed Sec.       158       3.5%     4,566       6.0%     2,078       6.7%     1,715      7.0%     8,517      6.3%

Obligations of
 states and
 political
 subdivisions              149       7.2%         0         0%       743       8.7%       612      8.1%     1,504      8.3%

Other securities*            0         0%         0         0%         0         0%        57        0%        57        0%

                       -------    -------   -------    -------   -------    -------   --------   -------   -------   -------
 Total                 $ 2,073       6.9%   $13,650       5.9%    $2,821       7.2%     $2,384      7.1%   $20,928      6.3%
                       -------    -------   -------    -------   -------    -------   --------   -------   -------   -------
                       -------    -------   -------    -------   -------    -------   --------   -------   -------   -------


* Common stock of Independent Bankers Bank of Florida, currently paying no dividend.

     Note: Yields on tax exempt bonds have been computed on a equivalent basis. Maturities of mortgage-backed securities reflect amortization of principal of underlying mortgage loans.

          LOANS. Loans averaged $16.9 million in 1995, an increase of 35% from the prior year. The increase in the loan portfolio reflects an expanded customer base, favorable economic conditions and increased business development. See "Asset Quality and Credit Risk -- Loans," above.

          INTEREST-BEARING LIABILITIES. Total interest-bearing liabilities averaged $34.4 million in 1995, up from $30.5 million in 1994. Average money market and NOW deposits increased $.174 million or 1.3% to $13.4 million. The increase in time deposits of $3.672 million or 26% was attributable to the expanded market area and new and attractively priced deposit products.


          Total deposits at March 31, 1996 were $44.5 million, up 12% or $4.9 million from March 31, 1995. The increase resulted from a $1.4 million increase in money market savings and NOW deposits, a $3.2 million increase in time deposits, and a $0.3 million increase in non-interest bearing demand deposits. The increase in interest-bearing deposits was due to attractive and competitively priced deposit products and an expanded market base.



          The following table sets forth information regarding Riherd's average deposits for the last three years.


                                              AVERAGE DEPOSITS

                               1995                1994                1993
                        ----------------------------------------------------------
                        Average              Average              Average
                        Balance     Rate     Balance     Rate     Balance     Rate
                        -------     ----     -------     ----     -------     ----
                                         ($ amounts in thousands)
Demand deposits-
 non-interest bearing    $6,907       -%      $6,106       -%      $5,420        -%
Savings accounts          2,403     2.5%       2,391     2.2%       2,310      2.2%
Money market and
  NOW accounts           13,396     2.9%      13,222     2.5%      12,961      2.4%
Time deposits            18,591     5.1%      14,919     3.9%      14,643      3.9%
                         ------               ------               ------
Total deposits          $41,297     3.4%     $36,638     2.6%     $35,334      2.6%
                         ------               ------               ------
                         ------               ------               ------

     The following table summarizes the maturity of time deposits over $100,000.

               SUMMARY OF TIME DEPOSITS OVER $100,000 BY MATURITY

                                December 31, 1995


                             (amounts in thousands)

               Three months or less        $582
               Three to Six months          815
               Six to Twelve months         495
               Over Twelve months         2,251
                                          -----
                    Total                $4,143
                                          -----
                                          -----

LIQUIDITY AND RATE SENSITIVITY

          The principal functions of asset and liability management are to provide for adequate liquidity, to manage interest rate exposure by maintaining a prudent relationship between rate sensitive assets and liabilities and to manage the size and composition of the balance sheet so as to maximize net interest income.

          Liquidity is the ability to provide funds at minimal cost to meet fluctuating deposit withdrawals or loan demand. These demands are met by maturing assets and the capacity to raise funds from internal and external sources. Riherd primarily utilizes cash and federal funds sold to meet its daily liquidity needs. Although not utilized in managing daily liquidity needs, the sale of investment securities provides a secondary source of liquidity.

          Fluctuating interest rates, increased competition and changes in the regulatory environment continue to significantly affect the importance of interest-rate sensitivity management. Rate sensitivity arises when interest rates on assets change in a different period of time or a different proportion than interest rates on liabilities. The primary objective of interest-rate sensitivity management is to prudently structure the balance sheet so that movements of interest rates on assets and liabilities are highly correlated and produce a reasonable net interest margin even in periods of volatile interest rates.

          Regular monitoring of assets and liabilities that are rate sensitive within 30 days, 90 days, 180 days and one year is an integral part of Riherd's rate-sensitivity management process. It is Riherd's policy to maintain a reasonable balance of rate-sensitive assets and liabilities on a cumulative one year basis, thus minimizing the exposure of net interest income to changes in interest rates. Riherd's sensitivity position at December 31, 1995 was such that net interest income would decline modestly if there were a decline in short-term interest rates.

          Riherd monitors the interest rate risk sensitivity with traditional gap measurements. The gap table has certain limitations in its ability to accurately portray interest sensitivity; however, it does provide a static reading of Riherd's interest rate risk exposure.

          Riherd's gap table at December 31, 1995 is shown on the following table. This table shows the repricing structure of Riherd's balance sheet with each maturity interval referring to the earliest repricing opportunity (i.e., the earlier of scheduled contractual maturities or next reset date) for each asset and liability. As of that date, Riherd remained asset sensitive (interest sensitive assets subject to repricing exceeded interest sensitive liabilities subject to repricing) on a 365-day basis to the extent of $5.1 million. This positive gap at December 31, 1995 was 10.6% of total assets. Riherd's targeted gap position is in the range of negative 15 percent to positive 15 percent. Riherd measures its gap position as a percentage of its total assets.



                                                     INTEREST SENSITIVITY TABLE
                                                       AS OF DECEMBER 31, 1995
                                                           (in thousands)




                                                                                                   Over One
                                                                                        Total      Year and
                                    0-30        30-90       90-180      180-365        Interest  Non-interest
                                    Days         Days         Days         Days       Sensitive    Sensitive      Total
                               ---------    ---------    ---------    ---------       ---------  ------------     -----

Interest Earning Assets:

     Loans                         $9,567       $2,582       $1,441       $2,675      $16,265       $3,462      $19,727

     Securities                     5,110        1,187        3,330        6,232       15,859        5,068       20,927

     Federal funds sold             2,779            0            0            0        2,779            0        2,779
                                    -----       -------       ------      ------       ------      -------       ------
                                   17,456        3,769        4,771        8,907       34,903        8,530       43,433

Interest Bearing Liabilities:

     Deposits                      16,680        4,752        4,800        3,562       29,794       13,387       43,181

Gap                                $  776      $  (983)      $  (29)     $ 5,345      $ 5,109     $ (4,857)     $   252
                                    -----       -------       ------      ------       ------       -------      ------
                                    -----       -------       ------      ------       ------       -------      ------

Cumulative Gap                     $  776      $  (207)      $ (236)     $ 5,109      $ 5,109     $    252      $   252
                                    -----       -------       ------      ------       ------      -------       ------
                                    -----       -------       ------      ------       ------      -------       ------
Cumulative Gap as % of
     Total Assets                    1.6%         (.4%)        (.5%)       10.6%        10.6%          .5%          .5%
                                    -----       -------       ------       -----        -----      -------       ------
                                    -----       -------       ------       -----        -----      -------       ------




     As of March 31, 1996, there was no material change in the interest sensitivity of Riherd's assets from the position reflected in the above table.



CAPITAL

     One of management's primary objectives is to maintain a strong capital position to merit the confidence of customers, bank regulators and stockholders. A strong capital position helps Riherd withstand unforeseen adverse developments and take advantage of attractive lending and investment opportunities when they arise.

During 1995, stockholders' equity increased by $.535 million, or 13%  over 1994.

     Under the Federal Reserve's rules pertaining to risk-based capital adequacy, Riherd's tier one capital was 21.1% and the total capital was 22.3% of risk-based assets at December 31, 1995. These risk-based capital ratios are well in excess of the minimum requirements of 4% for tier one and 8% for total risk-based capital ratios.

     Riherd's leverage ratio of 10.2% (tier one capital to total average assets, adjusted quarterly) at December 31, 1995, is also well in excess of the minimum 4% requirement. All of these capital ratios decreased during 1994.

     The following table sets forth Riherd's required and actual capital amounts and ratios for 1995, 1994 and 1993.


                                                     RIHERD BANK HOLDING COMPANY

                                                      ($ amounts in thousands)

                        December 31, 1995             December 31, 1994             December 31, 1993
                     Required        Actual        Required        Actual        Required        Actual
                     --------        ------        --------        ------        --------        ------

                  Amount  Ratio  Amount  Ratio  Amount   Ratio  Amount  Ratio  Amount Ratio  Amount  Ratio

 Tier 1 Capital
 (to Risk
 Weighted         $  894     4%  $4,714  21.1%  $  802     4%  $4,255 21.20%  $  680     4%  $4,738  27.9%
 Assets)
 Total Capital
 (to
 Risk Weighted     1,987     8%   4,993  22.3%   1,605     8%   4,506  22.5%   1,360     8%   4,951  29.1%
 Assets)
 Tier 1 Capital
 (to Average
 Total Assets)     1,844     4%   4,714  10.2%   1,702     4%   4,255  10.0%   1,629     4%   4,738  11.6%


                               REGULATORY MATTERS

GENERAL


     As a bank holding company, CNB is subject to regulation and supervision by the Federal Reserve Board under the BHC Act. CNB Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency (the "OCC"), because it is a national bank, and the FDIC. Supervisory safety and soundness examinations of CNB and CNB Bank were most recently conducted by the Federal Reserve on March 31, 1995, and by the OCC on April 8, 1996. Neither examination revealed any material adverse conditions as of the date of such examination.


     CNB does not perform any nonbanking activities.

     Under Federal Reserve Board policy, CNB is expected to act as a source of financial strength to CNB Bank and to commit resources to support CNB Bank in circumstances where CNB might not do so absent such policy. In addition, any capital loans by CNB to any of its subsidiary banks would also be subordinate in right of payment to deposits and to certain other obligations of such subsidiary bank, including any liabilities of such bank to the FDIC under the "cross-guarantee" provisions described below.

     As a result of the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(i) the default of a commonly controlled FDIC-insured depository institution or
(ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

     Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), after December 31, 1994, the FDIC may not take any action that would have the effect of increasing the losses to a deposit insurance fund by protecting depositors for more than the insured portion of deposits (generally, $100,000) or creditors other than depositors. The FDIC is also authorized by FDICIA to settle all uninsured and unsecured claims in the insolvency of an insured bank by making a final settlement payment after the declaration of insolvency. Such a payment would constitute full payment and disposition of the FDIC's obligations to claimants. The rate of such final settlement payments is to be a percentage rate determined by the FDIC reflecting an average of the FDIC's receivership recovery experience.

     As a result of the provisions of law described above, in the event of the insolvency of a subsidiary bank, the FDIC could limit or prohibit dividends payable to CNB by such subsidiary and any debt securities could be treated differently from, and holders of any debt securities could receive significantly less than holders of, deposit obligations of such a subsidiary.

FEDERAL DEPOSITOR PREFERENCE LEGISLATION

     On August 10, 1993, the Federal Deposit Insurance Act was amended to provide that in the event of the liquidation or other resolution of an insured depository institution occurring on or after such date, the claims of depositors of such institution (including claims by the FDIC as subrogee of insured depositors) are entitled to priority in payment over the claims of any other senior or general creditors of the institution, including any obligations to shareholders of such depository institution in their capacity as such.

DIVIDENDS


     The principal source of funds for CNB is dividends paid to it by CNB Bank. The National Bank Act limits the amount of dividends CNB Bank can pay to CNB. The approval of the OCC is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net income, as defined by the OCC, for that year to date combined with its retained net income for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its undivided profits then on hand. Under these provisions, CNB Bank could have declared, as of March 31, 1996, aggregate dividends of approximately $1,800,000. The payment of dividends by subsidiary banks is affected by various factors, such as the maintenance of adequate capital for such national banks as described more fully below. The Federal Reserve Board, the OCC and the FDIC have indicated that as a general matter dividends should be paid by banks only to the extent of earnings from continuing operations.


CAPITAL

     The Federal Reserve Board's risk-based capital guidelines for state member banks and bank holding companies were fully phased in at the end of 1992. Under those guidelines, the minimum ratio of total capital to risk-weighted assets is 8%. At least half of the total capital is to be comprised of common equity, retained earnings and qualifying perpetual preferred stock, after subtracting goodwill and other intangibles (with certain limited exceptions), as described below ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of perpetual debt, mandatorily convertible debt securities, a limited amount of subordinated debt, term preferred stock and a limited amount of loan loss reserves. CNB Bank is subject to similar capital requirements adopted by the OCC. In addition, the Federal Reserve Board requires a minimum leverage ratio (Tier 1 capital to total average assets, excluding goodwill and other ineligible intangibles) of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. The rule indicates that the minimum leverage ratio should be at least 1-2% higher for bank holding companies that do not have the highest rating or that are undertaking major expansion programs. The OCC has adopted substantially identical minimum leverage ratio requirements. At March 31, 1996, CNB had a Tier 1 risk-based capital ratio of 13.7% and a total risk-based capital ratio of 14.9%. At that date, CNB had a Tier 1 leverage ratio of 7.9%.


     Under the Federal Reserve Board's guidelines, the only types of intangible assets that may be included in (i.e., not deducted from) a bank holding company's capital are readily marketable purchased mortgage servicing rights ("PMSRs") and purchased credit card relationships ("PCCRs"), provided that, in the aggregate, the total amount of PMSRs and PCCRs included in capital does not exceed 50% of Tier 1 capital. PCCRs are subject to a separate sublimit of 25% of Tier 1 capital. The amount of PMSRs and PCCRs that a bank holding company may include in its capital is limited to the lesser of (i) 90% of such assets' fair market value (as determined under the guidelines) or (ii) 100% of such assets' book value, each determined quarterly. Identifiable intangible assets (i.e., intangible assets other than goodwill) other than PMSRs and PCCRs, including core deposit intangibles, acquired on or before February 19, 1992 (the date the Federal Reserve Board issued its original proposal for public comment) generally will not be deducted from capital for supervisory purposes, although they will continue to be deducted for purposes of evaluating applications filed by bank holding companies.

     On September 14, 1993, the Federal Reserve Board, the FDIC and the OCC issued a joint notice of proposed rulemaking, soliciting comments on a proposal to revise their risk-based capital standards to take account of interest rate risk. The adopted proposal requires examiners to take the interest rate risk into consideration when considering the adequacy of risk-based capital. Consideration of the interest rate risk by the examiner involves the discretion of the examiner and is necessarily subjective.

FDICIA

     The Federal Deposit Insurance Corporation Improvement Act of 1991, enacted in December 1991 ("FDICIA"), specifies, among other things, the following capital standard categories for depository institutions: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions depending on the category in which an institution is classified. Each of the federal banking agencies has issued final uniform regulations that became effective December 19, 1992, which, among other things, define the capital levels described above. Under the final regulations, a bank is considered "well capitalized" if it
(i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 risk-based capital ratio of 6% or greater, (iii) has a leverage ratio of 5% or greater and (iv) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure. An "adequately capitalized" bank is defined as one that has (i) a total risk-based capital ratio of 8% or greater, (ii) a Tier 1 risk-based capital ratio of 4% or greater and (iii) a leverage ratio of 4% or greater (or 3% or greater in the case of a bank with a composite CAMEL rating of 1).

     A bank is considered (A) "undercapitalized" if it has (i) a total risk-based capital ratio of less than 8%, (ii) a Tier 1 risk-based capital ratio of less than 4% or (iii) a leverage ratio of less than 4% (or 3% in the case of a bank with a composite CAMEL rating of 1); (B) "significantly undercapitalized" if the bank has (i) a total risk-based capital ratio of less than 6%, (ii) a Tier 1 risk-based capital ratio of less than 3% or (iii) a leverage ratio of less than 3%; and (C) "critically undercapitalized" if the bank has a ratio of tangible equity to total assets equal to or less than 2%. The applicable federal regulatory agency for a bank that is "well capitalized" may reclassify it as "adequately capitalized," or subject an "adequately capitalized" or "undercapitalized" institution to the supervisory actions applicable to the next lower capital category, if it determines that the bank is in an unsafe or unsound condition or deems the bank to be engaged in an unsafe or unsound practice and not to have corrected the deficiency. As of December 31, 1995, CNB Bank met the definition of a "well capitalized" institution.

     "Undercapitalized" depository institutions, among other things, are subject to growth limitations, are prohibited, with certain exceptions, from making capital distributions, are limited in their ability to obtain funding from a Federal Reserve Bank and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan and provide appropriate assurances of performance. If a depository institution fails to submit an acceptable plan, including if the holding company refuses or is unable to make the guarantee described in the previous sentence, it is treated as if it is "significantly undercapitalized." Failure to submit or implement an acceptable capital plan also is grounds for the appointment of a conservator or a receiver. "Significantly undercapitalized" depository institutions may be subject to a number of additional requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions, among other things, are prohibited from making any payments of principal and interest on subordinated debt, and are subject to the appointment of a receiver or conservator.

     Under FDICIA, the FDIC is permitted to provide financial assistance to an insured bank before appointment of a conservator or receiver only if (i) such assistance would be the least costly method of meeting the FDIC's insurance obligations, (ii) grounds for appointment of a conservator or a receiver exist or are likely to exist, (iii) it is unlikely that the bank can meet all capital standards without assistance and (iv) the bank's management has been competent, has complied with applicable laws, regulations, rules and supervisory directives and has not engaged in any insider dealing, speculative practice or other abusive activity.

     FDICIA also contains a variety of other provisions that may affect the operations of CNB including reporting requirements, regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days prior notice to customers and regulatory authorities before closing any branch. FDICIA also contains a prohibition on the acceptance or renewal of brokered deposits by depository institutions that are not "well capitalized" or are "adequately capitalized" and have not received a waiver from the FDIC.

     FDICIA provides the federal banking agencies with significantly expanded powers to take enforcement action against institutions which fail to comply with capital or other standards. Such action may include the termination of deposit insurance by the FDIC or the appointment of a receiver or conservator for the institution.

     The foregoing necessarily is a general description of certain provisions of FDICIA and does not purport to be complete. The provisions of FDICIA are implemented through regulations issued by the various federal banking agencies. Although certain of those regulations were adopted in final form in 1994, others remain in proposed form. Accordingly, the effect of FDICIA on CNB is not yet fully ascertainable.

INTERSTATE BANKING LEGISLATION

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 was enacted into law on September 29, 1994. The law provides that, among other things, substantially all state law barriers to the acquisition of banks by out-of-state bank holding companies have been eliminated effective as of September 29, 1995. The law will also permit interstate branching by banks effective as of June 1, 1997, subject to the ability of states to opt-out completely or to set an earlier effective date. CNB anticipates that the effect of the new law will be to increase competition within the markets in which it now operates, although CNB cannot predict the extent to which competition will increase in such markets or the timing of such increase.

ANTICOMPETITIVE EFFECTS OF THE MERGER

     It is possible that the OCC or the United States Department of Justice may request that CNB or Riherd divest certain operations in order to alleviate what such agency believes would otherwise be an adverse competitive effect. Although CNB and Riherd regard a request for divestiture as unlikely, neither can predict whether such divestitures will be required, or if required, what the aggregate amount of any such divestitures may be. The application to the OCC has not proposed any such divestiture.


     Supervisory safety and soundness examinations of F&D Bank were most recently conducted by the FDIC using financial information as of March 31, 1994, and by the Florida Department of Banking as of June 14, 1995. Neither examination revealed any material adverse conditions as of the date of such examination. Regulatory compliance and Community Reinvestment Act examinations of F&D Bank were conducted by the FDIC as of March 21, 1996, with satisfactory results. The financial condition of Riherd was last inspected by the Federal Reserve as of February 26, 1992, with no findings of any material adverse conditions.

                                     EXPERTS


     The consolidated financial statements of CNB incorporated into this Proxy Statement-Prospectus by reference from CNB's Annual Report on Form 10-KSB for the year ended December 31, 1995 have been audited by Osburn, Henning and Company, independent certified public accountants, as stated in their report which is incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The consolidated financial statements of Riherd as of December 31, 1995 and 1994, and for each of the years then ended, have been included herein in reliance on the report of Rex Meighen & Company, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL OPINION

     The validity of the shares of CNB Common Stock to be issued to the shareholders of Riherd pursuant to the Merger will be passed upon by Mahoney Adams & Criser, P.A. (Jacksonville, Florida), counsel for CNB.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Articles of Incorporation, as amended, and the Bylaws of CNB, Inc. require the indemnification of directors and officers to the fullest extent permitted by law.

     Subsection (1) of Section 607.0850 of the Florida Business Corporation Act empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (2) of Section 607.0850 empowers a corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including appeals, provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification should be made for any claim, issue or matter as to which such person is adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

     Subsection (3) provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or (2) of Section 607.0850 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

     Subsection (4) provides that any indemnification under subsection (1) or
(2) of Section 607.0850, unless determined by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection
(1) or (2) of Section 607.0850. Such determination shall be made:

          (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

          (b) if such a quorum is not obtainable, or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

          (c)  by independent legal counsel:

               (1) selected by the board of directors as prescribed in paragraph (a) or the committee selected as prescribed in paragraph
          (b); or

               (2)  if no quorum of directors can be obtained under paragraph
          (a) or no committee can be designated under paragraph (b), by a majority vote of the full board of directors (in which directors who are parties may participate); or

          (d) by the shareholders by a majority vote of a quorum of shareholders who were not parties to such proceedings or, if no quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

     Under subsection (6), expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850.

     Subsection (7) states that indemnification and advancement of expenses provided under Section 607.0850 are not exclusive and empowers the corporation to make any other or further indemnification or advancement of expenses under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for actions in an official capacity and in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions or omissions to act of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability under Section 607.0834 (relating to unlawful distributions) applies, or (d) engaged in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

     Subsection (9) permits any director or officer who is or was a party to a proceeding to apply for indemnification or advancement of expenses, or both, to any court of competent jurisdiction and lists the determinations the court should make before ordering indemnification or advancement of expenses.

     Subsection (12) permits a corporation to purchase and maintain insurance for a director or officer against any liability incurred in his official capacity or arising out of his status as such regardless of the corporation's power to indemnify him against such liability under Section 607.0850.

     As allowed by Section 607.0850(12), CNB, Inc. maintains liability insurance covering directors and officers.

ITEM 21.  EXHIBITS.

     The exhibits listed on the Exhibit Index on page II-5 of this Registration Statement have been previously filed, are filed herewith, will be filed by amendment, or are incorporated herein by reference to other filings.


ITEM 22.  UNDERTAKINGS.


                                     -II-2-

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jacksonville, Florida, on the 24th day of June, 1996.

                                        CNB, INC. (Registrant)



                                        By:    /s/  K.C. Trowell
                                             -----------------------------------
                                             K. C. Trowell, Chairman and
                                             Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:



Signature                                         Title                         Date
- ---------                                         -----                         ----


 * /s/ C. Lavoye Boggus                           Director                      June 24, 1996
- ------------------------------
C. Lavoye Boggus



 * /s/ Seymour Chotiner                           Director                      June 24, 1996
- ------------------------------
Seymour Chotiner



 * /s/ Marvin H. Pritchett                        Director                      June 24, 1996
- ------------------------------
Marvin H. Pritchett



 * /s/ William J. Stricher                        Director                      June 24, 1996
- ------------------------------
William J. Stricher



 * /s/ T. Allison Scott                           Director                      June 24, 1996
- ------------------------------
T. Allison Scott



 * /s/ K.C. Trowell                               President and                 June 24, 1996
- ------------------------------                    Chief Executive
K.C. Trowell                                      Officer & Chief
                                                  Financial Officer
                                                  Director


 * Martha Williams                                Principal                     June 24, 1996
- ------------------------------                    Accounting Officer
Martha Williams                                   & Cashier

                                  EXHIBIT INDEX
                                                     PAGINATION/
EXHIBIT   EXHIBIT                                    NUMBERING
NUMBER    DESIGNATION                                       SYSTEM
- ------    -----------                                       -----------------

(2)       Agreement and Plan of Merger dated         Appendix A to Proxy
          February 26, 1996, by and among CNB,       Statement-Prospectus
          Inc., and Riherd Bank Holding Company.


(5)     **Opinion of Mahoney Adams & Criser, P.A.
          as to the legality of shares.


(8)       Opinion of Mahoney Adams & Criser, as
          to certain federal income tax matters.


(10)(a)   Voting Trust Agreement                     (incorporated by reference
                                                     to Exhibit 9.1 to CNB's
                                                     Registration Statement No.
                                                     33-71082 on Form S-4)

(10)(b)   Employment Agreement dated August 3,       (incorporated by reference
          1987, as amended by Employment Agreement   to Exhibit 10.4 to CNB's
          Amendment dated as of July 20, 1994.       Registration No. 33-71082
          on Form S-4)

(13)(a)  *Annual Report on Form 10-KSB for the
          year ended December 31, 1995


(13)(b) *Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996


(23)(a)   Consent of Osburn, Henning & Company
          (relating to financial statements of
          CNB, Inc.)


(23)(b) **Consent of Mahoney Adams & Criser, P.A., counsel to CNB, Inc. (included in Exhibit (5)).


(23)(c) Consent of Rex, Meighen & Co., (relating to financial statements of Riherd Bank
          Holding Company)

(23)(d) *Consent of Mercer Capital (Opinion included as Appendix B to Proxy Statement-Prospectus).


                                     -II-5-

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------

  *Previously filed.
 **To be filed by amendment.



                                     -II-6-